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TABLE OF CONTENTS
QWEST CORPORATION AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 6, 2004

Registration No. 333-115119

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Qwest Corporation
(Exact name of the registrant as specified in its charter)

4811	Colorado	87-0273800
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1801 California Street
Denver, Colorado 80202
(303) 992-1400
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Stephen E. Brilz
Vice President—Law
Qwest Communications International Inc.
1801 California Street
Denver, Colorado 80202
(303) 992-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Richard M. Russo
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5700

        Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, Dated                        , 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$1,500,000,000

Qwest Corporation

Exchange Offer for All Outstanding

8 7/8% Notes due 2012
(CUSIP Nos. 74913G AB1 and U749OR AA7)
for new
8 7/8% Notes due 2012
which have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,
on                        , 2005, unless extended.

The Exchange Notes:

  •
  The terms of the registered 8 7/8% notes to be issued in the exchange offer are substantially identical to the terms of the outstanding 8 7/8% notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

  •
  We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2005, unless extended.

  •
  Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

  •
  The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2004

TABLE OF CONTENTS

Where You Can Find More Information
Important Notice
Glossary of Terms
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Selected Historical Consolidated Financial and Other Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
The Exchange Offer
Description of Other Indebtedness
Description of the Exchange Notes
Book-Entry, Delivery And Form
Certain United States Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Index to Financial Statements

        We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

WHERE YOU CAN FIND MORE INFORMATION

        QC files annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. QC's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document QC files with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, our ultimate parent, QCII, also files reports and other information with the SEC and investors are encouraged to review these as well.

        QC will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of the filings of QC and any and all of the documents referred to herein, including the registration rights agreement and indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Corporate Secretary
Qwest Corporation
1801 California Street
Denver, Colorado 80202
(303) 992-1400

        In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

i

 IMPORTANT NOTICE

        We issued the outstanding notes in a private transaction in March 2002. The registration rights agreement we entered into with the initial purchasers of the outstanding notes in connection with their issuance provides that, under certain circumstances, holders of outstanding notes have rights to increased interest in addition to the stated interest rate of the outstanding notes ("Additional Interest") and to require us to file certain registration statements. We were previously unable to file any of these registration statements due to delays associated with the restatement of our financial statements for 2001 and 2000. However, we have now filed a registration statement on Form S-4 to register the issuance of the exchange notes in exchange for the outstanding notes. Upon the exchange of your outstanding notes for exchange notes, you will waive any right you may have to receive any Additional Interest accruing after the exchange of your outstanding notes for exchange notes or to have a shelf registration statement filed with respect to the notes. See "The Exchange Offer—Filing of Registration Statements."

 GLOSSARY OF TERMS

        Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus and the documents incorporated by reference herein, we have provided below definitions of some of these terms.

  •
  Access Lines.  Telephone lines reaching from the customer's premises to a connection with the public switched telephone network. When we refer to our access lines we mean all our consumer, wholesale and business access lines, including those used by us and our affiliates.

  •
  Asynchronous Transfer Mode (ATM).  A broadband, network transport service that provides a fast, efficient way to move large quantities of information.

  •
  Competitive Local Exchange Carriers (CLECs).  Telecommunications providers that compete with us in providing local voice services in our local service area.

  •
  Customer Premises Equipment (CPE).  Telecommunications equipment sold to a customer, usually in connection with our providing telecommunications services to that customer.

  •
  Dedicated Internet Access (DIA).  Internet access ranging from 128 kilobits per second to 2.4 gigabits per second.

  •
  Digital Subscriber Line (DSL).  A technology for providing high-speed data communications over telephone lines.

  •
  Frame Relay.  A switching technology that allows data to travel in individual packets of variable length.

  •
  Incumbent Local Exchange Carrier (ILEC).  A traditional telecommunications provider, such as Qwest, that, prior to the Telecommunications Act of 1996, had exclusive right and responsibility for providing local telecommunications services in its local service area.

  •
  Integrated Services Digital Network (ISDN).  A telecommunications standard that uses digital transmission technology to support voice, video and data communications applications over regular telephone lines.

  •
  Interexchange Carriers (IXCs).  Telecommunications providers that provide long-distance services to end users by handling calls that are made from a phone exchange in one LATA to an exchange in another LATA or between exchanges within a LATA.

  •
  InterLATA long-distance services.  Telecommunications services, including "800" services, that cross LATA boundaries.

  •
  Internet Dial Access.  Provides ISPs and business customers with a comprehensive, reliable and cost-effective dial-up network infrastructure.

  •
  Internet Protocol (IP).  A protocol for transferring information across the Internet in packets of data.

  •
  Internet Service Providers (ISPs).  Businesses that provide Internet access to retail customers.

  •
  IntraLATA long-distance services.  These services include calls that terminate outside a caller's local calling area but within their LATA and wide area telecommunications service or "800" services for customers with highly concentrated demand.

  •
  Local Access Transport Area (LATA).  A geographical area in which telecommunications providers may offer services. There are 163 LATAs in the United States and 27 in our local service area.

  •
  Local Calling Area.  A geographical area, usually smaller than a LATA, within which a customer can make telephone calls without incurring long-distance charges. Multiple local calling areas make up a LATA.

  •
  Private Lines.  Direct circuits or channels specifically dedicated to the use of an end-user organization for the purpose of directly connecting two or more sites.

  •
  Public Switched Telephone Network (PSTN).  The worldwide voice telephone network that is accessible to every person with a telephone and a dial tone.

  •
  Unbundled Network Elements (UNEs) Platform (UNE-P).  Discrete elements of our network that are sold or leased to competitive telecommunications providers.

  •
  Virtual Private Network (VPN).  A private network that operates securely within a public network (such as the Internet) by means of encrypting transmissions.

  •
  Voice over Internet Protocol (VoIP).  An application that provides real-time, two-way voice capability originating in the Internet protocol over a broadband connection.

  •
  Web Hosting.  The providing of space, power and bandwidth in data centers for hosting of customers' Internet equipment.

PROSPECTUS SUMMARY

        This prospectus summary contains basic information about us and this exchange offer, but does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements are forward-looking statements which involve risks and uncertainties. See "Forward-Looking Statements."

  As used in this prospectus, unless the context otherwise requires or indicates:

  •
  "notes" refers to the outstanding notes and the exchange notes offered in the exchange offer, collectively;

  •
  "QC" and "Qwest" refer to Qwest Corporation, a Colorado corporation, which is the issuer of the notes;

  •
  "QSC" refers to Qwest Services Corporation, a Colorado corporation, which is the direct parent of QC;

  •
  "QCII" refers to Qwest Communications International Inc., a Delaware corporation, which is the direct parent of QSC, and indirect parent of QC;

  •
  "QCF" refers to Qwest Capital Funding, Inc., a Colorado corporation, which is a wholly owned finance subsidiary of QCII; and

  •
  "QCC" refers to Qwest Communications Corporation, a Delaware corporation, which is another wholly owned subsidiary of QSC.

        When we refer to "we", "us" and "our" in this prospectus, we are referring to QC and its consolidated subsidiaries, unless the context indicates otherwise.

  Furthermore, as used in this prospectus, unless the context otherwise requires or indicates:

  •
  "audited consolidated financial statements" refer to our audited consolidated financial statements for the fiscal years ended December 31, 2003, 2002 and 2001, which are contained in this prospectus;

  •
  "unaudited consolidated financial statements" refer to our unaudited consolidated financial statements for the nine month periods ended September 30, 2004 and 2003, which are contained in this prospectus; and

  •
  "consolidated financial statements" refer generally to both our audited consolidated financial statements and our unaudited consolidated financial statements.

        All financial data provided in this prospectus is the financial information of QC and its consolidated subsidiaries, unless otherwise disclosed.

The Company

        We provide local telecommunications and related services, long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides certain long-distance services and data and Internet access services that we do not provide.

        We market and sell our products and services to consumer and business customers. In general, our business customers fall into the following categories:

  •
  small businesses;

  •
  national and global businesses;

  •
  governmental entities; and

  •
  public and private educational institutions.

        We also provide our products and services to other telecommunications providers on a wholesale basis. We seek to distinguish ourselves from our competitors through our recent and continuing customer service initiatives.

Recent Developments

  Settlement with the Securities and Exchange Commission

        On October 21, 2004, QCII entered into a settlement with the SEC, concluding a formal investigation concerning its accounting and disclosures, among other subjects, that began in April 2002. In connection with this settlement, the SEC filed a complaint against QCII in federal district court in Denver, Colorado. The complaint alleges violations of several provisions of the federal securities laws, including the anti-fraud provisions, relating principally to QCII's financial reporting and disclosures. QCII agreed, without admitting or denying the allegations of the complaint, to consent to the entry of a final judgment. The final judgment, which was entered by the court on November 4, 2004, among other things, enjoins QCII from future violations of certain provisions of the securities laws and requires QCII to pay a civil money penalty of $250 million in two installments of $125 million each (the first of which was paid on December 6, 2004 and the second must be paid by December 31, 2005), plus $1.00 as nominal disgorgement. The reserve discussed in Note 8—Subsequent Events to our unaudited condensed consolidated financial statements included in this prospectus includes the $250 million civil money penalty to be paid to the SEC pursuant to the settlement. The reserve is recorded at QCII. No portion of the QCII reserve has been reflected in either our interim unaudited condensed consolidated financial statements for the period ended September 30, 2004 or our annual audited consolidated financial statements for the period ended December 31, 2003, both of which are included in this prospectus. The payments for the settlement will be applied to the reserve when paid.

        The final judgment also requires QCII to maintain a Chief Compliance Officer with specified duties and to continue to cooperate with the SEC's ongoing investigation of individuals. At the time of the settlement, the SEC announced that the entire penalty amount would be distributed to investors pursuant to the Fair Fund provision of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). QCII anticipates that this distribution will occur under the supervision of the federal district court pursuant to a plan of distribution to be proposed by the SEC and approved by the court.

        Notes Offering.    On November 23, 2004, we issued $250 million aggregate principal amount of our 7.875% notes due September 1, 2011, bringing the total principal amount outstanding of such series to $825 million, of which $575 million in aggregate principal amount was issued in August 2004. The aggregate net proceeds from the offering of $264 million have been or will be used for general corporate purposes, including funding or refinancing our investments in telecommunication assets.

        Repayment of 7.20% Notes.    We repaid $181 million in aggregate principal amount of our 7.20% notes which matured on November 1, 2004.

Corporate Information

        We were incorporated in 1911 under the laws of the State of Colorado. We are wholly owned by QSC, which is wholly owned by QCII. Pursuant to a merger between QCII and U S WEST, Inc. (our pre-merger parent) on June 30, 2000 (the "Merger"), QCII acquired all the operations of U S WEST and its subsidiaries and we became an indirect wholly owned subsidiary of QCII.

        Our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, and our telephone number is (303) 992-1400.

Our Corporate Structure

        The following chart illustrates the corporate structure and debt capitalization of QCII and its consolidated subsidiaries as of September 30, 2004, pro forma as adjusted for the following:

  •
  the November 23, 2004 issuance by QC of $250 million in aggregate principal amount of its 7.875% notes due September 1, 2011; and

  •
  the repayment at maturity of $181 million in aggregate principal amount of QC's 7.20% Notes, which matured on November 1, 2004.

        This chart is provided for illustrative purposes only and does not represent all legal entities of QCII and its consolidated subsidiaries or all obligations of such entities. For more information on our outstanding indebtedness, see "Description of Other Indebtedness."

Total Consolidated Debt: $17.3 Billion (Pro forma)(1)

(1)
Total consolidated debt (pro forma) consists of the face value of total current and long-term borrowings of QCII and its consolidated subsidiaries, adjusted as set forth above, and further adjusted for an addition of $110 million for capital lease obligations and notes payable, net of discounts and premiums on certain of our debt.

(2)
Includes $1,845 million in aggregate principal amount of notes guaranteed by QSC. The QSC guarantees are secured by a junior lien on certain assets of QSC, including the stock of QC and all debt owed to QSC (the "QSC Collateral").

(3)
This $750 million revolving credit facility (the "2004 QSC Credit Facility") is secured by a first priority lien on the QSC Collateral. The credit facility is currently undrawn and is therefore not reflected in our total consolidated debt (pro forma). The amount of borrowings under the 2004 QSC Credit Facility is restricted under certain circumstances as further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

(4)
These notes are secured by a junior lien on the QSC Collateral.

(5)
All existing indebtedness for borrowed money of QC is unsecured and ranks pari passu with the notes.

Summary of the Exchange Offer

        The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." The term "outstanding notes" refers to our outstanding 8 7/8% notes due 2012 which were issued on March 12, 2002. The term "exchange notes" refers to our 8 7/8% notes due 2012 offered by this prospectus, which have been registered under the Securities Act. The term "indenture" refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our exchange notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for each $1,000 principal amount of the outstanding notes. As of the date of this prospectus, $1,500,000,000 aggregate principal amount of notes are outstanding. We issued the outstanding notes in a private transaction for resale pursuant to Rule 144A of the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes ("Additional Interest") provisions relating to the outstanding notes will not apply to the exchange notes.
In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless the exchange offer is extended, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date."
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, see "Exchange Offer—Conditions to the Exchange Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.
Procedures for Tendering Outstanding Notes
You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company's Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:
•
complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under "The Exchange Offer—The Exchange Agent;" or

•
arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company.
You may tender your outstanding notes for exchange notes in whole or in part in integral multiples of $1,000.
See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time on or prior to 5:00 p.m., New York City time, on the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights."
Acceptance of Outstanding Notes and Delivery of Exchange Notes
Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See "The Exchange Offer—Terms of the Exchange Offer; Expiration Date."

Registration Rights Agreement
The registration rights agreement that we entered into with initial purchasers of the outstanding notes in connection with their issuance provided that, under certain circumstances, holders of outstanding notes have rights to Additional Interest and to require us to file certain registration statements. We were previously unable to file any of these registration statements due to delays associated with the restatement of our financial statements for 2001 and 2000. Upon the exchange of your outstanding notes for exchange notes, you will waive any right you may have to accrue Additional Interest after the exchange of your outstanding notes for exchange notes or to have a shelf registration statement filed with respect to the notes. See "The Exchange Offer—Filing of Registration Statements."
Resales of Exchange Notes
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
	•	you are not an "affiliate" of ours;
	•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and
•
if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.
If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
See "The Exchange Offer—Consequences of Exchanging Outstanding Notes."
Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.
See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."
Exchange Agent
The exchange agent for the exchange offer is J.P. Morgan Trust Company, National Association. For additional information, see "The Exchange Offer—Exchange Agent" and the accompanying letter of transmittal.
Certain Federal Income Tax Consequences
The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see "Certain United States Federal Income Tax Considerations."

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes are substantially the same as the outstanding notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Exchange Notes."

Issuer	Qwest Corporation.
Securities Offered	$1,500,000,000 aggregate principal amount of 8 7/8% Notes due March 15, 2012.
Maturity Date	March 15, 2012.
Interest Payment Dates	March 15 and September 15.
Interest Rate	8 7/8% per year, payable semi-annually in arrears.
Ranking of Notes
The notes are unsubordinated, unsecured obligations of QC, ranking equally with all of its existing and future unsubordinated, unsecured indebtedness. Neither our direct parent corporation, QSC, nor our ultimate parent corporation, QCII, guaranteed the payment of principal, premium, if any, or interest on the notes.
Redemption	We may, at our option, redeem the notes in whole at any time or in part from time to time, at redemption prices determined as described under "Description of the Exchange Notes—Optional Redemption".
Certain Covenants
The notes are governed by an indenture, dated as of October 15, 1999, as supplemented by the officers' certificate establishing the terms of the notes, between us and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), as trustee. The indenture contains limitations on the incurrence of liens on our assets and on certain mergers or consolidations and transfers of assets. These covenants are subject to exceptions. See "Description of Exchange Notes—Certain Covenants."
Form and Denomination
The exchange notes will be initially issued only in the form of global notes. Except as otherwise provided under the indenture, holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the owners of the exchange notes under the indenture governing the notes.
Interests in the global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
Risk Factors	See "Risk Factors" for a discussion of certain risks you should carefully consider.

Summary Historical Consolidated Financial and Other Data

        The following table sets forth our summary historical consolidated statement of operations data for each of the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999, and for each of the nine month periods ended September 30, 2004 and 2003, our summary consolidated balance sheet data as of December 31, 2003, 2002 and 2001, and September 30, 2004, and certain other financial data for each of the fiscal years ended December 31, 2003, 2002 and 2001, and for each of the nine month periods ended September 30, 2004 and 2003. The summary historical consolidated statement of operations data and the other financial data for each of the fiscal years ended December 31, 2003, 2002 and 2001 and the summary consolidated balance sheet data as of December 31, 2003 and 2002 were derived from, and are qualified by reference to, our audited consolidated financial statements contained in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2001 and the summary historical consolidated financial data for the years ended December 31, 2000 and 1999 are derived from our unaudited consolidated financial statements, which are not included in this prospectus. The summary historical consolidated financial data as of and for each of the nine month periods ended September 30, 2004 and 2003 were derived from our unaudited condensed consolidated financial statements also included in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. Operating results for the nine month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

        This summary financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all of which are included in this prospectus.

	Nine Months Ended September 30,			Year ended December 31,
	2004	2003		2003		2002	2001	2000	1999
	(unaudited)							(unaudited)	(unaudited)
	(Dollars in millions)
Consolidated Statement of Operations Data:
Operating revenue	$7,741	$8,174		$10,811		$11,379	$12,004	$11,814	$11,245
Operating expenses	6,043	6,330		8,499		8,429	8,764	9,128	8,018

Operating income	1,698	1,844		2,312		2,950	3,240	2,686	3,227
Income from continuing operations before cumulative effect of change in accounting principle	778	876		1,083		1,502	1,768	1,286	1,756
Loss from discontinued operations, net of taxes of $34, $152, $159, $444, $227, $215 and $117	53	238		252		697	361	342	193
Net income(2)	725	857	(1)	1,050	(1)	805	1,407	903	1,563

	As of September 30,		As of December 31,
	2004		2003	2002	2001
	(unaudited)				(unaudited)
	(Dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$452		$921	$227	$131
Total assets	19,926		21,937	22,669	24,473
Total debt(3)	7,589		7,755	7,260	7,262
Total stockholder's equity	3,322	(4)	3,077	4,497	4,579
	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
	(Dollars in millions)
Other Financial Data:
Cash provided by operating activities	$2,343	$3,857	$4,824	$4,562	$4,148
Cash used for investing activities	(1,127)	(1,201)	(1,667)	(2,518)	(4,141)
Cash (used for) provided by financing activities	(1,685)	(1,474)	(2,458)	(1,954)	34
Capital expenditures	1,137	1,178	1,635	1,746	4,246
Cash dividends declared	2,664	1,394	2,306	805	1,407
	Nine Months Ended September 30,		Year ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges (unaudited)(5)	3.6x	4.0x	3.7x	4.8x	5.8x	4.7x	7.4x

(1)
Net income for 2003 and the nine months ended September 30, 2003 includes a one-time net benefit in the amount of $219 million from a change in accounting principle related to the adoption of SFAS No. 143. See Note 1—Basis of Presentation in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2004 included in this prospectus.

(2)
Amounts that follow in this footnote are on an after-tax basis.

•
Net income for the nine months ended September 30, 2004 includes impairment charges of $23 million and benefits of $27 million relating to favorable customer bankruptcy settlements and $20 million related to the impact of the Medicare Prescription Drug and Modernization Act of 2003 (the "Medicare Act").

•
2003 net income includes a charge of $35 million for restructuring activities and a $219 million credit for cumulative effect of a change in accounting principle.

•
2002 net income includes a net charge of $9 million for Merger-related, restructuring and other (credits).

•
2001 net income includes charges aggregating $182 million for restructuring and Merger-related, restructuring and other charges, a charge of $136 million for a depreciation adjustment on access lines returned to service, a charge of $19 million for asset impairments, and a gain of $31 million on the sale of rural exchanges.

(3)
Total debt consists of the face value of total current and long-term borrowings of QC and its consolidated subsidiaries, plus capital lease obligations and notes payable, net of discounts and premiums. Total debt does not include dividends payable.

(4)
Total stockholder's equity includes the impact of an equity infusion of $2.185 billion in the quarter ended June 30, 2004.

(5)
"Earnings" for the purpose of this ratio are unaudited and are computed by adding income before income taxes, discontinued operations, cumulative effect of changes in accounting principles and fixed charges (excluding capitalized interest). "Fixed charges" consist of interest (including capitalized interest) on indebtedness, the interest factor on rentals and unamortized premiums, discounts and capitalized expenses related to indebtedness.

RISK FACTORS

        The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should consider carefully the risk factors set forth below, together with all of the other information included in this prospectus.

Risks Relating to the Exchange

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

        There is no existing public market for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on a securities exchange or quotation system. The liquidity of any trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the notes or that, if you can sell your notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes" for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Relating to the Notes

QCII's high debt levels, the restrictive terms of its debt instruments and the substantial litigation pending against it pose risks to our viability and may make us more vulnerable to adverse economic and competitive conditions, as well as other adverse developments.

        Our ultimate parent, QCII, is highly leveraged on a consolidated basis. As of September 30, 2004, our consolidated debt was $7.6 billion, which is included in QCII's total consolidated debt of $17.2 billion as of such date. A considerable amount of our and QCII's debt obligations come due over the next few years. While we currently believe we, together with QCII, will have the financial resources to meet our obligations when they come due, we cannot anticipate what our or QCII's future condition will be. We may have unexpected costs and liabilities and we may have limited access to financing.

        In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of non-strategic assets) if cash provided by our and QCII's operations does not improve, if revenue and cash provided by operations continue to decline if economic conditions weaken, if competitive pressures increase, or if we or QCII become subject to significant judgments and/or settlements as further discussed in "Business—Legal Proceedings" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Also, we may be impacted by factors relating to or affecting QCII's liquidity and capital resources due to perception in the market, impacts on credit ratings, or provisions in our and QCII's financing agreements that may restrict our flexibility under certain conditions.

        The 2004 QSC Credit Facility has a cross payment default provision, and the 2004 QSC Credit Facility and certain other debt issues of QCII and its other subsidiaries have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. Any such event could adversely affect our ability to conduct business or access the capital markets and could adversely impact our credit ratings. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to the investigations and securities actions discussed in "Business—Legal Proceedings—Legal Proceedings Involving QCII—Investigations and Securities Actions" in this prospectus.

        QCII's high debt levels could adversely impact our credit ratings. Additionally, the degree to which we, together with QCII, are leveraged may have other important limiting consequences including the followings including the following:

  •
  placing us at a competitive disadvantage as compared with our less leveraged competitors, including some that have significantly reduced their debt through bankruptcy proceedings;

  •
  making us more vulnerable to the current or future downturns in general economic conditions or in any of our businesses;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  impairing our ability to obtain additional financing in the future for working capital, capital expenditures or general corporate purposes.

The cash needs of our affiliated companies consume a significant amount of the cash we generate.

        We have historically declared and paid regular dividends to our direct parent, QSC, based on the earnings of our wireline operations. In July 2004, we modified our dividend practice to balance our financial needs, cash position and credit profile with those of our parent. As a result, going forward, we may declare and pay dividends in excess of our earnings to the extent permitted by applicable law. In addition, our debt covenants, including the indenture under which the notes are to be issued, do not limit the amount of dividends we can pay to our parent.

The debt agreements of QCII and QC will allow each to incur significantly more debt, which, could exacerbate the other risks described herein.

        The terms of QCII's and our debt instruments permit both QCII and us to incur additional indebtedness. Such debt may be necessary to comply with regulatory obligations to maintain QCII's or our assets, to satisfy regulatory service obligations, to adequately respond to competition or for financial reasons alone. Incremental borrowings or borrowings at maturities that impose additional financial risks to our various efforts to improve our financial condition and results of operations could exacerbate the other risks described herein.

The notes will not contain restrictive covenants, and there is limited protection in the event of a change of control.

        The indenture governing the notes does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that will limit our or QCII's ability to pay dividends or make distributions on or redeem capital stock, reorganize our business and operations, give the holders of the notes the right to require us to repurchase the notes in the event of a decline in our or QCII's credit rating or the credit rating of our or QCII's debt securities or limit our ability to incur additional indebtedness or guarantee our affiliates' indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction.

If conditions or assumptions differ from the judgments, assumptions or estimates used in our critical accounting policies, the accuracy of our financial statements and related disclosures could be affected.

        The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America, or GAAP, requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Our critical accounting policies, which are described in this prospectus, describe the significant accounting policies and methods used in the preparation of our consolidated financial statements. These accounting policies are considered "critical" because they require judgments, assumptions and estimates that materially impact our consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in our critical accounting policies or different assumptions are used in the future, such events or assumptions could have a material impact on our consolidated financial statements and related disclosures.

Risks Affecting Our Business

We face pressure on profit margins as a result of increasing competition, including product substitution, which could adversely affect our operating results and financial performance.

        We compete in a rapidly evolving and highly competitive market, and we expect competition to intensify. We have faced greater competition in our core local business from cable companies, wireless providers (including our affiliates), facilities-based providers using their own networks as well as those leasing parts of our network (unbundled network elements) and resellers. Regulatory developments have generally increased competitive pressures on our business, such as the recent decision allowing for number portability from wireline to wireless phones.

        Due to these and other factors, we believe competitive telecommunications providers are no longer hindered by historical barriers to entry. As a result, we are seeking to distinguish ourselves from our competitors through a number of customer service initiatives. These initiatives include expanded product bundling, simplified billing, improved customer support and other ongoing measures. However, these initiatives are new and untested. We may not have sufficient resources to distinguish our service levels from those of our competitors, and we may not be successful in integrating our product offerings, especially products for which we act as a reseller. Even if we are successful, these initiatives may not be sufficient to offset our continuing loss of access lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information regarding trends affecting our access lines.

        We have also begun to experience and expect further increased competitive pressure from telecommunications providers either emerging from bankruptcy protection or reorganizing their capital structure to more effectively compete against us. As a result of these increased competitive pressures, we have been and may continue to be forced to respond with lower profit margin product offerings and pricing schemes in an effort to retain and attract customers. These pressures could adversely affect our operating results and financial performance.

We may be unable to significantly reduce the substantial capital requirements or operating expenses necessary to continue to operate our business, which may in turn affect our operating results.

        We anticipate that our capital requirements relating to maintaining and routinely upgrading our network will continue to be significant in the coming years. We may be unable to further significantly reduce our capital requirements or operating expenses, even if revenue is decreasing. We also may be unable to significantly reduce the operating expenses associated with our future contractual cash obligations, including future purchase commitments, which may in turn affect our operating results. Such nondiscretionary capital outlays and operating expenses may lessen our ability to compete with other providers who face less significant spending requirements. While we believe that our current level of capital expenditures will meet both our maintenance and our core growth requirements going forward, this may not be the case if circumstances underlying our expectations change.

Rapid changes in technology and markets could require substantial expenditure of financial and other resources in excess of contemplated levels, and any inability to respond to those changes could reduce our market share.

        The telecommunications industry is experiencing significant technological changes, and our ability to execute on our business plans and compete depends upon our ability to develop new products and accelerate the deployment of advanced new services, such as broadband data and video. The development and deployment of new products could require substantial expenditure of financial and other resources in excess of contemplated levels. If we are not able to develop new products to keep pace with technological advances, or if such products are not widely accepted by customers, our ability to compete could be adversely affected and our market share could decline. Any inability to keep up with changes in technology and markets could also adversely affect the trading price of our debt securities and our ability to service our debt.

If we are not able to stem the loss of our access lines or grow other areas of our business to compensate for these losses, our revenue will continue to decline.

        Our revenue decline over the past few years is largely attributable to our continued loss of access lines, which is a result of increased competition and technology substitution (such as wireless and cable substitution for wireline telephony). We are seeking to improve our competitive position through product bundling and other sales and marketing initiatives. However, we may not be successful in these efforts. If we are not successful and our revenue declines materially without corresponding cost reductions, this will cause a material deterioration to our results of operations and financial condition and adversely affect our ability to service debt and pay other obligations.

If we fail to extend or renegotiate our collective bargaining contracts with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed.

        We are a party to collective bargaining contracts with our labor unions, which represent a significant number of our employees. Although we believe that our relations with our employees are satisfactory, no assurance can be given that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise, or if our unionized workers engage in a strike or other work stoppage, we could incur higher ongoing labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business. In August 2003, we reached agreements with the Communications Workers of America ("CWA") and the International Brotherhood of Electrical Workers ("IBEW") on new two-year labor contracts. Each of these agreements was ratified by union members and expires on August 13, 2005.

Risks Relating to Legal and Regulatory Matters

Any adverse outcome of the investigation of QCII currently being conducted by the U.S. Attorney's Office or the assessment being undertaken by the General Services Administration could have a material adverse impact on us, on the trading price for our debt securities, and on our ability to access the capital markets.

        On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of QCII's business. QCII believes the U.S. Attorney's Office is investigating various matters that include the transactions related to the various adjustments and restatements described in QCII's annual report on Form 10-K/A for the year ended December 31, 2002 and transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with it. While QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation, QCII cannot predict the outcome of this investigation.

        Also, on June 17, 2004, in connection with an informal investigation, QCII received a letter from the SEC requesting certain information concerning the methodologies used to calculate its number of customers, subscribers and access lines. QCII believes that similar requests have been made to various other companies in the telecommunications sector. QCII is cooperating with the SEC in this matter. On July 23, 2004, QCII received from the Federal Communications Commission, or FCC, a letter stating that the request by the SEC raised concerns about the accuracy of certain information periodically submitted to the FCC by QCII. The FCC requested that QCII review information QCII submitted to the FCC for 2003 and affirm its accuracy or file appropriate revisions of these submissions. QCII believes that similar requests from the FCC have also been made to other telecommunications companies.

        Also, the General Services Administration, or GSA, is conducting a review of all contracts with QCII for purposes of determining present responsibility. On September 12, 2003, QCII was informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether QCII (including us and its other subsidiaries) should be considered for debarment. QCII is cooperating fully with the GSA and believes that it and we will remain suppliers of the Federal government; however, if it and we are not allowed to be suppliers to the Federal government, it and we would lose the ability to expand the services we could provide to a purchaser of telecommunications services that has historically represented between 2% and 3% of QCII's consolidated annual revenue.

        An adverse outcome with respect to the U.S. Attorney's Office investigation or the GSA evaluation could have a material and significant adverse impact upon QCII and us.

Major lawsuits have been brought against QCII involving its accounting practices and other matters. The outcomes of these lawsuits and other lawsuits affecting us may have a material adverse effect on our business, financial condition and operating results.

        Several lawsuits have been filed against QCII, as well as certain of QCII's past and present officers and directors. These lawsuits include putative class action lawsuits in which the plaintiffs allege numerous violations of securities laws. In one of these actions, lead counsel for the plaintiffs has indicated that plaintiffs will seek damages in the tens of billions of dollars. For a description of these legal actions, see "Business—Legal Proceedings."

        The investigations and securities actions described in "Business—Legal Proceedings" present material and significant risks to QCII. The size, scope and nature of the restatements of our and QCII's consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these investigations and actions, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. QCII can give no assurance as to the impacts on its financial results or financial condition that may ultimately result from all of these matters; however, QCII recently settled the investigation of it by the SEC, as described in "Prospectus Summary—Recent Developments." In December 2003, QCII recorded a charge in its financial statements amounting to $200 million in connection with these matters, and in June 2004, QCII recorded an additional charge of $300 million. The total reserve as of June 2004 included a reserve for the SEC investigation that was settled in October 2004. QCII recently recorded a further charge of $250 million, bringing the aggregate amount of the reserve to $750 million, which represents the payment to be made to the SEC (as discussed in more detail in "Prospectus Summary—Recent Developments") and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions. The ultimate outcomes of the remaining matters are still uncertain and there is a significant possibility that the amount of loss QCII may ultimately incur could be substantially more than the reserve QCII has provided.

        QCII continues to defend against the securities actions vigorously. However, QCII is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserves could have a significant impact, and QCII can give no assurance that it will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, QCII's ability to meet its debt service obligations and its financial condition could be materially and adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

        Further, given the size and nature of QCII's and our business, QCII and we are subject from time to time to various other lawsuits which, depending on their outcome, may have a material adverse effect on our financial position. Thus, we can give no assurances as to the impacts on our financial results or financial condition as a result of these matters.

Continued scrutiny of our financial disclosure could reduce investor confidence and cause the trading price for our debt securities to decline.

        As a result of QCII's accounting issues and the increased scrutiny of financial disclosure, investor confidence in QCII has suffered and could suffer further. As discussed earlier, the U.S. Attorney's Office is currently conducting an investigation of, without limitation, transactions related to the various adjustments and restatements described in QCII's annual report on Form 10-K/A for the year ended December 31, 2002 and transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with it. Although, as described above, QCII has entered into a settlement with the SEC concerning its investigation of QCII, the SEC continues to investigate the conduct of individuals.

        A criminal trial of four former QCII employees concluded in April 2004, resulting in the complete acquittals of two of these former employees and no complete resolution as to the charges against the other two former employees. Subsequent to the trial, one of these other individuals pleaded guilty to a felony charge and a second pleaded guilty to a misdemeanor charge. Additional civil and criminal trials could take place in the future. Evidence that is introduced at such trials may result in further scrutiny by governmental authorities and others.

        The existence of this heightened scrutiny and these pending investigations could adversely affect investor confidence and cause the trading price for our debt securities to decline.

We operate in a highly regulated industry, and are therefore exposed to restrictions on our manner of doing business and a variety of claims relating to such regulation.

        Our operations are subject to extensive federal regulation, including the Communications Act of 1934, as amended, and FCC regulations thereunder. We are also subject to the applicable laws and regulations of various states, including regulation by public utilities commissions ("PUCs") and other state agencies. Federal laws and FCC regulations generally apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities generally have jurisdiction over telecommunications that originate and terminate within the same state. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer intrastate services and must obtain prior regulatory approval of rates, terms and conditions for our intrastate services in most of these jurisdictions. Our businesses are subject to numerous, and often quite detailed, requirements under federal, state and local laws, rules and regulations. Accordingly, we cannot ensure that we are always in compliance with all these requirements at any single point in time. The agencies responsible for the enforcement of these laws, rules and regulations may initiate inquiries or actions based on their own perceptions of our conduct, or based on customer complaints.

        Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. All of our operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on our operations, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

        We monitor our compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Although we believe that we are in compliance with such regulations, any such discharge, disposal or emission might expose us to claims or actions that could have a material adverse effect on our business, financial condition and operating results.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements about our financial condition, results of operations and business.

        These statements include, among others:

  •
  statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenue, decreased expenses and avoided expenses and expenditures; and

  •
  statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        These statements may be made expressly in this prospectus or may be incorporated by reference to other documents we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

        These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described above under "Risk Factors" and below under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Further, the information contained in this document is a statement of our intention as of the date of this prospectus and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes.

        We received approximately $1.44 billion from the issuance of the outstanding notes. We used the net proceeds from the offering for general corporate purposes, including repayment of $608 million under a prior syndicated credit facility, short-term obligations and currently maturing long-term borrowings.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2004:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our issuance on November 23, 2004 of $250 million in aggregate principal amount of our 7.875% notes due September 1, 2011, the repayment at maturity of $181 million in aggregate principal amount of our 7.20% notes due November 1, 2004 and the exchange offer.

        The information in this table should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements and related notes included in this prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(unaudited) (Dollars in millions)
Cash and cash equivalents	452	$540

Debt and capital leases:
Term loans with rates ranging from 6.50% to 6.95%, including LIBOR* plus 4.75%, and maturities from 2007 to 2010	1,750	1,750
Notes due 2004 with a rate of 7.20%	181	—
Notes due 2011 issued on November 23, 2004	—	250
Other notes with various rates ranging from 5.625% to 9.125%, and maturities from 2005 to 2043	4,287	4,287
Outstanding 8 7/8% notes	1,500	—
Exchange 8 7/8% notes	—	1,500
Unamortized discount, net of premium	(158)	(139)
Capital leases and other	29	29

Total debt and capital leases	7,589	7,677
Total stockholder's equity	3,322	3,322

Total capitalization	$10,911	$10,999

*
London interbank offered rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our selected historical consolidated financial and other data as of and for each of the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999, and as of and for each of the nine month periods ended September 30, 2004 and 2003. The selected historical consolidated statement of operations data and other data for each of the fiscal years in the three year period ended December 31, 2003 are derived from, and are qualified by reference to, our audited consolidated financial statements included in this prospectus. The selected historical consolidated statement of operations data and other data for each of the fiscal years ended December 31, 2000 and 1999 are derived from our unaudited consolidated financial statements, which are not included in this prospectus. The selected historical consolidated balance sheet data as of December 31, 2003 and 2002 are derived from, and are qualified by reference to, our audited consolidated financial statements included in this prospectus. The selected historical consolidated balance sheet data as of December 31, 2001, 2000 and 1999 are derived from our unaudited consolidated financial statements, which are not included in this prospectus. The selected historical consolidated financial and other data as of and for each of the nine month periods ended September 30, 2004 and 2003 were derived from our unaudited condensed consolidated financial statements included in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. Operating results for the nine months ended September 30,

2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)					(unaudited)	(unaudited)
	(Dollars in millions)
Consolidated Statement of Operations Data:
Operating revenue	$7,741	$8,174	$10,811	$11,379	$12,004	$11,814	$11,245
Operating expenses	6,043	6,330	8,499	8,429	8,764	9,128	8,018

Operating income	1,698	1,844	2,312	2,950	3,240	2,686	3,227
Income from continuing operations before cumulative effect of change in accounting principle	778	876	1,083	1,502	1,768	1,286	1,756
Loss from discontinued operations, net of taxes of $34, $152, $159, $444, $227, $215 and $117	53	238	252	697	361	342	193
Net income(1)	725	857 (2)	1,050 (2)	805	1,407	903	1,563
Other Data:
Cash provided by operating activities	$2,343	$3,857	$4,824	$4,562	$4,148	$4,370	$4,427
Cash used for investing activities	(1,127)	(1,201)	(1,667)	(2,518)	(4,141)	(4,221)	(3,472)
Cash (used for) provided by financing activities	(1,685)	(1,474)	(2,458)	(1,954)	34	(93)	(980)
Net cash generated (utilized) by discontinued operations	—	(10)	(5)	6	(9)	(5)	18
Cash dividends declared	2,664	1,394	2,306	805	1,407	903	1,563
Capital expenditures	1,137	1,178	1,635	1,746	4,246	4,286	3,455
		As of December 31,
	As of September 30, 2004
		2003	2002	2001	2000	1999
	(unaudited)			(unaudited)	(unaudited)	(unaudited)
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$19,926	$21,937	$22,669	$24,473	$22,617	$20,039
Total debt(3)	7,589	7,755	7,260	7,262	7,160	6,196

(1)
Amounts that follow in this footnote are on an after-tax basis.

•
Net income for the nine months ended September 30, 2004 includes impairment charges of $23 million and benefits of $27 million relating to favorable customer bankruptcy settlements and $20 million relating to the impact of the Medicare Act (as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating Expense—Combined Pension and Post Retirement Benefits").

•
2003. 2003 net income includes a charge of $35 million for restructuring activities and a $219 million credit for cumulative effect of a change in accounting principle.

•
2002. 2002 net income includes a net charge of $9 million for Merger-related, restructuring and other (credits).

•
2001. 2001 net income includes charges aggregating $182 million for restructuring and Merger-related, restructuring and other charges, a charge of $136 million for a depreciation adjustment on access lines returned to service, a charge of $19 million for asset impairments, and a gain of $31 million on the sale of rural exchanges.

(2)
Net income for 2003 and the nine months ended September 30, 2003 includes a one-time net benefit in the amount of $219 million from a change in accounting principle related to the adoption of SFAS No. 143. See Note 1—Basis of Presentation in our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2004 included in this prospectus.

(3)
Total debt consists of the face value of total current and long-term borrowings of QC and its consolidated subsidiaries, plus capital lease obligations and notes payable, net of discounts and premiums. Total debt does not include dividends payable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements, including the related notes, and other financial information included in this prospectus. Certain statements set forth below under this caption constitute "forward-looking statements". See "Risk Factors" and "Forward-Looking Statements" in this prospectus for additional factors relating to such statements as well as for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Business Overview and Presentation

        We provide local telecommunications and related services, long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. We previously provided wireless services in our local service area through our wholly owned subsidiary Qwest Wireless. On April 30, 2004, our direct parent, QSC, made a capital contribution to us of $2.185 billion. We in turn made a capital contribution of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.185 billion in outstanding borrowings. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate and no longer have wireless operations. The results of Qwest Wireless are included in loss from discontinued operations in our consolidated statements of operations for all periods presented in this prospectus. See Note 7—Transfer of Qwest Wireless Operations to our audited consolidated financial statements for more information.

        Our operations are included in the consolidated operations of our ultimate parent, QCII, and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

  •
  InterLATA long-distance services;

  •
  Dedicated Internet access;

  •
  Virtual private network;

  •
  Internet dial access;

  •
  Web hosting; and

  •
  Professional services.

        For certain other products and services we provide and for a variety of internal communications functions we utilize QCII's fiber optic network to transport voice and data traffic. Also, through its fiber optic network QCII provides nationally some data and Internet access services, including private line, ATM and frame relay, which are similar to what we provide within our local service area.

        Our analysis presented below is organized in a way that provides the information required, while highlighting the information that we believe will be instructive for understanding the relevant trends going forward. Specific variances from overall trends are further explained in the relevant revenue and expense discussion and analysis that follows the trends discussion. We made certain reclassifications to prior balances to conform to the current presentation.

        Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker, or CODM, for us is the same as that for the consolidated group. The CODM makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see QCII's annual report on Form 10-K/A for the year ended December 31, 2003. Our business contributes to the segments reported by QCII, but the QCII CODM reviews our financial information only in connection with our SEC filings. See further discussion in Note 6—Contributions to QCII Segments and Revenue Information to our unaudited condensed consolidated financial statements in this prospectus.

Settlement with the Securities and Exchange Commission

        On October 21, 2004, QCII entered into a settlement with the SEC, concluding a formal investigation concerning its accounting and disclosures, among other subjects, that began in April 2002. In connection with this settlement, the SEC filed a complaint against QCII in federal district court in Denver, Colorado. The complaint alleges violations of several provisions of the federal securities laws, including the anti-fraud provisions, relating principally to QCII's financial reporting and disclosures. QCII agreed, without admitting or denying the allegations of the complaint, to consent to the entry of a final judgment. The final judgment, which was entered by the court on November 4, 2004, among other things, enjoins QCII from future violations of certain provisions of the securities laws and requires QCII to pay a civil money penalty of $250 million in two installments of $125 million each (the first of which was paid December 6, 2004 and the second must be paid by December 31, 2005), plus $1.00 as nominal disgorgement. The reserve discussed in Note 8—Subsequent Events to our unaudited condensed consolidated financial statements in this prospectus includes the $250 million civil money penalty to be paid to the SEC pursuant to the settlement. The reserve is recorded at QCII. No portion of the QCII reserve has been reflected in either our interim unaudited condensed consolidated financial statements for the period ended September 30, 2004 or our annual audited consolidated financial statements for the period ended December 31, 2003, both of which are included in this prospectus. The payments for the settlement will be applied to the reserve when paid.

        The final judgment also requires QCII to maintain a Chief Compliance Officer with specified duties and to continue to cooperate with the SEC's ongoing investigation of individuals. At the time of the settlement, the SEC announced that the entire penalty amount would be distributed to investors pursuant to the Fair Fund provision of the Sarbanes-Oxley Act. QCII anticipates that this distribution will occur under the supervision of the federal district court pursuant to a plan of distribution to be proposed by the SEC and approved by the court.

Business Trends

        Our results continue to be impacted by two primary factors influencing the telecommunications industry. First, technology substitution and competition are expected to continue to cause additional access line losses. We expect industry-wide competitive factors to continue to impact our results and we have developed new strategies for offering complementary services such as satellite television and DSL. Second, our results continue to be impacted by regulatory responses to the competitive landscape for both our local and long-distance services.

Revenue Trends

        Historically, at least 95% of our revenue came from our wireline services, including voice services and data and Internet services. However, on May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a result, substantially all of our reported revenue now comes from our wireline services.

        Access lines are expected to continue decreasing primarily because of technology substitution, including wireless and cable substitution for wireline telephony, and cable modem and DSL substitution for dial-up Internet access lines. For the past two years, we have also experienced a decrease in access lines due to our competitors' accelerated use of UNE-P and unbundled local loops to deliver voice services. However, recent changes in some of our competitors' publicly announced strategies should result in fewer losses of access lines due to UNE-P. Recent action by the Washington DC Circuit Court vacating the FCC UNE-P rules, in conjunction with our efforts to negotiate new contracts with CLECs and data access service providers may help mitigate this downward pressure on wireline margins. However, with the current status of rules in doubt, we cannot predict how much or when the mitigation may occur.

        We have also begun to experience and expect increased competitive pressure from technology substitution and telecommunications providers either emerging from bankruptcy protection or reorganizing their capital structure to more effectively compete against us. As a result, we have been and may continue to be forced to respond with less profitable product offerings and pricing plans in an effort to retain and attract customers. However, broadband services continue to be expanded geographically to allow more of our customers to convert from dial-up Internet connections to our DSL services.

Expense Trends

        Our expenses continue to be impacted by shifting demand due to increased competition and the expansion of our product offerings. Expenses associated with our new product offerings tend to be more variable in nature. While existing products tend to rely upon our embedded cost structure, the mix of products we expect to sell combined with regulatory and market-pricing stresses may continue to pressure operating margins.

        In order to improve operational efficiencies, and in response to continued declines in revenue, we have implemented restructuring plans in which we reduced the number of our employees and consolidated and subleased idle real estate properties. We are also constantly reviewing all aspects of the business to identify operational efficiencies and to reduce costs. We will continue to evaluate our staffing levels and cost structure as deemed necessary. The purpose of the costs saving measures is to facilitate our efforts, in the face of downward price pressures and increasing competition, to maintain or improve our cash flow, financial position and results of operations for the foreseeable future.    While we have realized savings due to reductions in salaries and wages resulting from our restructuring efforts and lower sales commission expense as a result of lower revenues and a revision to our sales compensation plan, we continue to experience offsetting increases in costs related to current employee health insurance costs. Costs of both our pension plan and our healthcare plans are expected to continue to rise in the short and long term due to lower expected returns on plan assets based on our evaluation of current and expected market conditions and anticipated continuing double digit annual percentage increases in the overall cost of healthcare and prescription drugs.

        Beginning in 2002, we reduced capital expenditures and expect to continue at a reduced level for the foreseeable future. Given the current business environment as discussed in "Business" in this prospectus, we believe that our current level of capital expenditures will sustain our business at existing levels and support our anticipated core growth requirements in areas such as in our DSL product.

Results of Operations

Overview

        We generate revenue from the provision of voice services, data and Internet services, other services and services to our affiliates. Certain prior periods revenue and expense amounts have been reclassified to conform to the current period presentation. Depending on the product or service purchased, a customer may pay an up-front fee, a monthly fee, a usage charge or a combination of these. The following is a description of the sources of our revenue:

  •
  Voice services.  Voice services revenue includes local voice services, IntraLATA long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, custom calling features, enhanced voice services, operator services, collocation services and CPE. Local voice services revenue also includes revenue from the provision of network transport, billing services and access to our local network on a wholesale basis. IntraLATA long-distance voice services revenue includes revenue from IntraLATA long-distance services within our local service area. Access services revenue includes fees charged to other long-distance providers to connect to our network.

  •
  Data and Internet services.  Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay, ISDN, and asynchronous transfer mode), Internet services (such as DSL and Internet dial access) and related CPE.

  •
  Other services.  Other services revenue is predominately derived from the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

  •
  Affiliate services.  Affiliate revenue is derived primarily from telecommunications services provided to our affiliated entities. We generally provide the same products and services to our affiliated entities as we do in the marketplace. These services include both retail and wholesale products and services.

Results of Operations for the Three Months and Nine Months Ended September 30, 2004 and 2003

        The following table summarizes our results of operations for the three months and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Operating revenue	$2,560	$2,711	$(151)	(6)%	$7,741	$8,174	$(433)	(5)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	618	690	(72)	(10)%	1,866	1,978	(112)	(6)%
Selling, general and administrative	667	756	(89)	(12)%	2,068	2,270	(202)	(9)%
Depreciation	583	603	(20)	(3)%	1,742	1,807	(65)	(4)%
Intangible assets amortization	87	87	—	nm	274	252	22	9%
Impairment, restructuring and other charges (credits)	18	—	18	nm	93	23	70	nm

Operating income	587	575	12	2%	1,698	1,844	(146)	(8)%
Other expense (income):
Interest expense—net	144	148	(4)	(3)%	439	424	15	4%
Other (income)—net	(5)	—	(5)	nm	(15)	—	(15)	nm

Total other expense—net	139	148	(9)	(6)%	424	424	—	0%
Income before income taxes, discontinued operations and cumulative effect of change in accounting principle	448	427	21	5%	1,274	1,420	(146)	(10)%
Income tax expense	174	166	8	5%	496	544	(48)	(9)%

Income from continuing operations	274	261	13	5%	778	876	(98)	(11)%
Loss from discontinued operations net of taxes of $0, $111, $34 and $152, respectively	—	175	(175)	nm	53	238	(185)	(78)%

Income before cumulative effect of change in accounting principle	274	86	188	nm	725	638	87	14%
Cumulative effect of change in accounting principle, net of taxes of $0, $0, $0 and $139	—	—	—	nm	—	219	(219)	nm

Net income	$274	$86	$188	nm	$725	$857	$(132)	(15)%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Operating Revenue

        The following table compares operating revenues for the three and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Voice services	$1,755	$1,968	$(213)	(11)%	$5,399	$5,994	$(595)	(10)%
Data and Internet services	530	525	5	1%	1,603	1,601	2	0%
Other services	1	5	(4)	(80)%	8	15	(7)	(47)%
Affiliate services	274	213	61	29%	731	564	167	30%

Total operating revenue	$2,560	$2,711	$(151)	(6)%	$7,741	$8,174	$(433)	(5)%

        For a description of the products and services included in each revenue line item, see "Overview" above.

Operating revenue—Three months ended September 30, 2004 as compared to the three months ended September 30, 2003:

        Total operating revenue decreased $151 million, or 6%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003. The decrease is mainly attributed to a decline in voice services revenue driven primarily by loss of consumer and business access lines. Also, a migration of consumer and business customers to our new value packages with lower rates has caused an overall decrease in revenue for our local voice products.

Voice Services

        Voice services revenues decreased $213 million, or 11%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003. The decrease in voice services revenue was primarily driven by losses of consumer and business access lines due to competition from both technology substitution and other telecommunications providers reselling our services through the use of UNEs. The following table shows our access lines by channel as of September 30, 2004 and 2003. We may modify the classification of our access lines from time to time in our efforts to better approximate the relationship to the applicable revenue channel (as described in "Business"). Consistent with the table below, the average net access line loss was approximately 1% for the four consecutive quarters ended September 30, 2004.

	As of
Access Lines	September 30, 2004	September 30, 2003	Increase/ (Decrease)	% Change
	(in thousands)
Consumer	9,434	10,247	(813)	(8)%
Business	4,447	4,676	(229)	(5)%
Wholesale	1,799	1,431	368	26%

Total	15,680	16,354	(674)	(4)%

        As shown above, between September 30, 2003 and September 30, 2004, total access lines declined by 674,000, or 4%. For the same 12 month period, we experienced consumer access line declines of 813,000, or 8% while business retail access lines declined by 229,000, or 5%, during this period. Wholesale lines, which include UNE-P and UNE access lines and which are reflected in our wholesale channel, increased by 368,000, or 26%. The increase in UNE access lines partially offset the loss of consumer and business retail access lines, but because the pricing structure of UNEs generally involves lower rates, this transition has caused downward pressure on our revenue. Also, a migration of consumer and business customers to our new value packages with lower rates has caused a further overall decrease in revenue for our local voice products in excess of the rate of access line loss.

Data and Internet Services

        Data and Internet services revenue increased $5 million, or 1%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, since that time we have been recognizing revenue at higher consumer retail rates rather than the lower wholesale rates we charged Microsoft. In addition, expanded availability and increased marketing efforts are creating volume growth for broadband services. Although the number of consumer DSL subscribers is growing, Internet services rates, including DSL, are trending down as a result of increased competition. These increases in consumer DSL subscribers and related revenue were offset by wholesale data decreases due to customer losses and one-time credits to customers.

Affiliate Services

        Affiliate services revenue consists of telecommunications services provided to affiliated enterprises. Affiliate services revenue increased $61 million, or 29%, for the three months ended September 30, 2004 compared to the same period in 2003. The increases in affiliate services revenue were primarily caused by a migration of telecommunications services from third-party providers onto our network and by QCII's entrance into the InterLATA long-distance business with the FCC's authorization of QCII's Section 271 filings. These services and related revenue increases were also impacted by increases in InterLATA customer levels, and increases in marketing, sales and billing and collection services provided to QCII's long-distance subsidiary.

Operating revenue—nine months ended September 30, 2004 compared to the nine months ended September 30, 2003:

Voice Services

        Voice services revenue decreased $595 million, or 10%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The voice services decrease was primarily the result of a decrease in local voice services revenue. Local voice revenue declines were primarily driven by losses of access lines due to competition from both technology substitution and other telecommunications providers reselling our services through the use of UNEs. See the access line loss trend table above for discussion on access line trends. The average access line loss per quarter was approximately 1% during the four quarters ended September 30, 2004. Also, a migration of consumer and business customers to our new value packages with lower rates has caused an overall decrease in revenue for our local voice products in excess of the rate of access line loss.

Data and Internet Services

        Data and Internet services revenue was relatively flat with an increase of $2 million for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, we are recognizing revenue at higher consumer retail rates rather than the lower wholesale rates we charged Microsoft. In addition, expanded availability and increased marketing efforts are creating volume growth for broadband services. These increases were offset by a decline in in-region wholesale data and Internet services, a result of contract losses and renegotiations of contracts with some of our large, bankrupt customers. Also, Internet and DSL rates are trending down as a result of increased competition, although the number of DSL customers is increasing.

Affiliate Services

        Affiliate services revenue consists of telecommunications services provided to affiliated enterprises. Affiliate services revenue increased $167 million, or 30%, for the nine months ended September 30, 2004 compared to the same period in 2003. The increases in affiliate services revenue were primarily caused by a migration of telecommunications services from third-party providers onto our network and by QCII's entrance into the InterLATA long-distance business with the FCC's authorization of QCII's Section 271 filings. These services and related revenue increases were also impacted by increases in InterLATA customer levels and increases in marketing, sales and billing and collection services provided to QCII's long-distance subsidiary.

Operating Expense

        The following table shows a breakdown of operating expenses for the three months and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Operating expenses:
Cost of sales	$618	$690	$(72)	(10)%	$1,866	$1,978	$(112)	(6)%
Selling, general and administrative ("SG&A")	667	756	(89)	(12)%	2,068	2,270	(202)	(9)%
Depreciation	583	603	(20)	(3)%	1,742	1,807	(65)	(4)%
Intangible assets amortization	87	87	—	0%	274	252	22	9%
Impairment, restructuring and other charges	18	—	18	nm	93	23	70	nm

Total operating expenses	$1,973	$2,136	$(163)	(8)%	$6,043	$6,330	$(287)	(5)%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Cost of Sales

        The following table shows a breakdown of cost of sales by major component for the three months and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Employee-related costs	$386	$397	$(11)	(3)%	$1,161	$1,152	$9	1%
Network costs	56	59	(3)	(5)%	146	152	(6)	(4)%
Non-employee-related costs	104	127	(23)	(18)%	317	366	(49)	(13)%
Affiliate costs	72	107	(35)	(33)%	242	308	(66)	(21)%

Total costs of sales	$618	$690	$(72)	(10)%	$1,866	$1,978	$(112)	(6)%

        Cost of sales includes network costs, salaries and wages, benefits, materials and supplies, contracted engineering services and computer systems support.

Cost of Sales—Three months ended September 30, 2004 as compared to the three months ended September 30, 2003

        Cost of sales as a percent of revenue was 24% for the three months ended September 30, 2004, compared to 25% for the three months ended September 30, 2003. Total cost of sales decreased $72 million, or 10%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003.

        Employee-related costs, such as salaries and wages, benefits, commissions and third-party customer service costs decreased $11 million, or 3%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003. The decrease was driven by lower salaries and wages due to employee reductions resulting from our restructuring plans and changes in our pension credit resulting in a favorable year to date adjustment. The total cash savings associated with employee reductions is not entirely reflected in the lower expenses because some of the saved labor time had been spent on capital projects.

        Non-employee-related costs, such as real estate costs, professional fees and reciprocal compensation payments (fees for terminating our customers' local calls onto other networks), decreased $23 million, or 18%, for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003. The decrease is primarily due to reduced access costs related to lower volumes.

        Affiliate costs decreased $35 million, or 33%, for the three months ended September 30, 2004 as compared with the same period in 2003. The decrease is primarily attributable to cost savings resulting from restructuring efforts by affiliate companies which have reduced overall affiliate costs and favorable adjustments by certain affiliates to clarify costs subject to affiliate billings.

Cost of Sales—Nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003

        Total cost of sales decreased $112 million, or 6%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The cost of sales decline is attributed to lower access costs along with reductions in salaries and wages from planned restructuring efforts, as discussed above in "Expense Trends". Cost of sales as a percentage of revenue for the nine months ended September 30, 2004 and for the nine months ended September 30, 2003 was 24%.

        Employee-related costs, such as salaries and wages, benefits, commissions and third-party customer service costs increased $9 million, or 1%, for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. The increase in employee-related costs was driven by an increase in overtime costs and an increase in amortization of deferred costs associated with deferred revenue partially offset by lower salaries and wages due to employee reductions resulting from our restructuring plans and changes in our pension credit resulting in a favorable year to date adjustment.

        Non-employee-related costs decreased $49 million, or 13%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The decrease in access costs is attributable to lower wholesale volumes in addition to a favorable settlement on a reciprocal compensation agreement.

        Affiliate costs decreased $66 million, or 21%, for the nine months ended September 30, 2004 as compared with the same period in 2003. The decrease is primarily attributable to cost savings resulting from restructuring efforts by affiliate companies which have reduced overall affiliate costs and favorable adjustments by certain affiliates to clarify costs subject to affiliate billings.

Selling, General and Administrative (SG&A) Expense

        The following table shows a breakdown of SG&A by major component for the three and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Employee-related costs	$142	$153	$(11)	(7)%	$426	$465	$(39)	(8)%
Bad debt	11	36	(25)	(69)%	14	100	(86)	(86)%
Property and other taxes	90	96	(6)	(6)%	249	304	(55)	(18)%
Non-employee-related costs	145	124	21	17%	494	427	67	16%
Affiliate cost	279	347	(68)	(20)%	885	974	(89)	(9)%

Total SG&A	$667	$756	$(89)	(12)%	$2,068	$2,270	$(202)	(9)%

  SG&A—Three months ended September 30, 2004 as compared to the three months ended September 30, 2003

        SG&A expenses include taxes other than income taxes, bad debt charges, salaries and wages not directly attributable to the provision of products or services, benefits, sales commissions, rent for administrative space, advertising, professional service fees and computer systems support.

        SG&A, as a percent of revenue, was 26% for the three month period ended September 30, 2004 and 28% for the same period in 2003. Total SG&A decreased $89 million, or 12%, for the three months ended September 30, 2004 as compared with the same period in 2003 for the reasons discussed below.

        Employee-related costs, such as salaries and wages, benefits, sales commissions and overtime decreased $11 million, or 7%, for the three months ended September 30, 2004 as compared to the same period in 2003. These decreases were due to reductions in administrative staffing levels and changes in our pension credit resulting in a favorable year to date adjustment. The total cash savings associated with employee reductions is not entirely reflected in the lower expenses because some of the saved labor time had been spent on capital projects.

        Bad debt expense decreased $25 million, or 69%, for the three months ended September 30, 2004 as compared to the same period in 2003. The decrease was primarily due to lower revenues, improved collection practices and tighter credit policies. Bad debt decreased as a percent of revenue from 1.33% to 0.43% for the three months ended September 30, 2004 compared to the same period in 2003.

        Property and other taxes decreased $6 million, or 6%, for the three months ended September 30, 2004 compared to the same period in 2003. Reduced property taxes are primarily attributed to changes in property tax estimates recorded based on fewer locations and taxable property and lower gross receipts taxes incurred related to lower revenue levels in 2004.

        Non-employee-related costs, such as real estate, insurance, marketing and advertising, net of amounts capitalized, increased $21 million, or 17%, for the three months ended September 30, 2004 as compared to the same period in 2003. The increase is primarily attributable to external commissions of $5 million, increased marketing and advertising costs of $6 million and an increase in costs charged to maintenance projects as opposed to capitalized projects. Prior to 2004, these external commission expenses were paid by QSC and allocated to us as an affiliate cost. Beginning in 2004, commissions were paid directly by us.

        Affiliate costs decreased $68 million, or 20%, for the three months ended September 30, 2004 as compared with the same period in 2003. The decrease is attributed primarily to one time charges of $35 million in third quarter of 2003, reduction in costs of $16 million in 2004 related to the restructuring and outsourcing of certain information technology services and additional costs savings resulting from restructuring efforts by affiliate companies which have reduced overall affiliate costs. As noted above, external commission expenses, previously included in affiliate costs, are now directly paid by us and included in non-employee-related costs.

SG&A—Nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003

        SG&A, as a percentage of revenue, was 27% for the nine months ended September 30, 2004 as compared to 28% for the nine months ended September 30, 2003. Total SG&A decreased $202 million, or 9%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The SG&A decline is consistent with our ongoing efforts to improve operational efficiencies, resulting in reductions in employee-related costs, property and other taxes and bad debt as explained further below.

        Employee-related costs, such as salaries and wages, benefits, sales commissions, overtime and professional fees, decreased $39 million, or 8%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The decrease is attributed to reductions in salaries, wages and bonuses related to the restructuring and changes in our pension credit resulting in a favorable year to date adjustment. In addition, commissions decreased due to lower revenue and changes in the commission plan. The total cash savings associated with employee reductions is not entirely reflected in the lower expenses, because some of the saved labor time had been spent on capital projects.

        Property and other taxes decreased $55 million, or 18%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The reduction was due in roughly equal parts to changes in property tax estimates recorded based on fewer locations and less taxable property and a first quarter one-time expense reduction from a successful property tax appeal.

        Bad debt expense decreased $86 million, or 86%, for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The decrease in bad debt expense is primarily due to one-time favorable settlements of $45 million from companies emerging from bankruptcy, lower revenue, improved collection practices and tighter credit policies. After adjusting for the one-time item in 2004, bad debt decreased as a percent of revenue from 1.22% to 0.76% for the nine months ended September 30, 2004 compared to the same period in 2003.

        Non-employee-related costs increased $67 million, or 16%, for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003. The increase can be primarily attributed to the $51 million increase in marketing and advertising programs and $20 million in external commission expenses. Prior to 2004, these external commission expenses were paid by QSC and allocated to us as an affiliate cost. Beginning in 2004, commissions were paid directly by us.

        Affiliate costs decreased $89 million, or 9%, for the nine months ended September 30, 2004 as compared with the same period in 2003. The decrease is attributed primarily to one time charges of $35 million in third quarter of 2003, reduction in costs of $16 million in 2004 related to the restructuring and outsourcing of certain information technology services and additional costs savings resulting from restructuring efforts by affiliate companies which have reduced overall affiliate costs. As noted above, external commission expenses, previously included in affiliate costs, are now directly paid by us and included in non-employee-related costs.

Combined Pension and Post-Retirement Benefits

        Our employees participate in the QCII pension and other post-employment benefit plans. Our results include post-retirement benefit expenses allocated to us by QCII, net of pension credits, of $29 million in the third quarter of 2004 and $54 million in the third quarter of 2003. We recorded a net pension expense of $135 million and $162 million for the nine months ended September 30, 2004 and 2003, respectively. The net pension expense or credit is a function of the amount of pension and post-retirement benefits earned, interest on projected benefit obligations, amortization of costs and credits from prior benefit changes and the expected return on the assets held in the various plans. The net pension expense or credit is allocated partially to cost of sales and the remaining balance included in SG&A. For the three months ended September 30, 2004, net pension expense was reduced by the year-to-date effect of adopting the Financial Accounting Standards Board Staff Position FAS No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". The $20 million year-to-date effect of this benefit has been recognized in the three month period ended September 30, 2004. Costs of both our pension plan and our healthcare plans are expected to continue to rise in the short and long term due to lower expected returns on plan assets based on our evaluation of current and expected market conditions and anticipated continuing double digit annual percentage increases in the overall cost of health care and prescription drugs.

Depreciation

        Depreciation expense for the three months ended September 30, 2004 decreased $20 million, or 3%, compared to the three months ended September 30, 2003. For the nine months ended September 30, 2004, depreciation expense decreased $65 million, or 4%, when compared to the same period of 2003. The decrease was the result of reduced capital expenditures in 2003 and 2004, which caused more assets to become fully depreciated relative to asset additions during the period.

Intangible Assets Amortization

        Amortization expense did not change for the three months ended September 30, 2004 compared to the same period in 2003. For the nine months ended September 30, 2004, amortization expense increased $22 million, or 9% compared to the same period in 2003. The increase was attributed to increases in capitalized software.

Impairment and Restructuring Charges

        The restructuring reserve for the three months ended September 30, 2004 included charges of $4 million for severance benefits pursuant to established severance policies offset by $4 million reversal of charges from prior periods. The restructuring reserve for the nine months ended September 30, 2004 included charges of $61 million for the severance benefits pursuant to established severance policies partially offset by $5 million reversal of charges from prior periods. QCII reviewed our employee levels in certain areas of our business and as a result, identified 1,800 employees from various functional areas to be terminated as a part of this restructuring for the nine months ended September 30, 2004. As a result of these restructuring activities, we expect to realize annualized savings of approximately $176 million.

        In conjunction with our effort to sell certain assets we determined that the carrying amounts were in excess of their expected sales price, which indicated that our investments in these assets may have been impaired at that date. In the second quarter of 2004, pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), we compared gross undiscounted cash flow projections to the carrying value of our pay phones and determined that the carrying value of those assets was not expected to be recovered through future projected cash flows. We then estimated the fair value using recent selling prices for comparable assets and determined that our assets relating to our pay phone business were fully impaired by an aggregate amount of $19 million. In third quarter of 2004, we reviewed the carrying value of certain network supplies held for sale and determined that the carrying amounts were in excess of our expected sales price. We recorded an impairment charge of $18 million to reduce the carrying value of network supplies held for sale to the estimated fair value based on selling prices for comparable assets.

Total Other Expense—Net

        Other expense—net, includes interest expense, net of capitalized interest and other income—net, which includes interest income. Components of other expense—net for the three months and nine months ended September 30, 2004 and 2003 are as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004	2003	Increase/ (Decrease)	% change	2004	2003	Increase/ (Decrease)	% change
	(Dollars in millions)
Interest expense—net	$144	$148	$(4)	(3)%	$439	$424	$15	4%
Other income	(5)	—	(5)	nm	(15)	—	(15)	nm

Total other expenses—net	$139	$148	$(9)	(6)%	$424	$424	$—	0%

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

        Interest expense—net, increased $15 million, or 4%, for the nine months ended September 30, 2004 compared to the same period ended 2003. The increase was attributable to higher average debt balances during the period, although total debt levels are lower as of September 30, 2004 than at September 30, 2003. Additionally, amortization of debt issuance costs, included in interest expense, is higher in the nine months ended September 30, 2004, as compared to the same period in the prior year due to an increase in the amount of unamortized debt issuance costs.

Income Tax Provision

        The effective income tax rate is the provision for income taxes as a percentage of pre-tax income. Our effective income tax rate for the three months ended September 30, 2004 decreased to 38.8% as compared to 38.9% for the three months ended September 30, 2003. The rate increased to 38.9% for the nine months ended September 30, 2004 as compared to 38.3% for the nine months ended September 30, 2003. The change for the nine months ended September 30, 2004 reflects an increase in our state income tax liabilities and non-deductible expenses, partially offset by the non-taxable income associated with the Medicare Act subsidy.

Restatement of 2001 and 2000 Consolidated Financial Statements

        Our annual report on Form 10-K/A for the year ended December 31, 2002, was filed with the SEC in November 2004 and contains, among other things, our restated consolidated financial statements for the years ended December 31, 2001 and 2000. In connection with this restatement, we performed an analysis of our previously issued consolidated financial statements for 2001 and 2000 and identified a number of errors. This restatement resulted in, among other things, an aggregate reduction in revenue of approximately $335 million and an aggregate reduction in net income of approximately $645 million, including the impact for the three months ended March 31, 2002. The net impact of the restatement adjustments on our previously issued 2001 and 2000 consolidated financial statements is summarized as follows:

	December 31, 2001
	Revenue	Pre-Tax Income	Net Income
	(Dollars in millions)
Previously reported	$12,675	$2,778	$1,737
Net restatements	(138)	(533)	(330)

As restated, before reclassification of discontinued operations	12,537	2,245	1,407
Reclassification for discontinued operations	(533)	588	—

As restated	$12,004	$2,833	$1,407

	December 31, 2000
	Revenue	Pre-Tax Income	Net Income
	(Dollars in millions)
Previously reported	$12,300	$1,904	$1,196
Net restatements	(216)	(258)	(294)

As restated, before reclassification of discontinued operations	12,084	1,646	902
Reclassification for discontinued operations	(270)	557	—

As restated	$11,814	$2,203	$902

        The restatements involve revenue recognition issues related to termination fees, wireless revenues and installation fees, and expense recognition, as well as other matters.

        While our restatement of revenue and net income is attributable primarily to misinterpretations or misapplications of GAAP, we believe that many of the restatement adjustments were the result of certain ineffective internal control policies and procedures. For a description of these ineffective control policies and procedures and steps taken to correct them, please see Item 9A in each of our annual reports on Form 10-K/A for the years ended December 31, 2003 and 2002. For a more detailed description of our restatement adjustments, see Note 3—Restatement of Results to our consolidated financial statements in Item 8 of our Form 10-K/A for the year ended December 31, 2002.

        We have not amended our prior filings with the SEC to reflect the restatement. As a result, the information previously filed in our annual reports on Form 10-K for fiscal years 2001 and 2000, our quarterly reports on Form 10-Q for the quarterly periods included in those fiscal years and for the quarter ended March 31, 2002 and any current reports on Form 8-K, or other disclosures, containing fiscal years 2002, 2001 or 2000 information filed or made prior to the initial filing with the SEC on October 16, 2003 of our Form 10-K for the year ended December 31, 2002 should not be relied upon.

Results of Operations for the Years Ended December 31, 2003, 2002, and 2001

        The following table summarizes our results of operations for the years ended December 31, 2003, 2002 and 2001:

						Percentage Change
				Absolute Change
	Year Ended December 31,
				2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	2003	2002	2001
	(Dollars in millions)
Operating revenues	$10,811	$11,379	$12,004	$(568)	$(625)	(5)%	(5)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	2,650	2,416	2,664	234	(248)	10	(9)
Selling, general and administrative	3,041	3,170	2,823	(129)	347	(4)	12
Depreciation	2,412	2,541	2,772	(129)	(231)	(5)	(8)
Intangible assets amortization	339	287	174	52	113	18	65
Asset impairment charges	—	—	32	—	(32)	—	nm
Restructuring and other charges—net	57	45	206	12	(161)	27	(78)
Merger-related (credits) charges—net	—	(30)	93	30	(123)	nm	(132)

Operating income	2,312	2,950	3,240	(638)	(290)	(22)	(9)
Other expense:
Interest expense—net	573	541	465	32	76	6	16
Gain on sale of rural exchanges and other fixed assets	—	—	(51)	—	51	nm	nm
Other income—net	(19)	(26)	(7)	7	(19)	(27)	nm

Total other expense—net	554	515	407	39	108	8	27
Income from continuing operations before income taxes and cumulative effect of change in accounting principle	1,758	2,435	2,833	(677)	(398)	(28)	(14)
Income tax expense	675	933	1,065	(258)	(132)	(28)	(12)

Income from continuing operations before cumulative effect of change in accounting principle	1,083	1,502	1,768	(419)	(266)	(28)	(15)
Discontinued Operations:
Loss from discontinued operations, net of taxes of $159, $444 and $227	(252)	(697)	(361)	445	(336)	64	(93)

Income before cumulative effect of change in accounting principle	831	805	1,407	26	(602)	3	(43)
Cumulative effect of change in accounting principle, net of taxes of $139, $0, and $0	219	—	—	219	—	nm	—

Net income	$1,050	$805	$1,407	$245	$(602)	30	(43)

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

Operating Revenues

        The following table compares operating revenues for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31,			Absolute Change		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Voice services	$7,883	$8,602	$9,295	$(719)	$(693)	(8)%	(7)%
Data and Internet services	2,125	2,189	2,168	(64)	21	(3)	1
Other services	19	20	19	(1)	1	(5)	5
Affiliate services	784	568	522	216	46	38	9

Total operating revenues	$10,811	$11,379	$12,004	$(568)	$(625)	(5)	(5)

        For a description of the products and services included in each revenue line item, see "Results of Operations—Overview" above.

  Voice Services

        Voice services revenue decreased $719 million, or 8%, in 2003 and decreased $693 million, or 7%, in 2002. The voice services revenue decrease in both years was primarily the result of access line losses, as shown in the table below, pricing declines and a reduction in access services revenue. Additional reasons include feature losses and lower long-distance volumes. The following table shows our access lines by channel as of December 31, 2003, 2002 and 2001. We may modify the classification of our access lines from time to time in our efforts to better approximate the relationship to the applicable revenue channel (as described in "Business"). We have experienced competition from technology substitution and CLECs and other telecommunications providers reselling our services by using UNE-Ps.

				Absolute Change		Percentage Change
	Access Lines Year ended December 31,
				2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	2003	2002	2001
	(Lines in thousands)
Consumer	10,018	10,915	11,582	(897)	(667)	(8)%	(6)%
Business	4,607	5,050	5,284	(443)	(234)	(9)%	(4)%
Wholesale	1,584	1,041	921	543	120	52%	13%

Total	16,209	17,006	17,787	(797)	(781)	(5)%	(4)%

        Local voice services revenue and other voice services revenue declined $589 million for 2003 and $390 million in 2002. The declines were primarily associated with the losses of access lines, as we have experienced competition from both technology substitution and other telecommunications providers reselling our services by using UNE-Ps. Access lines declined by approximately 797,000, or 5%, in 2003 and by 781,000, or 4%, in 2002. Local voice revenue also decreased in both years due to reductions in demand for services such as collocation, public telephone services and directory assistance.

        In addition to the revenue decreases described above, long-distance voice services revenue declined $52 million in 2003 and $95 million in 2002. These decreases were primarily due to declines in IntraLATA long-distance services driven by the soft telecommunications market and competitive pricing. Throughout 2003 and 2002, we evaluated specific long-distance products. Based upon this evaluation, we de-emphasized and stopped promoting certain products, including IntraLATA long-distance.

        We also experienced a revenue decline of $77 million in switched and non-switched access revenue for 2003 and $207 million in 2002. This was primarily due to the access line losses described above and pricing declines. Interstate pricing declines occurred due to the July 2000 CALLS order. The CALLS order capped prices for certain services, including reductions in usage rates for access services. Non-switched access revenue declined due to FCC mandated rate reductions for wireless interconnection traffic. Additionally, in 2003 we recorded a reserve of $34 million against revenue for anticipated customer credits resulting from regulatory rulings that redefined tariffs on local calls.

  Data and Internet Services

        Data and Internet services revenue had a small decrease of $64 million, or 3%, in 2003 and remained relatively flat during 2002. The 2003 decline is primarily due to the loss of revenue from the bankruptcies of large customers, primarily in 2002, such as Touch America, Inc., MCI, Inc. (formerly known as WorldCom, Inc.) and Genuity, Inc. Pursuant to the amendment of our agreement with Microsoft in July 2003, we became responsible for providing broadband services to end-user customers, while we previously provided related services to Microsoft on a wholesale basis. As a result, we are recognizing revenue at higher retail rates rather than the lower wholesale rates we charged Microsoft.

        In 2002, data and Internet services revenue increased $21 million, or 1%. Internet dial access revenue increased primarily from sales to large ISPs and businesses for use in their internal telecommunications networks, while DSL and dedicated internet access grew in response to increased demand for access to the Internet. These increases were partially offset by declines in data services such as wholesale private line and ISDN, precipitated in part by the weakened economy.

  Affiliate Services

        Affiliate services revenue consists of telecommunications services provided to affiliated enterprises. Affiliate services revenue increased $216 million, or 38%, in 2003 and increased $46 million, or 9%, in 2002. In 2003, the increases in affiliate services revenue were primarily caused by a migration of telecommunications services from third-party providers onto our network and by QCII's entrance into InterLATA long-distance business with FCC's authorization of its Section 271 filings. A new affiliate, Qwest Long Distance Corporation, or QLDC, was established to provide long-distance services to in-region customers. These services and related revenue increases were related primarily to increases in private line services, and increases in marketing, sales and billing and collection services provided to QLDC.

        In 2002, the increases in affiliate services revenue were caused by a migration of telecommunications traffic from third-party providers onto our network.

Operating Expenses

        The following table provides further detail regarding our operating expenses for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31,			Absolute Change		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Operating expenses:
Cost of sales	$2,650	$2,416	$2,664	$234	$(248)	10%	(9)%
Selling, general and administrative	3,041	3,170	2,823	(129)	347	(4)	12
Depreciation	2,412	2,541	2,772	(129)	(231)	(5)	(8)
Intangible assets amortization	339	287	174	52	113	18	65
Asset impairment charges	—	—	32	—	(32)	—	nm
Restructuring and other charges—net	57	45	206	12	(161)	27	(78)
Merger-related (credits) charges—net	—	(30)	93	30	(123)	nm	(132)

Total operating expenses	$8,499	$8,429	$8,764	$70	$(335)	1	(4)

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

  Cost of Sales

        The following table shows a breakdown of cost of sales by major component for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31,			Absolute Change		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Employee and service-related costs	$1,656	$1,537	$1,628	$119	$(91)	8%	(6)%
Network costs	209	206	266	3	(60)	1	(23)
Non-employee related costs	365	314	441	51	(127)	16	(29)
Affiliate costs	420	359	329	61	30	17	9

Total cost of sales	$2,650	$2,416	$2,664	$234	$(248)	10	(9)

        Cost of sales includes salaries and wages, benefits, network costs, materials and supplies, contracted engineering services and computer systems support. Network costs include third-party expenses to repair and maintain the network and supplies to provide services to customers.

        Cost of sales, as a percentage of revenue, was 25% for 2003, 21% for 2002 and 22% for 2001. Total cost of sales increased $234 million, or 10%, in 2003 and decreased $248 million, or 9%, in 2002. The increases in cost of sales as a percentage of revenue in 2003 were caused in part by the deterioration in product margins as retail access line losses are partially offset by lower margin UNE-Ps sold to our competitors at regulated rates. Also during 2003, our expenses increased due to higher employee and service-related costs, investment in DSL line conditioning expense, higher retiree healthcare costs and regulatory-related fees. During 2002, our expenses declined primarily due to lower staffing requirements and lower sales volumes. More discussion of these changes is provided below.

        Employee and service-related costs, such as salaries and wages, benefits, commissions and third-party customer service costs increased $119 million, or 8%, in 2003 and decreased $91 million, or 6%, in 2002. While we have realized savings due to reduction in salaries and wages resulting from our restructuring efforts, we continue to experience offsetting increases in costs related to our pension and post-retirement benefit plans, as described more fully below. The net pension expense allocated to cost of sales was $127 million in 2003, and the net pension credit allocated to cost of sales was $33 million and $187 million, for 2002 and 2001, respectively. Additionally, in 2003 we experienced increased incentive compensation and increased information technology costs as resources were partially shifted to system maintenance activities from development activities, which are generally capitalized. Partially offsetting the increases were lower staffing costs and other employee costs resulting from prior restructuring efficiencies, and the reductions described above. The decrease in 2002 was related to lower headcount requirements associated with prior restructuring efficiencies and moving work previously performed by third-party contractors to employees, partially offset by a lower pension credit and higher healthcare costs in 2002. Also in 2002, we reduced our employee incentive compensation.

        Our network costs, which include third-party expenses to repair and maintain our network and supplies to provide services to customers, were essentially unchanged in 2003 and decreased $60 million, or 23%, in 2002. In 2003, we experienced reduced contracted engineering costs. Additionally, the July 2003 amendment of our agreement with Microsoft required that we become responsible for all costs associated with providing broadband services to end-user customers. As a result, the revenue and costs associated with this expanded service offering increased. During 2002, we reduced our reliance on third-party contractors to provide network maintenance services by shifting this work to our employees.

        Non-employee related costs, such as real estate costs and reciprocal compensation payments (fees for terminating our customers' local calls onto other networks), increased $51 million, or 16%, in 2003 and decreased $127 million, or 29%, in 2002. The increase in 2003 is primarily due to a $30 million increase in regulatory-related fees and postage and shipping costs. This increase is net of a decrease in reciprocal compensation costs. Reciprocal compensation costs also decreased in 2002 and these declines were the result of declines in local voice services, and also as a result of regulatory action, which limited the amount of charges. The decrease in 2002 is also attributable to a $75 million decrease in postage and shipping costs and software related expense associated with improved management expense controls.

        Affiliate costs, such as services for corporate administration, information technology, advertising and technical support increased $61 million, or 17%, in 2003 and increased $30 million, or 9%, in 2002. The increases in 2003 were due to higher costs for technical support and sales and affiliate employee and related charges that are allocated to us. We replaced old equipment with new equipment and entered into maintenance contracts with an affiliate in the technology area. The affiliate increased its technical support personnel by 85 and accordingly, the software support and other technical assistance costs that are allocated to us increased. The increase in 2002 is primarily due to increases of purchased technical support resources and buying long-distance services from an affiliate rather than a third party.

  SG&A

        The following table shows a breakdown of SG&A by major component for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31,			Absolute Change		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Employee and service-related costs	$807	$769	$958	$38	$(189)	5%	(20)%
Bad debt	125	260	196	(135)	64	(52)	33
Property and other taxes	403	413	369	(10)	44	(2)	12
Non-employee-related costs	392	502	364	(110)	138	(22)	38
Affiliate costs	1,314	1,226	936	88	290	7	31

Total SG&A	$3,041	$3,170	$2,823	$(129)	$347	(4)	12

        SG&A expenses include salaries and wages that are not directly attributable to products or services, employee benefits, sales commissions, bad debt charges, taxes other than income taxes, rent for administrative space, advertising, professional service fees and computer systems support.

        SG&A, as a percent of revenue, was 28% for 2003, 28% for 2002 and 24% for 2001. The variances driving the percentage changes are described below. Total SG&A decreased $129 million, or 4%, in 2003 and increased $347 million, or 12%, in 2002. The 2003 decrease primarily results from decreases in professional fees, bad debt expense and other factors described in more detail below.

        Employee and service-related costs, such as salaries and wages, benefits, sales commissions, overtime and professional fees (such as telemarketing and customer service costs) increased $38 million, or 5%, in 2003 and decreased $189 million, or 20%, in 2002. The increase in 2003 was due to increases in incentive compensation and our pension and post-retirement benefit plan expenses. These increases were partially offset by reduced salaries and wages resulting from staffing reductions implemented in 2003 and 2002, reduced professional fees to third-party vendors as we re-incorporated certain previously outsourced customer service functions in our operations and reduced sales commissions due to lower revenue and a revision to our sales compensation plan. The net pension expense allocated to SG&A was $61 million in 2003, and the net pension credit allocated to SG&A was $18 million and $74 million for 2002 and 2001, respectively. The decrease in 2002 was due to reduced salaries and wages resulting from staffing reductions implemented in 2002 and 2001, reduced professional fees, reduced incentive compensation and reduced sales commissions. Partially offsetting these decreases were expenses associated with establishing reserves for outstanding litigation and increases in our pension and post-retirement benefit plan expenses.

        Bad debt expense decreased $135 million, or 52%, in 2003 and increased $64 million, or 33%, in 2002. Bad debt expense decreased as a percentage of revenue to 1.2% in 2003 from 2.3% in 2002. The decrease in our 2003 expense as compared to 2002 was primarily caused by large provisions associated with uncollectible receivables from MCI, Touch America and others that we recorded in 2002 and improved collection practices and tighter credit policies in 2003. The 2002 increase was due primarily to bankruptcies of wholesale customers and weak economic conditions offset by improved collections practices and tighter credit policies.

        Property and other taxes, such as taxes on owned or leased assets and real estate, and transactional items such as certain sales, use and excise taxes, decreased $10 million, or 2%, in 2003 and increased $44 million, or 12%, in 2002. The increase in 2002 is attributable to capital expansion for the traditional telephone network that took place during 2001 and 2000.

        Non-employee related costs, such as marketing and advertising, rent for administrative space and software related expense, decreased $110 million, or 22%, in 2003 and increased $138 million, or 38%, in 2002. The decrease in 2003 was primarily driven by lower marketing and advertising spending of $84 million which decreased due to increased management of these costs by an affiliate, and a decrease from prior year reserves for outstanding litigation. In 2002, non-employee expense increases were driven by a $174 million shift in information technology resources to maintenance activities from development activities that were eligible for capitalization, and establishing reserves for outstanding litigation.

        Affiliate expenses, such as services for corporate administration, information technology, advertising and technical support, increased $88 million, or 7%, in 2003 and $290 million, or 31%, in 2002. The 2003 increases were due to higher administrative costs described in more detail as follows: increases in the allocations to us of marketing, advertising and public relations resulting from our Spirit of Service™ brand commitment; allocated legal expenses grew as the legal department in one of our affiliates had a net increase in personnel; and billing and allocation rates from the affiliate entities were increased. Partially offsetting the increases in 2003 were decreases in software support costs and decreases in self-insurance due to lower premiums and claims. The 2002 increase was primarily due to an increase in marketing, advertising, and administrative costs from affiliates. Previously, a portion of these services were provided by our employees; however, as noted above and explained more fully below, these employees were transferred to an affiliate and the costs are charged back to us.

        Prior to a company realignment that occurred in March 2001, our employees performed services that are now performed by QSC employees. Employees that were transferred to QSC provided services such as technical support, marketing, sales, product management and risk management. In addition, the level of service QSC employees were providing to us for our corporate finance, accounting, human resources, executive management and public policy services increased. As a result, during 2002 our affiliates increased the proportionate share of administrative costs billed to us.

        In addition to the increases due to realignment, allocation of marketing costs from QSC to us increased in 2002 due to a proportionate increase in revenue from the sale of our products relative to the revenue generated from the sale of our affiliates' products.

  Pension and Post-Retirement Benefits

        Our results include an allocation by QCII of pension credits and post-retirement benefit expenses, which we refer to on a combined basis as a net pension expense or credit. We recorded a net pension expense of $188 million in 2003, a net pension credit of $51 million in 2002 and a net pension credit of $261 million in 2001. The net pension expense or credit is a function of the amount of pension and post-retirement benefits earned, interest on projected benefit obligations, amortization of costs and credits from prior benefit changes and the expected return on the assets held in the various plans. The net pension expense or credit is allocated primarily to cost of sales and the remaining balance to SG&A.

        The change to a net expense for 2003 from a net credit in prior years is primarily due to a reduction in the expected return on plan assets, a reduction in recognized actuarial gains and an increase in interest costs. These changes are due to lower expected returns on plan assets, lower discount rates and increased medical costs for plan participants.

        Costs of both our pension plan and our healthcare plans are expected to continue to rise in the short and long term due to lower expected returns on plan assets based on our evaluation of current and expected market conditions and anticipated continuing double digit annual percentage increases in the overall cost of healthcare and prescription drugs.

        For additional information on our pension and post-retirement plans see Note 10—Employee Benefits to our consolidated audited financial statements in this prospectus. Also, for a discussion of the accounting treatment and assumptions regarding pension and post-retirement benefits, see the discussion of Critical Accounting Policies and Estimates below.

  Depreciation

        Depreciation expense decreased $129 million, or 5%, in 2003 and decreased $231 million, or 8%, in 2002. The decrease in 2003 was the result of certain assets becoming fully depreciated in 2002 and the completion of certain capitalized lease agreements in 2002. The decrease in 2002 was the result of higher depreciation in 2001 due to a one-time "catch-up" adjustment of $222 million related to the termination of plans to sell access lines.

  Intangible Assets Amortization

        Amortization expense increased $52 million, or 18%, in 2003 and increased $113 million, or 65%, in 2002. The increase in both 2003 and 2002 is attributable to increases in capitalized software costs due in part to improvements in our customer support information technology systems as well as other product development and DSL deployment.

  Asset Impairment Charges

        During 2001, we recorded asset impairment charges of $32 million related to internal software projects that we terminated.

  Restructuring and Merger-Related Charges

        During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, QCII reviewed our employee levels in certain areas of our business. As a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $71 million to cover the related costs of this plan. The 2003 activities include charges of $65 million for severance benefits and other charges pursuant to established severance policies. As part of this plan, QCII identified approximately 1,600 employees from various functional areas to be terminated. Through December 31, 2003, approximately 1,100 of the planned reductions had been completed. The remaining 500 reductions will occur over the next year. Severance payments generally extend for two to 12 months. In addition, we established a reserve of $6 million for real estate obligations, which primarily include estimated future net payments on abandoned operating leases. As a result of these restructuring activities, we expect to realize annual cost savings of approximately $105 million. Also during 2003, we reversed $14 million of the 2001 and 2002 restructuring plan reserves as those plans were complete, and the actual cumulative costs associated with those plans were less than had been anticipated.

        In response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below), during 2002 QCII identified employee reductions in several functional areas. As a result, we established a reserve and recorded to our 2002 consolidated statement of operations $108 million for these restructuring activities. This reserve was comprised of $78 million for severance costs and $30 million for real estate exit costs. The 2002 restructuring plan included the anticipated termination of 2,400 employees. During 2002 we recorded an additional charge of $75 million relative to the 2001 restructuring plan, which was associated with higher than originally anticipated real estate exit costs. In addition, during 2002 we reversed $135 million of severance and real estate exit related accruals relative to the 2001 restructuring plan, as actual terminations and real estate exit costs were lower than had been planned. The 2001 plan reversal was comprised of $113 million of severance and $22 million of real estate exit costs. Also, during the year ended December 31, 2002, in relation to the

Merger, we reversed $30 million of reserves that were originally recorded in 2000. The reversals resulted from favorable developments relative to matters underlying the related contractual settlements.

        During the fourth quarter of 2001, a plan was approved by QCII to reduce our employee levels and consolidate or abandon certain real estate locations and projects. As a result, we established a reserve and recorded a charge to our 2001 consolidated statement of operations of $206 million for these restructuring activities. This reserve was comprised of $182 million for severance costs and $24 million for real estate exit costs. The 2001 restructuring plan included the anticipated termination of 4,800 employees. In relation to the Merger as earlier described, during 2001, we charged to our consolidated statement of operations $106 million for additional contractual settlements, legal contingencies and other related costs, and $6 million for additional severance charges, net of Merger reversals. The additional provisions and reversals of Merger-related costs were due to additional Merger-related activities and modification to the previously accrued Merger-related activities.

Total Other Expense—Net

        Other expense—net includes interest expense, net of capitalized interest, gain on sales of rural exchanges and other fixed assets, and other income—net.

	Year ended December 31,			Absolute Change		Percentage Change
	2003	2002	2001	2003 v 2002	2002 v 2001	2003 v 2002	2002 v 2001
	(Dollars in millions)
Interest expense—net	$573	$541	$465	$32	$76	6%	16%
Gain on sale of rural exchanges and other fixed assets	—	—	(51)	—	51	nm	nm
Other income—net	(19)	(26)	(7)	7	(19)	(27)	nm

Total other expense—net	$554	$515	$407	$39	$108	8	27

nm—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

        Interest expense—net.    Interest expense—net was $573 million for 2003, compared to $541 million for 2002. The increase in interest expense was primarily due to an increase in aggregate debt of $495 million during 2003. This increase in total debt was primarily due to a $1.75 billion term loan entered into in June 2003, the proceeds of which were used to retire approximately $1.1 billion in debt. Interest expense was $541 million for 2002, compared to $465 million for 2001. The increase in interest expense was primarily attributable to the issuance of new indebtedness in 2002. In March 2002, we issued $1.5 billion of 10-year bonds at an 8.875% interest rate.

Income Tax Provision

        The effective income tax rate increased to 38.4% in 2003 from 38.3% in 2002 because 2002 contained beneficial state audit and accrual adjustments. The 2002 effective tax rate of 38.3% also increased as compared to the 2001 rate of 37.6% because of prior year Federal audit adjustments reflected in 2001.

Loss from Discontinued Operations—Net of Tax

        Loss from discontinued operations decreased $445 million, or 64%, in 2003, and increased $336 million, or 93% in 2002. Discontinued operations relates to our wireless business. The decrease in 2003 was attributable to an after-tax impairment of $503 million recognized in 2002 versus an after-tax impairment of $140 million recognized in 2003. A $100 million decrease in revenues in 2003 also contributed to the decrease in the loss from discontinued operations. The increase in 2002 was due to the after-tax impairment of $503 million recognized in 2002 versus a much smaller $10 million after-tax impairment recognized in 2001. The effect of impairments in the discontinued operations on the increase in 2002 is offset by a $104 million decrease in network expense.

Liquidity and Capital Resources

        We are a wholly owned subsidiary of QSC, which is wholly owned by QCII. As such, factors relating to or affecting QCII's liquidity and capital resources could have material impacts on us, including changes in the market's perception of us, and impacts on our credit ratings and access to capital markets.

        As of September 30, 2004 and December 31, 2003, QCII and its consolidated subsidiaries had total borrowings of $17.2 billion and $17.5 billion, respectively. Some of the borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on its debt obligations.

        QCII has cash management arrangements between certain of its subsidiaries that include lines of credit, inter-company obligations, capital contributions and dividends. As part of these cash management arrangements, affiliates provide lines of credit to certain other affiliates. Amounts outstanding under these lines of credit and inter-company obligations vary from time to time and are classified as short-term borrowings.

Near-Term View

        Our working capital deficit, or the amount by which our current liabilities exceed our current assets, was $1.7 billion and $2.7 billion as of September 30, 2004 and December 31, 2003, respectively. Our working capital deficit decreased $933 million when compared to December 31, 2003. The reduction in working capital deficit was primarily due to the retirement of $2.185 billion of affiliate borrowings related to the discontinuance of Qwest Wireless operations, partially offset by an increase in dividends payable of $833 million and ongoing capital expenditures. The timing of cash payments for declared dividends to QSC is at our discretion in consultation with QSC. We expect that our cash resources together with cash flow from operations will be sufficient to pay our current dividends payable balance over the next twelve months. We will not be directly impacted by either the results of operations or by borrowings of Qwest Wireless in future periods due to the retirement of the affiliate borrowings referenced above and the transfer of Qwest Wireless to an affiliate.

        Since December 31, 2003, the following events have occurred impacting our working capital:

  •
  On April 30, 2004, QSC made a capital contribution of $2.185 billion to us. We in turn made a capital contribution of this same amount to Qwest Wireless, which used these proceeds to pay off its borrowings. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate.

  •
  On May 1, 2004, we redeemed all of the $100 million principal amount of our 5.65% notes due November 1, 2004 and all of the $41 million principal amount of our 5.5% debentures due June 1, 2005 at par and all related interest ceased to accrue.

  •
  We paid cash dividends of $1.8 billion. We have historically declared and paid regular dividends to QSC based on the earnings of our wireline operations. In July 2004, we modified our dividend practice to balance our financial needs, cash position and credit profile with those of our parent. As a result, going forward, we may declare and pay dividends in excess of our earnings to the extent permitted by applicable law.

  •
  On August 12, 2004, we issued an aggregate of $575 million in principal amount of 7.875% notes due September 1, 2011.

  •
  On August 25, 2004 and September 8, 2004, we purchased approximately $569 million in aggregate principal amount of our 7.20% notes due November 1, 2004 pursuant to a tender offer.

  •
  On November 23, 2004, we issued $250 million aggregate principal amount of our 7.875% notes due September 11, 2011, bringing the total principal amount outstanding of such series to $825 million, of which $575 million in aggregate principal amount was issued in August 2004 (as discussed above).

        The current working capital deficit at September 30, 2004 is primarily due to dividends to QSC that we declared and the current portion of long-term debt.

        As discussed below, we continue to produce significant cash from operating activities. We believe that our financial resources together with our cash flows from operations will be sufficient to meet our cash needs through the next twelve months. However, if we or QCII become subject to judgments and/or settlements significantly in excess of QCII's recorded reserve as further discussed in "Business—Legal Proceedings" in this prospectus, we or QCII could be required to make significant payments that we or QCII do not have the resources to make. The magnitude of any settlements or judgments resulting from these actions could materially and adversely affect QCII's ability to meet its debt service obligations and affect its financial condition potentially impacting its credit rating, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any settlements or judgments may cause QCII to draw down significantly on its cash balances which might force it to obtain additional financing or explore other methods to generate cash. Such actions could include issuing additional securities or asset sales. In particular, to the extent that QCII's EBITDA (as defined in QCII's debt covenants) is reduced by cash judgments or settlements, its debt to consolidated EBITDA ratios in certain debt agreements will be adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to capital markets.

        We expect our 2004 capital expenditures to decrease from 2003 levels.

Long-Term View

        We have historically operated with a working capital deficit as a result of the issues discussed above and due to our practice of declaring regular cash dividends. We expect this trend to continue. As discussed below, we continue to generate substantial cash from operations. We believe that cash flows from operations, our current cash position and continued access to capital markets will allow us to meet our business requirements, including debt service, dividends and capital expenditures, for the foreseeable future.

        In addition to our periodic need to obtain financing in order to meet our debt obligations as they come due, we may also need to obtain additional financing or investigate other methods to generate cash (such as further cost reductions or the sale of non-strategic assets) if cash provided by our and QCII's operations does not improve, if revenue and cash provided by operations continue to decline, if economic conditions weaken, if competitive pressures increase or if we or QCII become subject to judgments and/or settlements significantly in excess of QCII's recorded reserve as further discussed in "Business—Legal Proceedings" in this prospectus. In the event of an adverse outcome in one or more of these matters, we or QCII could be required to make significant payments that we do not have the resources to make. The magnitude of any settlements or judgments resulting from these actions could materially and adversely affect QCII's ability to meet its debt service obligations and affect its financial condition, potentially impacting its credits ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any settlements or judgments may cause QCII to draw down significantly on its cash balances which might force it to obtain additional financing or explore other methods to generate cash. Such actions could include issuing additional securities or asset sales. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to the capital markets.

        The 2004 QSC Credit Facility has a cross payment default provision, and the 2004 QSC Credit Facility and certain other debt issues of QCII and its other subsidiaries have cross acceleration provisions. When present, such provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. These provisions generally provide that a cross default under these debt instruments will occur if:

  •
  QCII fails to pay any indebtedness when due in an aggregate principal amount greater than $100 million;
  •
  any indebtedness is accelerated in an aggregate principal amount greater than $100 million ($25 million in the case of one of the debt instruments): or
  •
  judicial proceedings are commenced to foreclose on any of QCII's assets that secure indebtedness in an aggregate principal amount greater than $100 million.

        Upon such a cross default, the creditors of a material amount of debt of QCII and its other subsidiaries may elect to declare that a default had occurred under their debt instruments and to accelerate the principal amounts due such creditors. Cross acceleration provisions are similar to cross default provisions, but permit a default in a second debt instrument to be declared only if in addition to a default occurring under the first debt instrument, the indebtedness due under the first debt instrument is actually accelerated. As a wholly owned subsidiary of QCII, our business operations and financial condition could also be affected, potentially impacting our credit ratings and access to the capital markets. In addition, the 2004 QSC Credit Facility contains various limitations, including a restriction on using any proceeds from the facility to pay settlements or judgments relating to investigations or securities actions discussed in "Business—Legal Proceedings—Legal Proceedings Involving QCII—Investigations and Securities Actions" in this prospectus.

Payment Obligations and Contingencies

  Payment obligations

        The following table summarizes our future contractual cash obligations, as of December 31, 2003:

	Payments Due by Period
	Total	2004	2005	2006	2007	2008	Thereafter
	(Dollars in millions)
Future Contractual Obligations(1)(2)
Long-term debt, including current maturities	$7,887	$867	$457	$—	$1,410	$322	$4,831
Interest on debt(3)	7,504	567	515	487	440	394	5,101
Capital lease and other obligations	36	16	7	2	1	1	9
Operating leases	741	123	114	84	79	69	272
Purchase commitment obligations	136	57	39	39	1	—	—

Total future contractual cash obligations	$16,304	$1,630	$1,132	$612	$1,931	$786	$10,213

(1)
This table does not include our net pension and other post-employment benefit obligations, as we cannot presently determine when such payments will be made.

(2)
This table does not include accounts payable of $992 million, dividends payable to QSC of $199 million, accrued expenses and other current liabilities of $956 million, income taxes payable to QSC of $154 million, deferred income taxes of $2.7 billion and other long-term liabilities of $312 million, all of which are recorded on our December 31, 2003 consolidated balance sheet. This table does not include our open purchase orders as of December 31, 2003, as they are primarily cancelable without penalty and therefore do not represent a contractual obligation.

(3)
Interest expense in future years may differ due to refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective as of December 31, 2003.

  Purchase Commitment Obligations

        We have future purchase commitments with CLECs, IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments require us to maintain minimum monthly and/or annual billings, in certain cases based on usage.

  Letters of Credit and Guarantees

        At September 30, 2004, we had letters of credit of approximately $4 million and no guarantees outstanding.

  Contingencies

        We and QCII are defendants in a number of legal actions, and QCII is the subject of a number of investigations by federal and state agencies. While we and QCII intend to defend against these actions vigorously, the ultimate outcomes of these cases are very uncertain, and we can give no assurance as to the impacts on our financial results or financial condition as a result of these matters. For a description of these legal matters and the potential impact on our liquidity, please see "Business—Legal Proceedings" below and "—Near-Term View" and "—Long-Term View" above.

Historical View

  Operating Activities

        We generated cash from operating activities of $2.3 billion and $3.9 billion for the nine months ended September 30, 2004 and 2003, respectively, or a decrease of $1.6 billion. For the nine months ended September 30, 2004, the decrease in cash provided by continuing operating activities compared to 2003 resulted from a $105 million decrease in cash generated from operating income, a $693 million decrease in cash relating to intercompany tax payments from our internal tax allocation and payment policy and a $716 million decrease in cash from changes in other working capital accounts. The decrease in income from continuing operations was primarily due to the continued trend of decreasing revenues. As in prior periods, we can attribute the current declines to intense competition, as evidenced by access line losses, pricing declines and reduction in access services revenue.

        We generated cash from operating activities of $4.8 billion, $4.6 billion and $4.1 billion in 2003, 2002 and 2001, respectively.

        The $262 million increase in cash provided by operating activities in 2003 as compared to 2002 was primarily the result of favorable changes in working capital accounts of $805 million, partially offset by a decrease in cash generated from operating income of $683 million after adjusting for non-cash items including depreciation, amortization, cumulative effect of changes in accounting principles and asset impairments. This decrease in adjusted cash generated from operating income is a direct result of the continuing decline in operating revenues. The 5% annualized decrease in revenue over the last three years is attributed to increasing competition, product substitution and general downturn in the economy and telecommunications industry evidenced by access line losses and pricing declines. We expect continued downward pressure on revenues and profit margins regardless of improvements in the economy or telecommunications sector. These factors may negatively impact cash provided by operations. The increase in cash provided by operations over the last three years has been primarily driven by favorable changes in certain operating assets and liability accounts. We do not expect this trend to continue.

        The $414 million increase in cash provided by operating activities in 2002 as compared to 2001 was primarily the result of favorable changes in working capital accounts of $1.2 billion, partially offset by a decrease in cash generated from operating income of $788 million after adjusting for non-cash items including depreciation, amortization and asset impairments. This decrease in adjusted income from operations is also a direct result of the continuing decline in operating revenues evidenced by access line losses and pricing declines.

        We continue to produce significant operating cash flows regardless of the decline in operating revenue. We expect that the cash flow from operations along with continued access to capital markets will be sufficient to cover our operating expenses, general corporate overhead, capital expenditures and debt service.

        Our employees participate in the QCII pension, post-retirement and other post-employment benefit plans. QCII does not anticipate a requirement to make any significant contribution to the QCII retirement plans in 2004.

Investing Activities

        Cash used in investing activities was $1.1 billion and $1.2 billion for the nine months ended September 30, 2004 and 2003, respectively. Cash used in investing activities for the nine months ended September 30, 2004 decreased $74 million compared to the same period ended 2003 primarily as a result of a $41 million decrease in capital expenditures. Although our capital spending remains historically low due to the drop in wireline demand, we are beginning to selectively spend capital for new product infrastructure and in markets we believe have growth potential.

        Cash used in investing activities was $1.7 billion, $2.5 billion and $4.1 billion in 2003, 2002 and 2001, respectively. Cash used in investing activities in 2003 decreased $851 million compared to 2002 primarily as a result of an $800 million capital contribution to Qwest Wireless and a $111 million reduction in capital expenditures in 2003. Cash used in investing activities during 2002 decreased $1.6 billion compared to 2001 primarily as a result of a $2.5 billion reduction in capital expenditures, partially offset by the capital contributions to Qwest Wireless in 2002. This decrease in capital expenditures during 2002 was the result of our decision to reduce our expansion efforts as a result of the general economic downturn and the completion of many of our major capital projects in 2001.

        Capital expenditures were $1.6 billion, $1.7 billion and $4.2 billion in 2003, 2002 and 2001, respectively. We expect that our 2004 capital expenditures will approximate 2003 levels.

Financing Activities

        Cash used for financing activities was $1.7 billion through September 30, 2004 and $1.5 billion for the same period ended 2003. The increase in cash used for financing activities is primarily the result of a net decrease in cash proceeds from borrowing activities of $664 million partially offset by $332 million of collections on a note receivable from an affiliate and a $99 million reduction in dividend payments. The dividends declared during the three months ended September 30, 2004 were $757 million with dividends paid of $421 million for the same period. At September 30, 2004, we were in compliance with all provisions or covenants of our borrowings.

        Cash (used in) provided by financing activities was ($2.5) billion in 2003, ($2.0) billion in 2002 and $34 million in 2001.

        On June 9, 2003, we entered into a senior term loan with two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of our current indebtedness. The floating rate tranche cannot be prepaid for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with our other long-term debt. The net proceeds were used to refinance debt due in 2003 and fund or refinance our investment in telecommunications assets.

        The floating rate tranche bears interest at London Interbank Offered Rates, or LIBOR, plus 4.75% (with a minimum interest rate of 6.50%), and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 6.50% at December 31, 2003. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

        We paid dividends during the year ended December 31, 2003 of $2.9 billion to QSC.

        Until February 2002, we maintained commercial paper programs to finance our short-term operating cash needs. QCII and we had a $4.0 billion syndicated credit facility, or the Credit Facility, of which $1.0 billion was designated to us. As a result of reduced demand for our commercial paper programs, we borrowed $1.0 billion under the Credit Facility in the first quarter of 2002. During the first quarter of 2002, we paid down approximately $1.0 billion of our current borrowings including substantially all of our outstanding commercial paper.

        In March 2002, we issued $1.5 billion in aggregate principal amount of notes with a 10-year maturity and an 8.875% stated interest rate. At December 31, 2003, the interest rate was 9.125%. Once we have registered the notes with the SEC, the interest rate will return to 8.875%, the originally stated rate. The proceeds from the sale of the notes were used to pay approximately $1.0 billion outstanding under the Credit Facility, other short-term obligations and currently maturing long-term borrowings. QCII and QSC amended the Credit Facility in August of 2002. Following the amendment, we are no longer a party to the Credit Facility.

        We paid dividends during the year ended December 31, 2002 of $1.9 billion to QSC.

Credit Ratings

        The table below summarizes our long-term debt ratings at September 30, 2004 and December 31, 2003 and 2002. In June 2004, Standard and Poor's ("S&P") and Fitch Ratings ("Fitch") upgraded our rating three notches. Both of these ratings increases are reflected in the table below. The ratings as of September 30, 2004 are still in effect.

December 31,
September 30, 2004
		2003	2002
S&P	BB-	B-	B-
Fitch	BB	B	B
Moody's	Ba3	Ba3	Ba3

        With respect to S&P, any rating below BBB indicates that the security is speculative in nature. A BB rating indicates that the issuer is less vulnerable to nonpayment than other speculative issues; however, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation. The plus or minus symbols show relative standing within major categories.

        With respect to Fitch, any rating below BBB is considered speculative in nature. A BB rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met.

        With respect to Moody's Investor Services ("Moody's"), a Ba rating is judged to have speculative elements, meaning that the future of the issuer cannot be considered to be well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times. The "1, 2, 3" modifiers show relative standing within the major categories, 1 being the highest, or best, modifier in terms of credit quality.

        Debt ratings by the various rating agencies reflect each agency's opinion of the ability of the issuers to repay debt obligations as they come due. In general, lower ratings result in higher borrowing costs and/or impaired ability to borrow. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

        Given these current credit ratings, as noted above, our ability to raise additional capital under acceptable terms and conditions may be negatively impacted.

Critical Accounting Policies and Estimates

        We have identified the policies and estimates below as critical to our business operations and the understanding of our results of operations. For a detailed discussion on the application of these and other significant accounting policies, see Note 2—Summary of Significant Accounting Policies to our audited consolidated financial statements in this prospectus. These policies and estimates are considered "critical" because they have the potential to have a material impact on our financial statements and because they require significant judgments and estimates. Note that our preparation of the financial statements contained in this prospectus requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Estimates and Other Reserves

        Our consolidated financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation. If a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. See "Business—Legal Proceedings" in this prospectus. To the extent there are material differences between these estimates and actual results, our consolidated financial statements are affected.

Restructuring

        Periodically, we commit to exit certain business activities, eliminate office or facility locations and/or reduce our number of employees. The charge to record such a decision depends upon various assumptions, including future severance costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, contractual termination costs and so forth. Such estimates are inherently judgmental and may change materially based upon actual experience. The number of employees and the related estimate of severance costs for employees combined with the estimate of future losses on sublease income and disposal activity generally has the most significant impact. Due to the estimates and judgments involved in the application of each of these accounting policies, changes in our plans and these estimates and market conditions could materially impact our financial condition or results of operations.

Revenue Recognition and Related Reserves

        Revenue from services is recognized when the services are provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship period, generally one to ten years. Payments received in advance are deferred until the service is provided. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period. We believe that the accounting estimates related to customer relationship periods and to the assessment of whether a separate earnings process are "critical accounting estimates" because: (1) it requires management to make assumptions about how long we will retain customers; (2) the assessment of whether a separate earnings process exists can be subjective; (3) the impact of changes in actual retention periods versus these estimates on the revenue amounts reported in our consolidated statements of operations could be material; and (4) the assessment of whether a separate earnings process exists may result in revenues being reported in different periods than significant portions of the related costs. As the telecommunications market experiences greater competition and customers shift from traditional land based telephony services to mobile services, our estimated customer relationship periods will likely decrease, and when customers terminate their relationship with us, we may recognize revenue that had previously been deferred under the expectation that services would be provided to that customer over a longer period.

        GAAP requires us to record reserves against our receivable balances based on estimates of future collections and to not record revenue for services provided or equipment sold if collectibility of the revenue is not reasonably assured. We believe that the accounting estimates related to the establishment of reserves for uncollectible amounts in the results of operations is a "critical accounting estimate" because: (1) it requires management to make assumptions about future collections, billing adjustments and unauthorized usage; and (2) the impact of changes in actual performance versus these estimates on the accounts receivable balance reported on our consolidated balance sheets and the results reported in our consolidated statements of operations could be material. In selecting these assumptions, we use historical trending of write-offs, industry norms, regulatory decisions and recognition of current market indicators about general economic conditions that might impact the collectibility of accounts.

Software Capitalization

        Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", we capitalize certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. Further, the recovery of software projects is periodically reviewed and may result in significant write-offs.

Pension and Post-Retirement Benefits

        Pension and post-retirement healthcare and life insurance benefits earned by employees during the year, as well as interest on projected benefit obligations, are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Pension and post-retirement costs are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method.

        In computing the pension and post-retirement benefit costs, QCII must make numerous assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rates, expected rate of return on plan assets and expected future cost increases. Two of these items generally have the most significant impact on the level of cost—discount rate and expected rate of return on plan assets.

        Annually, QCII sets the discount rate primarily based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits. In making this determination we consider, among other things, the yields on Moody's AA corporate bonds as of year-end.

        The expected rate of return on plan assets is the long-term rate of return QCII expects to earn on trust assets. QCII establishes the expected rate of return by reviewing the investment composition of plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets.

        To compute the expected return on pension plan assets, QCII applies an expected rate of return to the market-related value of the plan assets. The market-related asset value is a computed value that recognizes changes in fair value of pension plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, "Employers' Accounting for Pensions", QCII elected to recognize actual returns on pension plan assets ratably over a five year period when computing market-related value of pension plan assets. This method has the effect of reducing the annual market volatility that may be experienced from year to year. As a result, the expected return is not significantly impacted by the actual return on pension plan assets experienced in the current year.

        Changes in any of the assumptions QCII made in computing the pension and post-retirement benefit costs could have a material impact on various components that are the basis for their allocation to us. Factors to be considered include the strength or weakness of the investment markets, changes in the composition of the employee base, fluctuations in interest rates, significant employee hirings or downsizings and medical cost trends. Changes in any of these factors could impact our cost of sales and SG&A in our consolidated statements of operations as well as the value of the asset or liability on our consolidated balance sheets. If QCII's assumed expected rate of return of 9.0% for 2003 was 100 basis points lower, the impact would have been to increase our net pension expense by $100 million. In response to current and expected market conditions, effective January 1, 2004, QCII lowered its assumed expected long-term rate on plan assets to 8.5%. If QCII's assumed discount rate of 6.75% for 2003 was 100 basis points lower, the impact would have been to increase our allocated net pension expense by $51 million in 2003.

Asset Retirement Obligations

        We have network assets located in leased properties such as equipment rooms and central offices. For certain of these leases, we are legally obligated to remove our equipment when the lease expires. As required by SFAS No. 143, "Accounting for Asset Retirement Obligations," we record a liability for the estimated current fair value of the costs associated with these removal obligations. We estimate our removal liabilities using historical cost information, industry factors and current engineering estimates. We then estimate the present value of these costs by discounting the future expected cash payout to current fair value based on our incremental borrowing rate. To the extent there are material differences between our estimated and actual removal costs and our estimated and actual discount rates, we could be required to adjust our recorded liabilities at that time.

Recently Adopted Accounting Pronouncements and Cumulative Effect of Adoption

        On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations", or SFAS No. 143. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation required to be settled under law or written or oral contract. If a reasonable estimate of fair value can be made, the fair value of the liability shall be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $7 million (an asset retirement obligation of $12 million net of an incremental adjustment to the historical cost of the underlying assets of $5 million) as of January 1, 2003.

        Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense and therefore recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No. 143 in 2003. The net income impact of the adoption is $219 million ($365 million less the $7 million charge disclosed above, net of income taxes of $139 million). Beginning January 1, 2003, the net costs of removal related to these assets are being charged to our consolidated statement of operations in the period in which the costs are incurred.

        We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") in the first quarter of 2004. FIN 46R requires an evaluation of three additional criteria to determine if consolidation is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria are met, consolidation is required. The adoption of FIN No. 46R did not have a material impact on the company.

Risk Management

        We are exposed to market risks arising from changes in interest rates. We have excluded our fixed-rate affiliate borrowings from the following discussion as they are not subject to market risk. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure. In the third quarter of 2004, we entered into interest rate swap agreements in the notational amount of $575 million to manage exposure to interest rate movements and optimize our mixture of floating and fixed-rate debt while minimizing liquidity risk. The effective floating interest rate on the agreements is LIBOR plus 3.43%. The interest rate swap agreements were designated as a fair-value hedge which effectively converts a portion of our fixed-rate debt to floating rate through the receipt of fixed-rate amounts in exchange for the floating rate interest payments. The impact on interest expense in the third quarter was minimal.

        As of September 30, 2004 and December 31, 2003, approximately $1.25 billion of our floating-rate debt was exposed to changes in interest rates. As of September 30, 2004 and December 31, 2003, we had approximately $430 million and $850 million respectively, of long-term fixed rate debt obligations maturing in the following 12 months. Any new debt obtained to refinance this debt would be exposed to changes in interest rates. A hypothetical 10% change in the interest rates on this debt would not have had a material effect on our earnings.

        As of September 30, 2004, we had $452 million of cash invested in money market and other short-term investments. Most cash investments are invested at floating rates. As interest rates change, so will the interest income derived from these accounts.

BUSINESS

        We are wholly owned by QSC, which is wholly owned by QCII. We provide local telecommunications and related services, long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

        Our operations are included in the consolidated operations of our ultimate parent, QCII and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

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  InterLATA long-distance services;

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  Dedicated Internet access;

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  Virtual private network;

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  Internet dial access;

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  Web hosting; and

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  Professional services.

        For certain other products and services we provide and for a variety of internal communications functions, we utilize QCII's fiber optic network to transport voice and data traffic. Also, through its fiber optic network, QCII provides nationally some data and Internet access services including private line, ATM and frame relay, which are similar to what we provide within our local service area.

Operations

        We market and sell our products and services to consumer and business customers. In general, our business customers fall into the following categories: (1) small businesses; (2) national and global businesses; (3) governmental entities; and (4) public and private educational institutions. We also provide our products and services to other telecommunications providers on a wholesale basis. We seek to distinguish ourselves from our competitors through our recent and continuing customer service initiatives.

Wireline Services

        We offer a wide variety of wireline products and services in a variety of categories that help people and businesses communicate. Our wireline products and services are offered through our traditional telecommunications network. Our traditional telecommunications network consists of all equipment used in processing telecommunications transactions within our local service area and forms a portion of the public switched telephone network. Our traditional telephone network is made up of both copper cables and fiber optic broadband cables and serves approximately 15.7 million access lines.

Wireline Products and Services

        The following reflects the key categories of our wireline products and services.

        Local voice services—consumer, business and wholesale.    Through our traditional telephone network, we originate and terminate local voice services within local exchange service territories as defined by state regulators. Our consumer and business local voice services include:

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  basic local exchange services provided through access lines connected to our portion of the traditional telephone network;

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  switching services for customers' internal communications through facilities that we own;

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  various custom calling features such as Caller ID, Call Waiting, Call Return and 3-Way Calling;

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  enhanced voice services, such as voice mail;

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  operator services, including directory assistance;

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  public telephone service;

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  voice customer premises equipment; and

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  collocation services (i.e., hosting of another provider's telecommunication equipment in our facilities)

        On a wholesale basis, we provide network transport, billing services and access to our local network within our local service area to other telecommunications providers and wireless carriers. These services allow other telecommunications providers to provide telecommunications services using our local network. At times, we sell UNEs, which allow our wholesale customers to build their own networks and interconnect with our network.

        Long-distance voice services—consumer, business and wholesale.    We provide IntraLATA long-distance service to our customers within our local service area.

        Access services—wholesale.    We provide access services primarily to other telecommunications providers for the use of our local network to connect their customers to their data and IP networks so they can provide long-distance services.

        Data and Internet services—consumer, business and wholesale.    We offer a broad range of products and professional services to enable our customers to transport voice, data and video telecommunications at speeds ranging from 14.4 kilobits per second to 2.5 gigabits per second. Our customers use these products and services in a variety of ways. Our business customers use them to facilitate internal and external data transmissions, such as transferring files from one location to another. Our consumer customers use them to access email and the Internet under a variety of connection speeds and pricing packages. We provide our data and Internet services in our local service area.

        Our consumer and business data and Internet services are described below:

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  Digital subscriber line, which permits existing consumer and business customer telephone lines to operate at higher speeds necessary for video and high-speed data communications to the Internet or private networks. Substantially all of our DSL customers are currently located within our local service area;

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  Asynchronous transfer mode, which is a broadband, network transport service that provides a fast, efficient way to move large quantities of information over our highly reliable, scalable and secure fiber optic broadband network;

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  Frame relay, which is a switching technology that allows data to travel in individual packets of variable length. The key advantage to this approach is that a frame relay network can accommodate data packets of various sizes associated with virtually any data protocol;

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  Private lines, which are direct circuits or channels specifically dedicated to the use of an end-user organization for the purpose of directly connecting two or more sites. Private lines offer a secure solution for frequent communication of large amounts of data between sites; and

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  Integrated services digital network, which is a comprehensive digital network architecture allowing users to transmit voice, data, video and images—separately or simultaneously—over standard telephone lines or fiber optics.

        On a wholesale basis, we provide collocation services, or hosting of other providers' telecommunications equipment in our facilities. We also provide wholesale private line services primarily to other providers of long-distance services to allow them use of our local network to connect their customers to their networks.

Distribution Channels

        We sell our retail wireline products and services through a variety of channels, including direct-sales marketing, telemarketing and arrangements with third-party agents. We also provide the use of similar products and services, and the use of our network assets on a wholesale basis, as described above.

Wireless Services

        We previously provided wireless services in our local service area through our wholly owned subsidiary Qwest Wireless. On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate and no longer have wireless operations.

Other Services

        We provide other services that primarily involve the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties. The majority of these properties are located in our local service area. We also provide affiliate services, which consist of telecommunication services provided to affiliated enterprises.

Customer Service Initiatives

        With increased levels of competition in the telecommunications industry resulting from statutory and regulatory developments and technology advancements, we believe competitive providers are no longer hindered by historical barriers to entry. As a result, we believe factors such as pricing and customer service are increasingly becoming determining factors in maintaining or increasing market share in the telecommunications industry.

        We are seeking to distinguish ourselves from our competitors through our participation in a number of QCII's customer service initiatives supporting its Qwest Spirit of Service™ brand commitment. We believe these initiatives have allowed QCII and us to improve our customer service relative to our peers over the past year. QCII monitors the progress of these customer service initiatives through studies it commissions from an independent market research firm. While QCII's overall performance in these studies remains lower than most of its peers, QCII has seen its small-business customer satisfaction rating ratio improve from a score of 89 for the third quarter of 2003 to 95 for the third quarter of 2004 (a score of 100 being at parity with its peers). In the same period, overall consumer satisfaction also increased from 92 to 96.

        QCII's customer service initiatives include the following:

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  Qwest Choice™.  In 2003 and into 2004, QCII restructured its packaging and pricing plans in order to provide customers with greater choice, flexibility and simplification. These plans offer a variety of combinations of voice services, wireless services and data services, including new products such as stand-alone DSL and VoIP services. QCII also improved its product offerings during this period by entering into strategic relationships with providers of wireless and video communications.

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  Promise of Value™.  QCII initiated its Promise of Value™ campaign in late 2003. This campaign actively assists customers in designing their mix of QCII products and services to obtain the best value for their needs. As part of this campaign, QCII is offering free account reviews and is advising customers on how they can save money on their monthly bills.

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  Customer Support.  QCII has instituted training and incentive plans for its customer care representatives designed to improve the customers' experience with QCII and has expanded its customer care facilities. QCII has also begun opening retail locations where customers can learn more about its products and services and submit orders in person. And QCII has redesigned its website and the appearance of its bills to be clearer for its customers. QCII believes these and other changes will lead to continued improvements in its communications with its customers.

Importance, Duration and Effect of Patents, Trade Names and Copyrights

        Either directly or through our subsidiaries, we own or have licenses to various patents, trade names, copyrights and other intellectual property necessary to the conduct of our business. We do not believe that the expiration of any of our intellectual property rights, or the non-renewal of those rights, would materially affect our results of operations.

Competition

        Local voice services.    In providing local voice services to our consumer and business customers within our local service area, we compete with national carriers, smaller regional providers, competitive access providers, independent telephone companies, Internet telephony providers, wireless providers and cable companies. Technology substitution, such as wireless substitution for wireline, cable telephony substitution for wireline and cable modem substitution for dial-up modem lines and DSL, has been a significant cause for a decrease in our total access lines in 2003. Competition is based primarily on pricing, packaging of services and features, quality of service and increasingly on meeting customer care needs such as simplified billing and timely response to service calls.

        The obligation to make number portability available from wireline to wireless service, which was recently mandated by the FCC, is another competitive factor that may increase access line losses. Also, revenue for local voice services may be affected adversely should providers of VoIP services attract a sizable base of customers who use VoIP to bypass traditional local exchange carriers. A related concern is the risk that access charge fees we receive from other telecommunications providers will be reduced if phone-to-phone VoIP calls remain unregulated and are not subject to intercarrier compensation obligations that apply to traditional telephony.

        Our existing infrastructure and long-standing customer relationships make us the market leader in providing local voice services in our local service area. Although our status as an incumbent local exchange carrier helps make us the leader in providing wireline services within our local service area, increased competition has resulted in recent declines in our access lines. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus for more information regarding trends affecting our access lines.

        Our competitors, mainly CLECs and CLEC/IXC combinations, have accelerated their use of unbundled network element-platforms, or UNE-P. This service, which we are required to provide at wholesale rates as a matter of current federal and state laws and regulations, allows our competitors to purchase all of the elements they may need to provide competitive local services to our customers. Bell Operating Companies, or BOCs such as Qwest, are required to make their network elements available to competitors, which allows CLECs and CLEC/IXC combinations an alternative to building their own telecommunications facilities. Consequently, we believe these competitors are able to provide local service at a cost advantage, allowing them to gain market share. Meanwhile, the obligation to provide

UNEs reduces our revenue and margin. We believe the offering of UNEs will continue to cause downward pressure on our margins and result in incremental retail access line losses.

        Long-distance voice services.    National telecommunications providers, such as AT&T Corporation, Sprint, and MCI, compete with us in providing IntraLATA long-distance services in our local service area. Wireless providers also market both IntraLATA and InterLATA long-distance services as a substitute to traditional wireline service.

        Competition in the long-distance consumer market is based primarily on price, customer service, quality and reliability. We are a market share leader in providing IntraLATA long-distance service within our local service area, but face increasing competition from national carriers, which have substantial financial and technical resources. Competition in the business market is based on similar factors, as well as the ability to offer a ubiquitous solution nationwide.

        In addition, the emergence of certain competitors, such as MCI, XO Communications, Inc. and McLeodUSA, Inc., from bankruptcy proceedings with substantially reduced debt could precipitate an industry-wide reduction in prices, thereby causing a decline in our revenue.

        Access services.    Within our local service area, we compete primarily with smaller regional providers, including CLECs, competitive access providers and independent telephone companies. We compete on network quality, customer service, product features, the speed with which we can provide a customer with requested services and price. Although our status as an ILEC helps make us the leader in providing these services within our local service area, increased competition has resulted in a reduction in access minutes of use billed to national long-distance carriers and wireless carriers. Also, we earn certain revenues when we originate or terminate calls that are carried by national long-distance carriers and wireless carriers that generate carrier access charges for the use of our network. To the extent that VoIP networks or VoIP service providers seek to bypass the traditional methods and obligations to pay this form of intercarrier compensation, or the related "reciprocal compensation" which we earn for use of our network in terminating local calls, these providers could enjoy a competitive advantage versus traditional carriers who must factor the costs of carrier access charges and reciprocal compensation into their charges.

        Data and Internet services.    Business customers are the primary market for these network-related services, although we are increasing our DSL offerings to both consumer and business customers in several markets in our local service area. In providing these services, we compete with national long-distance carriers (such as AT&T, Sprint and MCI), cable operators, ILECs, CLECs and large integrators (such as International Business Machines Corporation and Electronic Data Systems Corporation). Large integrators are also competing in a new manner, providing customers with managed network services, which takes inter-site traffic off our network. Customers are particularly concerned with network reach, but are also sensitive to quality, reliability, customer service and price. We also compete with cable operators who offer high-speed broadband facilities over cable modem, a technology directly competitive with the DSL services we employ. Cable operators who sell data or Internet services via broadband enjoy a regulatory advantage in that they are not presently subject, at least in the jurisdictions in which we operate, to regulation as "telecommunications" providers, which imposes many costs and obligations, such as the obligation to make UNE-P available to competitors or to provide competitive access and interconnect rights.

Regulation

        As a general matter, we are subject to extensive state and federal regulation, including requirements and restrictions arising under the Federal Communications Act, as modified in part by the Telecommunications Act of 1996, or the Telecommunications Act, state utility laws, and the rules and policies of the FCC, state regulators and other governmental entities. Federal laws and FCC regulations apply to regulated interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over regulated telecommunications services that are intrastate in nature. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer regulated services and must obtain prior regulatory approval of rates, terms and conditions for our intrastate services, where required.

        This structure of public utility regulation generally prescribes the rates, terms and conditions of our regulated wholesale and retail products and services (including those sold or leased to CLECs). While there is some commonality among the regulatory frameworks from jurisdiction to jurisdiction, each state has its own unique set of constitutional provisions, statutes, regulations, stipulations and practices that impose restrictions or limitations on the regulated entities' activities. For example, in varying degrees, jurisdictions may provide limited restrictions on the manner in which a regulated entity can interact with affiliates, transfer assets, issue debt and engage in other business activities.

Interconnection

        The FCC is continuing to interpret the obligations of ILECs under the Telecommunications Act to interconnect their networks with, and make UNEs available to other telecommunications providers. These decisions establish our obligations in our local service area and affect our ability to compete outside of our local service area. In May 2002, the U.S. Supreme Court issued its opinion in the appeal of the FCC's rules on pricing of UNEs. The Court affirmed the FCC's rules. Since we were following the FCC's then current UNE pricing rules, this decision did not impact the pricing of our UNEs.

        On August 21, 2003, the FCC issued the triennial review order in response to the D.C. Circuit Court of Appeals' decision vacating the FCC's rules that had determined the UNEs that are required to be made available to competitors. Among the more significant determinations made by the FCC in the triennial review order were: (i) CLECs are not impaired without access to unbundled switching when serving medium-to-large business and government customers, subject to an opportunity for state regulators to rebut this presumption before the FCC, which did not occur; (ii) CLECs are impaired without access to switching, and, concomitantly, the UNE-P, to serve mass market customers, as well as most high capacity loops and dedicated transport services (the transmission facilities between an ILEC's central offices), subject to an opportunity for state regulators to rebut this presumption of impairment; (iii) ILECs are no longer required to provide other carriers with access to the high frequency portion of a loop that is used by CLECs to provide competing DSL services (referred to as line sharing); however, current line sharing customers were "grandfathered," and the requirement to allow line sharing will be phased out over a three-year period; (iv) ILECs are not required to provide CLECs with access to "next generation" networks and facilities used to provide broadband services to residential customers and multiple tenant buildings that are residential or predominately residential in nature; and (v) the FCC modified the prohibition against CLECs using enhanced, extended links, or combinations of unbundled loops, multiplexing and dedicated transport (referred to as EELs) to provide both local and long-distance services; the FCC established requirements designed to prevent the substitution of EELs for special access services needed by a carrier for the provision of its long-distance services.

        QCII, on our behalf joined with other ILECs in requesting that the D.C. Circuit Court of Appeals invalidate the rules that accompanied and were described in the triennial review order. On March 2, 2004, consistent with the ILECs' arguments, a three-judge panel of the D.C. Circuit issued a decision vacating and remanding back to the FCC significant portions of the triennial review order. On June 16, 2004, the D.C. Circuit's decision became effective. As a result of the D.C. Circuit's decision, the FCC must conduct a rulemaking proceeding to adopt new unbundling rules for mass market switching, high capacity loops and dedicated transport, and other issues.

        On August 20, 2004, the FCC initiated a rulemaking proceeding to replace the unbundling rules that were vacated by the D.C. Circuit. In addition, the FCC issued interim unbundling rules that "freeze" the unbundling obligations in the ILECs' interconnection agreements for six months, or until the FCC adopts permanent rules, if that occurs earlier. In response, certain ILECs including us requested that the D.C. Circuit Court of Appeals overturn the interim rules. The petitioners argued that the interim unbundling rules are inconsistent with the court's decision vacating the triennial review order. On October 6, 2004, the D.C. Circuit held the ILECs' challenge in abeyance until at least January 4, 2005. Apart from the interim rules, Qwest has entered into commercial arrangements to provide MCI and numerous other CLECs with a product that is functionally equivalent to UNE-P at rates that are somewhat higher than the rate for UNE-P, and commercial arrangements to provide Covad Communications Company and several other CLECs with a product that is functionally equivalent to, but somewhat higher priced than, UNE line sharing. It is unclear at this time how those arrangements will be affected by the FCC's new unbundling rules.

        On September 15, 2003, the FCC released a Notice of Proposed Rulemaking, instituting a comprehensive review of the rules pursuant to which UNEs are priced and on how the discounts to CLECs are established for their intended resale of our services. In particular, the FCC indicated that it will re-evaluate the rules and principles surrounding Total Element Long Run Incremental Cost, which is the basis upon which UNE prices are set. The outcome of this rulemaking could have a material effect on the revenue and margins associated with our provision of UNEs to CLECs.

Access Pricing

        The FCC has initiated a number of proceedings that could affect the rates and charges for access services that we sell or purchase. These proceedings and related implementation of resulting FCC decisions have not yet been completed. Because there are a number of such proceedings that are inter-related, and because new technologies (such as VoIP) are emerging that pose further complications, it may take some time for the rulemaking to be completed. It is possible that the FCC will recommend a major restructuring of the current system of intercarrier compensation for use of local networks, and this would affect our rights to claim payment for carrier access charges. There has been a national trend towards reducing the amounts charged for "reciprocal compensation" for use of our network to terminate local, IntraLATA and other intra-state calls, in preference for a "bill and keep" approach, but this is subject to varying decisions and interests by the state agencies that govern these intrastate rates. From time to time, the state regulators that regulate intrastate access charges conduct proceedings that may affect the rates and charges for those services.

        On May 31, 2000, the FCC adopted the access reform and universal service plan developed by the Coalition for Affordable Local and Long-Distance Service, or CALLS. The adoption of the CALLS proposal resolved a number of outstanding issues before the FCC. The CALLS plan has a five-year life and provides for the following: (i) elimination of the residential pre-subscribed IXC charge; (ii) increases in subscriber line charges; (iii) reductions in switched access usage rates; (iv) the removal of certain implicit universal service support from access charges and direct recovery from end-users; and (v) commitments from participating IXCs to pass through access charge reductions to end-users. We have opted into the five-year CALLS plan.

        On July 19, 2004, the FCC released a Notice of Proposed Rulemaking commencing a narrow inquiry into access related Subscriber Line Charges (SLC) we may collect from certain end-users.

Advanced Telecommunications Services

        The FCC has ruled that advanced services provided by an ILEC are covered by those provisions of the Telecommunications Act that govern telephone exchange and exchange access services. In December 2001, the FCC released a Notice of Proposed Rulemaking regarding the Regulatory Requirements for ILEC Broadband Telecommunications Services. In this proceeding the FCC has sought comment on what changes should be made in traditional regulatory requirements to reflect the competitive market and create incentives for broadband services growth and investment. The FCC has not yet issued final rules.

Intercarrier Compensation

        On April 27, 2001, the FCC released a Notice of Proposed Rulemaking that commenced a broad inquiry into, and initiated a fundamental re-examination of, all forms of compensation flowing between carriers as a result of their networks being interconnected. There are two primary forms of intercarrier compensation: (i) reciprocal compensation that applies to local traffic and (ii) access charges that apply to long-distance traffic. The purpose of this FCC proceeding is to examine existing forms of intercarrier compensation and explore alternatives. One form of compensation that is being examined is "bill and keep" under which carriers freely exchange traffic and collect charges from their end-user customers in lieu of the present system in which carriers are obligated to compensate one another for network utilization. The rules emanating from this rulemaking could result in fundamental changes in the charges we collect from other carriers and our end-users.

        On April 27, 2001, the FCC issued an Order with regard to intercarrier compensation for Internet service provider, or ISP-bound traffic. The Order required carriers serving ISP-bound traffic to reduce reciprocal compensation rates over a 36-month period beginning with an initial reduction to $0.0015 per minute of use and ending with a rate of $0.0007 per minute of use. In addition, a cap was placed on the number of minutes of use on which the terminating carrier may charge such rates. This reduction lowered costs that we paid CLECs for delivering such traffic to other carriers, but has not had, and is not likely to have, a material effect on our results of operations.

        On May 3, 2002, the D.C. Circuit Court of Appeals remanded the matter to the FCC to implement a rate methodology that is consistent with the court's ruling. The rules promulgated by the FCC remain in effect while the agency contemplates further action. Modifications in the FCC's rules or prescribed rates could increase our expenses. This remand proceeding is ongoing at the FCC.

        On October 18, 2004, in a related docket the FCC released an Order deciding to forbear from applying certain interim rules adopted in the April 27, 2001 Order described above. Those particular interim rules related to the cap on the number of minutes of use and required carriers to exchange ISP-bound traffic on a bill-and-keep basis if those carriers were not exchanging traffic pursuant to interconnection agreements prior to adoption of the April 27, 2001 Order. The effect of this Order may be to increase our payments of reciprocal compensation. In some instances, existing state rules regarding reciprocal compensation and applicable interconnection agreements limit the effect of this Order.

Wireless Local Number Portability

        On November 10, 2003, the FCC issued an order and further notice of proposed rulemaking on local number portability, or LNP, mandating that wireline carriers must port telephone numbers to wireless carriers. The LNP order provided guidance to both the wireline and wireless industries on matters related to "intermodal" LNP, or the ability of customers to switch from a wireline carrier to a wireless carrier or from a wireless to a wireline carrier without changing telephone numbers.

        In the LNP order, the FCC prescribed that porting from a wireline carrier to a wireless carrier is required where the requesting wireless carrier's coverage area overlaps the geographic location in which the wireline number is provisioned, including cases where the wireless carrier does not have a point of interconnection or numbering resources in the rate center to which the phone number is assigned. The FCC also sought comment on and will issue further rules regarding the facilitation of wireless to wireline porting in cases where the rate center associated with the wireless number is different from the rate center in which the wireline carrier seeks to serve the customer. The LNP order was preceded by an FCC order, dated October 7, 2003, that dealt with issues related to implementation of wireless-to-wireless LNP.

        To date, we do not believe the FCC's rules related to wireline-to-wireless LNP have had a significant impact on our access line losses, revenue or related costs. Going forward, we believe the most significant impacts will be an increase in operational costs of implementing local number portability and the unfavorable impact on customer satisfaction due to technical difficulties with the porting process, both at Qwest and with other telecommunications providers. In this regard, the FCC has a current proceeding to address whether the wireline porting interval (both to wireless and wireline providers) should be reduced. We could also experience an acceleration of our access line losses resulting from portability rules.

Voice Over Internet Protocol

        On December 1, 2003, the FCC conducted a public forum hearing to gather information concerning advancements, innovations, and regulatory issues related to VoIP services. Chairman Powell of the FCC has announced an intention to make VoIP a higher priority on the FCC's agenda in the next year. On March 10, 2004, the FCC issued its Notice of Proposed Rulemaking, or NPR, instituting a formal rulemaking proceeding, or the IP-Enabled Services Proceeding, addressing many issues related to VoIP and other Internet services. This rulemaking raises issues that overlap, to a degree, with the rulemakings concerning ILEC Broadband Telecommunications Services and Intercarrier Compensation. There are a number of issues that have been presented to the FCC that concern VoIP and that could affect intercarrier compensation requirements and other federal or state requirements such as those that impose a fee to support "universal service" and support the extension of telecommunications and Internet facilities to rural areas and to public schools and facilities in inner cities.

        On September 22, 2003, Vonage Holdings Corporation filed a petition for declaratory ruling requesting that the FCC preempt an order of the Minnesota Commission imposing regulations applicable to providers of telephone service on Vonage's DigitalVoice, an IP based voice service sold to retail customers. On November 12, 2004, the FCC released its unanimous decision finding that preemption of state telecommunication service regulation was consistent with federal law and policies intended to promote the continued development of the Internet, broadband and interactive services. The FCC further concluded that divergent state rules, regulations and licensing requirements could impede the rollout of such services that benefit consumers by providing them with more choice, competition and innovation. The FCC noted that the question of whether such IP based services should be classified as an unregulated "information service" under the Communications Act or as a telecommunications service will be addressed in the FCC's IP-Enabled Services Proceeding described above. The FCC will also address in that proceeding whether VoIP providers must pay carrier access charges or intercarrier compensation and contribute to the universal service fund and will discuss other issues in the context of IP-enabled services, including access by disabled persons, applicability of law enforcement statutes and the provision of emergency (911) services. We are following these developments closely, as our network is capable of VoIP transport and similarly can be used to carry combinations of voice and other forms of data in an IP-addressed packet format. VoIP offerings are likely to grow as the technology matures and the regulatory situation is clarified, and such growth in VoIP could contribute to further declines in our sales of local exchange access lines or local exchange services.

Operations, Installation and Maintenance

        On March 17, 2004, the FCC released an order eliminating the prohibition on shared network operations, installation and maintenance (OI&M) between BOCs and their long distance affiliates. The FCC put the prohibition in place in 1996 as part of its regulatory requirements implementing the 1996 Telecommunications Act. In its recent order the FCC concludes the OI&M prohibition is no longer appropriate because the costs outweigh the benefits and accounting safeguards and other restrictions are adequate to protect against competitive harm. On May 5, 2004, Qwest filed with the FCC a revised cost allocation manual covering affiliate transactions permitted by the OI&M order. Significant consolidation of a number of network OI&M functions to improve efficiency and to reduce unnecessary duplication have since been implemented. QCII is continuing to aggressively evaluate how to best take further advantage of the elimination of the OI&M prohibition in a manner which increases efficiency, reduces costs and improves customer service.

Employees

        As of October 31, 2004, we employed approximately 30,000 employees. We continue to reduce employees in accordance with our restructuring plans. There is additional information regarding this restructuring in Note 8—Restructuring and Merger-Related Charges to our audited consolidated financial statements in this prospectus.

        Approximately 25,000 of our employees are represented by collective bargaining agreements with the CWA and the IBEW. In August 2003, we entered into new two-year collective bargaining agreements with the CWA and the IBEW. Each of these agreements was ratified by union members and expires on August 13, 2005. Among other things, these agreements provide for guaranteed wage levels and continuing employment-related benefits.

Properties

        Our principal properties do not lend themselves to simple description by character and location. The percentage allocation of our gross investment in property, plant and equipment consisted of the following:

	December 31,
	2003	2002
Land and buildings	7%	7%
Communications equipment	43	43
Other network equipment	44	43
General-purpose computers and other	6	6
Construction in progress	—	1

	100%	100%

        Land and buildings consist of land, land improvements, central office and certain administrative office buildings. Communications equipment primarily consists of switches, routers and transmission electronics. Other network equipment primarily includes conduit and cable. General-purpose computers and other consists principally of computers, office equipment, vehicles and other general support equipment. We own substantially all of our telecommunications equipment required for our business. Total gross investment in property, plant and equipment was approximately $42.7 billion and $42.1 billion at December 31, 2003 and 2002, respectively, before deducting accumulated depreciation.

        We own and lease sales offices in major metropolitan locations. Our network management centers are located primarily in buildings that we own at various locations in geographic areas that we serve. Substantially all of the installations of central office equipment for our local service business are located in buildings and on land that we own.

Legal Proceedings

        Throughout this prospectus, when we refer to a class action as "putative" it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent. When we refer to a derivative action as "purported," it is because the plaintiff alleges that he, she or it has brought the claim on our behalf and the court has not yet ruled that the complaint meets the requirements for a proper derivative case.

Legal Proceedings Involving QC

Securities Action

        On June 27, 2002, a putative class action was filed in Colorado in the District Court for the County of Boulder against us, QCII, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio and Robin R. Szeliga on behalf of purchasers of QCII's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000. The complaint alleges, among other things, that QCII and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make QCII appear successful and to inflate the value of QCII's stock. The complaint asserts claims under sections 11, 12, 15 and 17 of the Securities Act. The complaint seeks unspecified monetary damages, disgorgement of illegal gains and other relief. On July 31, 2002, the defendants removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified below. Plaintiffs moved to remand the lawsuit back to state court, which defendants opposed. On September 23, 2004, the court issued an order granting plaintiffs' motion for remand. Defendants have filed motions to dismiss which are pending.

  Regulatory Matters

        On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against Qwest with the Minnesota Public Utilities Commission, or the Minnesota Commission, alleging that Qwest, in contravention of federal and state law, failed to file interconnection agreements with the Minnesota Commission relating to certain of its wholesale customers, and thereby allegedly discriminated against other CLECs. On November 1, 2002, the Minnesota Commission issued a written order adopting in full a proposal by an administrative law judge that Qwest committed 26 individual violations of federal law by failing to file, as required under section 252 of the Telecommunications Act, 26 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also found that Qwest agreed to provide and did provide to McLeodUSA, Inc. and Eschelon Telecom, Inc. discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order found Qwest also violated state law, that the harm caused by its conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone.

        The Minnesota Commission issued its final, written decision imposing various penalties, credits and obligations on May 21, 2003. The Minnesota Commission decision would require a penalty payment to the state of approximately $26 million and payments of carrier credits of approximately $18 million. Of the $18 million, about $3 million has been released by the carriers in bankruptcy proceedings. On June 19, 2003, Qwest appealed the Minnesota Commission's orders to the United States District Court for the District of Minnesota. On August 25, 2004, the District Court issued its order. The Court affirmed the Commission's order requiring Qwest to pay the $26 million penalty. The Court reversed and vacated that portion ruling on the credits finding that the Commission did not have the authority to order such remedies. The Commission and carriers have appealed the credit issue to the United States Court of Appeals for the Eighth Circuit, and Qwest has cross-appealed the penalty issue. The appeal is pending.

        Arizona, Colorado, New Mexico, Washington, Iowa, South Dakota and Oregon have also initiated formal proceedings regarding Qwest's alleged failure to file required agreements in those states. New Mexico has issued an order providing its interpretation of the standard for filing these agreements, identified certain Qwest contracts as coming within that standard and opened a separate docket to consider further proceedings. On April 29, 2004, the New Mexico Staff filed comments recommending penalties totaling $5.05 million. New Mexico CLECs also have filed testimony requesting carrier credits. Colorado has also opened an investigation into these matters, and on February 27, 2004, the Staff of the Colorado PUC submitted its Initial Comments. The Colorado Staff's Initial Comments recommended that the PUC open a show cause proceeding based upon the Staff's view that Qwest and CLECs had willfully and intentionally violated federal and state law and Commission rules. The Staff also detailed a range of remedies available to the Commission, including but not limited to an assessment of penalties and an obligation to extend credits to CLECs. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs to resolve claims relating to potential penalties in the docket and that offers CLECs credits that could total approximately $9 million. On November 9, 2004, Qwest and the Staff of the Washington Commission entered into a settlement under which Qwest agreed to pay a penalty of $7.8 million. This settlement, which is subject to approval by the Washington Commission, does not require Qwest to provide any credits to CLECs. The proceedings and investigations in New Mexico, Colorado and Washington could result in the imposition of fines and other penalties against Qwest that could be material. Oregon has opened a formal docket to consider a stipulation between Qwest and the Oregon Staff for the payment of a penalty of approximately $1 million. Iowa and South Dakota have concluded their inquiries resulting in no imposition of penalties or obligations to issue credits to CLECs in those states. Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        Illuminet, Inc., a traffic aggregator, and several of its customers have filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota, New Mexico and Colorado, alleging that they are entitled to refunds due to Qwest's purported improper implementation of tariffs governing certain signaling services it provides in those states. The commissions in Idaho and Nebraska have ruled in favor of Illuminet and awarded it $1.5 million and $5.8 million, respectively. Qwest sought reconsideration in both states, which was denied, and subsequently Qwest perfected appeals in both states. On October 8, 2004, the Nebraska Supreme Court issued an order dismissing Qwest's appeal on procedural grounds. The proceedings in the other states and in states where Illuminet has not yet filed complaints could result in agency decisions requiring additional refunds. In addition, Nextel has filed an arbitration requesting refunds due to alleged improper implementation of the signaling services. These actions by Illuminet and Nextel, together with any similar, future actions, could result in additional damages and awards that could be significant.

        In 2001, during the course of obtaining New Mexico state regulatory commission approval for an alternative form of regulation that included defined increases in local exchange telephone rates, we made a commitment to invest in communications infrastructure in New Mexico. The New Mexico regulatory commission has opened a docket to gather information and to investigate whether we are in compliance with or are likely to meet that commitment. The ultimate outcome of this matter is uncertain, but could result in obligations or price changes that could be significant.

        To the extent appropriate, we have provided reserves in our financial statements for the above matters. We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

  Other Matters

        From time to time we receive complaints and become subject to investigations regarding "slamming" (the practice of changing long-distance carriers without the customer's consent), "cramming" (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered) and other sales practices. In 2003, we resolved allegations and complaints of slamming and cramming with the Attorneys General for the states of Arizona, Colorado, Idaho, Oregon, Utah and Washington. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states between $200,000 and $3.75 million. We may become subject to other investigations or complaints in the future and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

        We are subject to a number of environmental matters as a result of our prior operations as part of the Bell System. We believe that expenditures in connection with remedial actions under the current environmental protection laws or related matters will not be material to our business or financial condition.

Legal Proceedings Involving QCII

        QCII is involved in several investigations, securities actions and other matters that, if resolved against QCII, could have a material adverse effect on our business and financial condition. These matters are more fully described below.

Investigations and Securities Actions

        The investigations and securities actions described below present material and significant risks to QCII. The size, scope and nature of the restatements of our and QCII's consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these investigations and actions, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. We can give no assurance as to the impacts on our financial results or financial condition that may ultimately result from all of these QCII matters; however, QCII has recently settled the investigation of it by the SEC, as described in more detail in Note 8—Subsequent Events to our unaudited condensed consolidated financial statements included in this prospectus. In December 2003, QCII recorded a charge in its consolidated financial statements amounting to $200 million in connection with these matters, and, in June 2004, QCII recorded an additional charge of $300 million. The total reserve as of June 2004 included a reserve for the SEC investigation that was settled in October 2004. QCII recently recorded a further charge of $250 million, bringing the aggregate reserve to $750 million, which represents the payment to be made to the SEC (as discussed in more detail in "Prospectus Summary—Recent Developments") and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions described below. The reserve is recorded at QCII. No portion of the QCII reserve has been reflected in either our interim unaudited condensed consolidated financial statements for the period ended September 30, 2004 or our annual audited consolidated financial statements for the period ended December 31, 2003, both of which are included in this prospectus.

        QCII has recorded its estimate of the minimum liability because no estimate of probable loss for these matters is a better estimate than any other amount. If the $500 million in recorded reserve that will remain after QCII has paid the amounts owed under the SEC settlement is insufficient to cover these other matters, QCII will need to record additional charges to its statement of operations in future periods. Additionally, QCII is unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these remaining matters due to their preliminary and complex nature, and as a result, the amount QCII has reserved for these matters is its estimate of the lowest end of the possible range of loss. The ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss it may ultimately incur could be substantially more than the reserve it has provided.

        At this time, QCII believes that it is probable that a portion of the recorded reserve for the securities actions will be recoverable from a portion of the insurance proceeds that were placed in a trust to cover its losses and the losses of individual insureds following its November 12, 2003 settlement of disputes with certain of its insurance carriers related to, among other things, the investigations and securities and derivative actions described below.

        QCII continues to defend against the securities actions vigorously. However, QCII is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserves could have a significant impact, and QCII can give no assurance that it will have the resources available to pay any such judgment. The magnitude of any settlements or judgments resulting from these actions could materially and adversely affect QCII's ability to meet its debt service obligations and affect its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any such settlements or judgments may cause QCII to draw down significantly on its cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such actions could include issuing additional securities or asset sales. As a wholly owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to capital markets.

Investigations

        On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of its business. QCII believes the U.S. Attorney's Office is investigating various matters that include the transactions related to the various adjustments and restatements described in QCII's annual report on Form 10-K/A for the year ended December 31, 2002, and transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with it. QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation. However, QCII cannot predict the outcome of this investigation or the timing of its resolution.

        Also, on June 17, 2004, in connection with an informal investigation, QCII received a letter from the SEC requesting certain information concerning the methodologies used to calculate its number of customers, subscribers and access lines. QCII believes that similar requests have been made to various other companies in the telecommunications sector. QCII is cooperating with the SEC in this matter. On July 23, 2004, QCII received from the FCC a letter stating that the request by the SEC raised concerns about the accuracy of certain information periodically submitted to the FCC by QCII. The FCC requested that QCII review information it submitted to the FCC for 2003 and affirm its accuracy or file appropriate revisions of these submissions. QCII believes that similar requests from the FCC have also been made to other telecommunications companies.

        In addition, as the GSA previously announced in July 2002, it is conducting a review of all contracts with QCII for purposes of determining present responsibility. On September 12, 2003, QCII was informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether QCII (including us and its other subsidiaries) should be considered for debarment. QCII has been informed that the basis for the referral was the February 2003 indictment against four former QCII employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity, Inc. in 2000. QCII is cooperating fully with the GSA and believes that it and we will remain suppliers of the Federal government; however, if it and we are not allowed to be suppliers to the Federal government, it and we would lose the ability to expand the services we could provide to a purchaser of telecommunications services that has historically represented between 2% and 3% of QCII's consolidated annual revenue.

Securities Actions

        Since July 27, 2001, 13 putative class action complaints have been filed in federal district court in Colorado against QCII alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, the remaining actions have been consolidated into a consolidated securities action, which we refer to herein as the "consolidated securities action."

        On February 6, 2004, plaintiffs in the consolidated securities action filed a Fifth Consolidated Amended Class Action Complaint, or the Fifth Consolidated Complaint. On November 30, 2004, the Court ruled on defendants' motions to dismiss and/or strike the Fifth Consolidated Complaint granting certain motions and denying others. As a result of that decision, the operative portions of the Fifth Consolidated Complaint are purportedly brought on behalf of purchasers of publicly traded securities of QCII between May 24, 1999 and February 14, 2002, and name as defendants QCII, QCII's former Chairman and Chief Executive Officer, Joseph P. Nacchio, QCII's former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, other of QCII's former officers and current directors and Arthur Andersen LLP. The operative portions of the Fifth Consolidated Complaint allege, among other things, that during the putative class period, QCII and certain of the individual defendants made materially false statements regarding the results of QCII's operations in violation of section 10(b) of the Exchange Act, certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and certain of the individual defendants sold some of their shares of QCII's common stock in violation of section 20A of the Exchange Act. The operative portions of the Fifth Consolidated Complaint further allege that QCII and certain other defendants violated section 11 of the Securities Act, by preparing and disseminating false registration statements and prospectuses for the registration of QCII common stock to be issued to U S WEST shareholders in connection with the Merger, and for the exchange of $3.25 billion of QCII's notes pursuant to a registration statement dated July 12, 2001, and $3.75 billion of QCII's notes pursuant to a registration statement dated October 30, 2001. Additionally, the operative portions of the Fifth Consolidated Complaint allege that certain of the individual defendants are liable as control persons under section 15 of the Securities Act by reason of their stock ownership, management positions and/or membership or representation on QCII's Board of Directors. The operative portions of the Fifth Consolidated Complaint seek unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the putative class will seek damages in the tens of billions of dollars.

        Since March 2002, seven putative class action suits brought under the Employee Retirement Income Security Act of 1974, as amended, were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until the present. These suits also purport to seek relief on behalf of the Plan. By court order, these putative class actions have been consolidated. A Second Amended and Consolidated Complaint was filed on May 29, 2003, consolidating the allegations of six of the actions. The seventh, although consolidated, continues to assert related claims, but in a separate complaint. We refer to these actions as "the consolidated ERISA actions." An eighth case was filed in June 2003, which, although not a putative class action, purports to seek relief on behalf of the Plan. This case contains allegations similar to those in the consolidated ERISA actions, and thus QCII expects it to be consolidated with those actions. Defendants in the consolidated ERISA actions include QCII, several former and current directors of QCII, certain former officers of QCII, Qwest Asset Management, QCII's Plan Design Committee, the former Plan Investment Committee, the former Plan Administrative Committee of the pre-Merger Qwest 401(k) Savings Plan and the Plan as a nominal defendant. The consolidated ERISA actions allege, among other things, that the defendants breached fiduciary duties to the Plan participants and beneficiaries by allegedly allowing excessive concentration of the Plan's assets in QCII's stock, requiring certain participants in the Plan to hold the matching contributions received from QCII in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudence of investing in QCII's stock, continuing to offer QCII's stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan's shares against it, preventing Plan participants from acquiring QCII's stock during certain periods, and, as against some of the individual defendants, capitalizing on their private knowledge of QCII's financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys' fees and costs and restitution. In response to motions to dismiss the consolidated ERISA actions, the court dismissed claims regarding the voting of shares in favor of the Merger, and denied the remainder of those motions. Plaintiffs moved for class certification. The court has denied that motion, but instructed the plaintiffs to file a modified motion for class certification. Plaintiffs have filed a new motion for class certification.

        On December 10, 2002, the California State Teachers' Retirement System, or CalSTRS, filed suit against QCII, certain of QCII's former officers and certain of QCII's current directors and several other defendants, including Arthur Andersen LLP and several investment banks, in the Superior Court of the State of California in and for the County of San Francisco. The complaint alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenue and decrease its expenses so that QCII would appear more successful than it actually was during the period in which CalSTRS purchased and sold QCII securities. CalSTRS has asserted that those actions caused it to lose in excess of $150 million invested in QCII's equity and debt securities. The complaint purported to state causes of action against QCII for (i) violation of California Corporations Code section 25400 et seq. (securities laws); (ii) violation of California Corporations Code section 17200 et seq. (unfair competition); (iii) fraud, deceit and concealment; and (iv) breach of fiduciary duty. Among other requested relief, CalSTRS sought compensatory, special and punitive damages, restitution, pre-judgment interest and costs. QCII and the individual defendants filed a demurrer, seeking dismissal of all claims. In response, CalSTRS voluntarily dismissed the unfair competition claim but maintained the balance of the complaint. The court denied the demurrer as to the California securities law and fraud claims, but dismissed the breach of fiduciary duty claim against QCII with leave to amend. The court also dismissed the claims against Robert S. Woodruff and Robin R. Szeliga on jurisdictional grounds. On or about July 25, 2003, plaintiff filed a First Amended Complaint. The material allegations and the relief sought remain largely the same, but plaintiff no longer alleges claims against Mr. Woodruff and Ms. Szeliga following the court's dismissal of the claims against them. CalSTRS reasserted its claim against QCII for breach of fiduciary duty as a claim of aiding and abetting breach of fiduciary duty. QCII filed a second demurrer to that claim, and on November 17, 2003, the court dismissed that claim without leave to amend.

        On November 27, 2002, the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, filed a lawsuit in New Jersey Superior Court, Mercer County. On October 17, 2003, New Jersey filed an amended complaint alleging, among other things, that QCII, certain of QCII's former officers and certain current directors and Arthur Andersen LLP caused QCII's stock to trade at artificially inflated prices by employing improper accounting practices, and by issuing false statements about QCII's business, revenues and profits. As a result, New Jersey contends that it incurred hundreds of millions of dollars in losses. New Jersey's complaint purports to state causes of action against QCII for: (i) fraud; (ii) negligent misrepresentation; and (iii) civil conspiracy. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages. Defendants have filed motions to dismiss. Those motions are pending.

        On January 10, 2003, the State Universities Retirement System of Illinois, or SURSI, filed a lawsuit in the Circuit Court of Cook County, Illinois. SURSI filed suit against QCII, certain of QCII's former officers and certain current directors and several other defendants, including Arthur Andersen LLP and several investment banks. On October 29, 2003, SURSI filed a second amended complaint which alleges, among other things, that defendants engaged in fraudulent conduct that caused it to lose in excess of $12.5 million invested in QCII's common stock and debt and equity securities and that defendants engaged in a scheme to falsely inflate QCII's revenues and decrease its expenses by improper conduct related to transactions with the Arizona School Facilities Board, Genuity, Calpoint LLC, KMC Telecom Holdings, Inc., KPNQwest N.V., and Koninklijke KPN, N.V. The second amended complaint purports to state the following causes of action against QCII: (i) violation of the Illinois Securities Act; (ii) common law fraud; (iii) common law negligent misrepresentation; and (iv) violation of section 11 of the Securities Act. SURSI seeks, among other relief, punitive and exemplary damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement. On July 9, 2004, the court dismissed the action against certain individual defendants for lack of personal jurisdiction. QCII has indicated its intention to file a motion to dismiss the second amended complaint. The court has not yet set a schedule for the briefing and resolution of such a motion.

        On February 9, 2004, Stichting Pensioenfonds ABP, or SPA, filed suit against QCII, certain of QCII's former officers and employees, certain of QCII's current and former directors, as well as several other defendants, including Arthur Andersen LLP, Citigroup Inc. and various affiliated corporations of Citigroup Inc., in the United States District Court for the District of Colorado. QCII and certain other defendants moved to dismiss that complaint. On July 7, 2004, while those motions were pending, SPA filed an amended complaint. SPA alleges in its amended complaint that the defendants engaged in fraudulent conduct that caused SPA to lose more than $100 million related to SPA's investments in QCII's equity securities purchased between July 5, 2000 and March 11, 2002. The complaint alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects. SPA alleges claims against QCII and other defendants for violations of sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, negligent misrepresentation, respondeat superior, and civil conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause QCII to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than QCII. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs. Defendants have filed motions to dismiss the amended complaint. These motions are pending.

        On March 22, 2004, Shriners Hospital for Children, or SHC, filed suit against QCII, certain of its former employees, and certain unidentified persons in the District Court for the City and County of Denver. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado. In July 2004, SHC filed an amended complaint in the United States District Court for the District of Colorado. The amended complaint alleges claims against QCII and the individual defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation, similar to the claims alleged in the initial complaint, and adds new claims against all defendants based upon sections 10(b), 18(a) and 20(a) of the Exchange Act. SHC alleges compensatory damages of $17 million. SHC seeks compensatory and punitive damages, interest, costs and attorneys' fees. Defendants have filed motions to dismiss the amended complaint. These motions are pending.

        On or about March 30, 2004, Teachers' Retirement System of Louisiana, or TRSL, filed suit against QCII, certain of its former employees, and certain unidentified persons in the District Court for the City and County of Denver. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado. In July 2004, TRSL filed an amended complaint in the United States District Court for the District of Colorado. The amended complaint alleges claims against QCII and the individual defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation, similar to the claims alleged in the initial complaint, and adds new claims against all defendants based upon sections 10(b), 18(a) and 20(a) of the Exchange Act. TRSL alleges compensatory damages of approximately $23 million. TRSL seeks compensatory and punitive damages, interest, costs and attorneys' fees. Defendants have filed motions to dismiss the amended complaint. These motions are pending.

        On September 22, 2004, a number of New York City pension and retirement funds ("NYC Funds") filed a lawsuit against QCII, certain of its former officers and employees, certain of its current and former directors, as well as several other defendants, including Arthur Andersen LLP, Citigroup, Inc., and various affiliated corporations of Citigroup, Inc., in the United States District Court for the District of Colorado. The NYC Funds allege in their complaint that the defendants engaged in fraudulent conduct that caused NYC Funds to lose more than $300 million related to NYC Funds' investments in QCII common stock and bonds purchased between May 1, 1999 and July 28, 2002. The complaint alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects. NYC Funds allege claims against QCII and other defendants for, among other things, violations of sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, negligent misrepresentation, respondeat superior, and civil conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause QCII to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than QCII. NYC Funds seek, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs.

Other Matters

        In January 2001, an amended purported class action complaint was filed in Denver District Court against QCII and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that QCII had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim QCII denies. In September 2002, QCII filed a motion for summary judgment on all claims. Plaintiffs filed a cross-motion for summary judgment on their breach of contract claims only. On July 15, 2003, the court denied both summary judgment motions. Plaintiffs' claims for breach of fiduciary duty and breach of contract remain pending. Additionally, QCII recently filed motions asking the court to rule on certain discrete issues of law affecting the action. The case is now in the class certification stage, which QCII is challenging.

        Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed in various courts against QCII on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. Class certification was denied in the Louisiana proceeding and, subsequently, summary judgment was granted in QCII's favor. A new Louisiana class action complaint has been filed, and QCII is challenging class certification. Class certification was also denied in the California proceeding, although plaintiffs have filed a motion for reconsideration. Class certification was granted in the Illinois and Tennessee proceedings. Class certification has not been resolved yet in the other proceedings. The complaints challenge QCII's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge QCII's right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenged QCII's right to install fiber optic cable in any right-of-way, including public highways, but this case has been dismissed. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit QCII to install its fiber optic cable on the plaintiffs' property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII's network passes. The California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which

QCII's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. Plaintiffs in the Illinois action have filed a motion to expand the class to a nationwide class. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, QCII filed a proposed settlement of all these matters (except those in Louisiana) in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing putative class action claims, except those in Louisiana. Accordingly, with the exception of the Louisiana actions, all other right of way actions were stayed. The settlement and the court's injunction were opposed by some, but not all, of the plaintiffs' counsel and are on appeal before the Seventh Circuit Court of Appeals. On October 19, 2004, a panel of judges on the Seventh Circuit vacated the lower court's approval of the nationwide settlement class and the lower court's injunction against competing putative class actions. On November 2, 2004, QCII and the other defendants filed a petition for reconsideration by both the appellate panel that made the decision and by all of the judges on the Seventh Circuit.

        On January 20, 2004, we filed a complaint in the District Court for the City and County of Denver against KMC Telecom LLC and several of its related parent or subsidiary companies (collectively, "KMC"). We are seeking a declaration that a series of amended contracts and related consent agreements we executed with KMC and its lenders are not effective and to recoup other damages and attorneys' fees and costs. These contracts and related consent agreements would obligate us to pay a net incremental amount of approximately $110 million if determined to be effective. KMC subsequently asserted counterclaims for declaratory judgment and anticipatory breach of contract. We then filed an amended complaint on August 16, 2004, in order to amend and expand our claims and name additional defendants. Also on August 16, 2004, one of these additional defendants, General Electric Capital Corporation ("GECC"), filed a complaint in intervention, seeking to assert claims for declaratory judgment and anticipatory breach of contract against us. GECC and KMC seek a declaration that the relevant contracts are in effect and claim unspecified damages for anticipatory breach of the contracts/consent agreements and their attorneys' fees and costs.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court alleging that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with an investment by the plaintiff in securities of KPNQwest. QCII is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. The plaintiff trust claims to have lost $10 million in its investment in KPNQwest. On March 19, 2004, plaintiffs filed a second amended complaint asserting violations of the securities laws and other claims. Defendants' motions to dismiss the second amended complaint were denied.

        On October 4, 2002, a putative class action was filed in the federal district court for the Southern District of New York against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest, in which QCII was a major shareholder. The complaint alleges, on behalf of certain purchasers of KPNQwest securities, that Ackermans engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and securities. Ackermans was the only defendant named in the original complaint. On January 9, 2004, plaintiffs filed an amended complaint adding as defendants QCII, certain of QCII's former executives who were also on the supervisory board of KPNQwest, and others. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' fees and costs. After defendants moved to dismiss the first amended complaint, plaintiffs filed a second amended complaint in October 2004.

        On June 25, 2004, J.C. van Apeldoorn and E.T. Meijer, in their capacity as trustees in the Dutch bankruptcy proceeding for KPNQwest, filed a complaint in the United States District Court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt Organizations Act,

and breach of fiduciary duty and mismanagement under Dutch law. QCII is a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs seek compensatory and punitive damages, as well as an award of plaintiffs' fees and costs. On October 4, 2004, defendants moved to stay the lawsuit and to compel arbitration of all claims.

        The Internal Revenue Service, or IRS, has proposed a tax adjustment for QCII for tax years 1994 through 1996. The principal issue involves QCII's allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by QCII. The IRS disputes QCII's allocation of the costs between QCII and third parties for whom it was building similar network assets during the same time period. Similar claims have been asserted against QCII with respect to 1997 and 1998, and it is possible that claims could be made against QCII for other periods. QCII is contesting these claims and does not believe the IRS will be successful. Even if they are, QCII believes that any significant tax obligations will be partially offset as a result of available net operating losses and tax sharing arrangements. Additionally, the IRS has issued a Notice of Proposed Adjustment of penalty in the amount of $37 million related to QCII's tax strategy, Contested Liability Acceleration Strategy ("CLAS"). In the second quarter of 2004, QCII recorded income tax expense of $136 million primarily related to a change in the expected timing of deductions related to CLAS. QCII is contesting this claim and is seeking abatement of this penalty and interest. The ultimate outcomes of all these matters are uncertain, and we can give no assurance as to whether an adverse result will have a material effect on our financial results.

Matters Resolved in the Third Quarter of 2004

        On each of March 6, 2002 and November 22, 2002, a purported derivative action was filed in Denver District Court, which we refer to collectively as the Colorado Derivative Litigation. On February 5, 2004, plaintiffs in one of these cases filed an amended complaint naming as defendants certain of QCII's current and former officers and directors and Anschutz Company, and naming QCII as a nominal defendant. The two purported derivative actions were consolidated on February 17, 2004. The amended complaint alleged, among other things, that various of the individual defendants breached their legal duties to QCII by engaging in various kinds of self-dealings, failing to oversee compliance with laws that prohibit insider trading and self-dealing, and causing or permitting QCII to commit alleged securities laws violations, thereby causing QCII to be sued for such violations and subjecting QCII to adverse publicity, increasing its cost of raising capital and impairing earnings.

        Beginning in May 2003, the parties to the Colorado Derivative Litigation and the Delaware Derivative Litigation (defined below) participated in a series of mediation sessions. On November 14, 2003, as a result of this process, the parties agreed in principle upon a settlement of the claims asserted in the Colorado Derivative Litigation and the Delaware Derivative Litigation, subject to approval and execution of formal settlement documents, approval by the Denver District Court and dismissal with prejudice of the Colorado Derivative Litigation, the Delaware Derivative Litigation and the Federal Derivative Litigation (defined below). From November 14, 2003 until February 17, 2004, the parties engaged in complex negotiations to resolve the remaining issues concerning the potential settlement. On February 17, 2004, the parties agreed to a formal stipulation of settlement. The stipulation of settlement provided, among other things, that if approved by the Denver District Court and upon dismissal with prejudice of the Delaware Derivative Litigation and the Federal Derivative Litigation, $25 million of the $200 million fund from the insurance settlement with certain of QCII's insurance carriers will be designated for the exclusive use of QCII to pay losses and QCII will implement a number of corporate governance changes. The stipulation of settlement also provided that the Denver District Court could enter awards of attorneys' fees and costs to derivative plaintiffs' counsel from the $25 million in amounts not to exceed $7.625 million in the aggregate. Certain shareholders filed objections to the proposed settlement, some of which were later withdrawn. On June 15, 2004, after a hearing at which the remaining objectors presented arguments in support of their objections, the

Denver District Court approved the proposed settlement. The Denver District Court entered an Order and Final Judgment effective June 15, 2004, approving the proposed settlement. Subsequently, the court awarded fees and costs to plaintiffs' derivative counsel of $5.625 million from the $25 million settlement amount. The settlement of the Colorado Derivative Litigation is now final and unconditional.

        On October 22, 2001, a purported derivative lawsuit was filed in the United States District Court for the District of Colorado, or the Federal Derivative Litigation. On February 6, 2004, a third amended complaint was filed in the Federal Derivative Litigation, naming as defendants certain of QCII's present and former directors and certain former officers and naming QCII as a nominal defendant. The Federal Derivative Litigation was based upon the allegations made in the consolidated securities action and alleged, among other things, that the defendants breached their fiduciary duties to QCII by engaging in self-dealing, insider trading, usurpation of corporate opportunities, failing to oversee implementation of securities laws that prohibit insider trading, failing to maintain appropriate financial controls within QCII, and causing or permitting QCII to commit alleged securities violations, thus (1) causing QCII to be sued for such violations and (2) subjecting QCII to adverse publicity, increasing its cost of raising capital and impairing earnings. On March 26, 2004, a proposed fourth amended complaint was filed in the Federal Derivative Litigation, which named additional defendants, including a former QCII officer, Citigroup Inc. and corporations affiliated with Citigroup, Inc. The proposed fourth amended complaint contained allegations in addition to those set forth in the third amended complaint, including that certain individual defendants violated securities laws as a result of the filing of false and misleading proxy statements by QCII from 2000 through 2003, and that the Citigroup defendants aided and abetted breaches of fiduciary duties owed to QCII. The Federal Derivative Litigation was consolidated with the consolidated securities action. Plaintiff sought, among other remedies, disgorgement of alleged insider trading profits. Pursuant to the settlement of the Colorado Derivative Litigation, by agreement, the Federal Derivative Litigation has been dismissed with prejudice.

        On August 9, 2002, a purported derivative lawsuit was filed in the Court of Chancery of the State of Delaware. A separate alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware on or about August 28, 2002. On October 30, 2002, these two alleged derivative lawsuits, or collectively, the Delaware Derivative Litigation, were consolidated. The Second Amended Complaint in the Delaware Derivative Litigation was filed on or about January 23, 2003, naming as defendants certain of QCII's current and former officers and directors and naming QCII as a nominal defendant. In the Second Amended Complaint, the plaintiffs alleged, among other things, that the individual defendants: (i) breached their fiduciary duties by allegedly engaging in illegal insider trading in QCII's stock; (ii) failed to ensure compliance with federal and state disclosure, anti-fraud and insider trading laws within QCII, resulting in exposure to it; (iii) appropriated corporate opportunities, wasted corporate assets and self-dealt in connection with investments in initial public offering securities through QCII's investment bankers; and (iv) improperly awarded severance payments to QCII's former Chief Executive Officer, Mr. Nacchio, and QCII's former Chief Financial Officer, Mr. Woodruff. The plaintiffs sought recovery of incentive compensation allegedly wrongfully paid to certain defendants, all severance payments made to Messrs. Nacchio and Woodruff, disgorgement, contribution and indemnification, repayment of compensation, injunctive relief, and all costs including legal and accounting fees. On March 17, 2003, defendants moved to dismiss the Second Amended Complaint, or, in the alternative, to stay the action. Pursuant to the settlement of the Colorado Derivative Litigation, by agreement the Delaware Derivative Litigation has been dismissed with prejudice.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Prior to May 29, 2002, QCII had not engaged independent auditors for 2002. Based on the recommendation of the Audit Committee of the Board of Directors of QCII, on May 29, 2002 the

Board of Directors of QCII decided, effective immediately, not to re-engage Arthur Andersen LLP ("Andersen") as our independent auditor.

        Effective May 29, 2002, QCII's Board of Directors engaged KPMG LLP ("KPMG") to serve as QCII's and our independent auditor.

        Andersen's reports on our consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through May 29, 2002, there were (1) no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused it to make reference to the subject matter in connection with its report on our consolidated financial statements and (2) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2001 and 2000 and prior to May 29, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Following our decision not to re-engage Andersen and the engagement of KPMG, we decided to revise certain of our previous accounting practices and policies. Prior to making these revisions, we sought Andersen's input and cooperation and notified Andersen of our determinations prior to their public announcement. During August 2002, QCII received a letter from Andersen, indicating its disagreement with QCII's proposed restatement as to certain issues not relevant to our financial statements. Although QCII continued to seek Andersen's input following Andersen's letter as it made further determinations about the restatement of other issues, QCII has not responded to the August correspondence from Andersen. Following QCII's notification to Andersen of certain restatement issues it contemplated discussing with the staff of the SEC during February 2003, QCII received a second letter from Andersen indicating it had not received a response to its positions and expressing Andersen's disagreement with the other restatement issues that QCII had identified. Andersen has not withdrawn its previously issued opinion related to our financial statements for the three years ended December 31, 2001.

MANAGEMENT

Directors and Executive Officers

        Below you can find information, including biographical information, about our current directors and executive officers:

Name	Age(1)	Position
Richard C. Notebaert	57	Director, Chairman and Chief Executive Officer
Oren G. Shaffer	62	Director, Vice Chairman and Chief Financial Officer
Barry K. Allen	56	Executive Vice President, Operations
Paula Kruger	55	Executive Vice President, Consumer Markets Group
John W. Richardson	59	Controller and Senior Vice President

(1)
As of October 31, 2004.

        Richard C. Notebaert has been a director and our Chairman and Chief Executive Officer since June 2002. Mr. Notebaert also holds these positions with QCII and QSC. From August 2000 to June 2002, Mr. Notebaert was President and Chief Executive Officer of Tellabs, a communications equipment provider. Prior to that, Mr. Notebaert was Chairman and Chief Executive Officer of Ameritech Corporation from April 1994 to December 1999, and, in his 30-year career with that organization, had numerous other appointments including President of Ameritech Mobile Communications (1986), President of Indiana Bell (1989), President of Ameritech Services (1992), and President and Chief Operating Officer (1993) of Ameritech Corporation. Ameritech Corporation is a telecommunications provider that was acquired by SBC Communications Inc. in 1999. Mr. Notebaert currently serves as a director of Aon Corporation, Cardinal Health, Inc., and the Denver Center for the Performing Arts. Mr. Notebaert received a bachelor of arts degree in 1969 and an M.B.A. in 1983, both from the University of Wisconsin.

        Oren G. Shaffer has been a director and our Vice Chairman and Chief Financial Officer since July 2002. Mr. Shaffer also holds these positions with QSC and is Vice Chairman and Chief Financial Officer of QCII. Prior to joining QCII, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a maker of optical products, beginning in 2000. From 1994 to 2000, he was Chief Financial Officer of Ameritech Corporation, a telecommunications provider that was acquired by SBC Communications Inc. in 1999. He has also served as President of Virgo Cap Inc., an investment firm, and from 1968 to 1992 in various positions (including Executive Vice President, Chief Financial Officer and director) at Goodyear Tire & Rubber Co. Mr. Shaffer serves on the board of directors of The Thai Capital Fund, Inc., The Singapore Fund, Inc., The Japan Equity Fund, Inc. and Belgacom SA. He holds a bachelor of science degree in business administration from the University of California at Berkeley and an M.S. degree in management from the Massachusetts Institute of Technology.

        Barry K. Allen has served as our Executive Vice President, Operations, since March 2004. Mr. Allen also holds these positions with QCII and QSC. From August 2002 to March 2004, Mr. Allen served as our Executive Vice President and Chief Human Resources Officer. From August 2000 to August 2002, Mr. Allen was President of Allen Enterprises, LLC, a private equity investment and management company he founded. From 1995 to July 2000, Mr. Allen was Executive Vice President of Ameritech Corporation, a telecommunications provider. Mr. Allen serves on the board of directors of Harley Davidson Inc. and Fiduciary Management, Inc., which is the investment advisor for certain funds, including FMI Common Stock Fund, Inc., FMI Mutual Funds, Inc. and FMI Funds, Inc., for which companies Mr. Allen also serves as a director. Mr. Allen received a bachelor of arts degree from the University of Kentucky and an M.B.A. from Boston University.

        Paula Kruger has served as our Executive Vice President, Consumer Markets, since September 2003. Ms. Kruger also holds this position with QSC. From December 2001 to

September 2003, Ms. Kruger served as President of the Customer Relationship Management service line at Electronic Data Systems Corporation, a technology company. From September 1999 to January 2002, Ms. Kruger was a search consultant for Taylor Winfield and for Heidrick & Struggles, both executive search firms. From March 1997 to September 1999, Ms. Kruger served as Executive Vice President of Operations at Excel Communications, Inc., a provider of integrated media communications. Ms. Kruger earned a bachelor of arts degree in economics from C.W. Post—Long Island University and an M.B.A. from C.W. Post—Roth Graduate School of Business.

        John W. Richardson has served as our Controller and Senior Vice President since April 2003 and was designated our chief accounting officer in April 2004. Mr. Richardson also holds these positions with QCII. From 1967 to October 2002, Mr. Richardson held various financial positions at the Goodyear Tire & Rubber Company, the world's largest tire manufacturer, including most recently Vice President of Finance for the North American tire business unit. Mr. Richardson received his B.B.A. degree from Ohio University.

Director and Officer Compensation

        Each of the officers and directors listed above is currently an officer of QSC or an affiliate of QSC, other than QC, and receives compensation from QSC or the affiliate. We do not pay any cash or non-cash compensation to our officers and directors and no such compensation is currently proposed to be paid to any of the officers and directors listed above.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        The exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on March 12, 2002. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer; Expiration Date

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes which are validly tendered on or before the expiration date and are not validly withdrawn as permitted below. The expiration date for the exchange offer is 5:00 p.m., New York City time, on            , 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

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  if any of the conditions set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

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  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

How to Tender Outstanding Notes for Exchange

        Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, on or prior to the expiration date:

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  transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to J.P. Morgan Trust Company, National Association, the exchange agent, at the address set forth below under the heading "—The Exchange Agent"; or

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  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent's message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading "—The Exchange Agent," and the exchange agent must receive, prior to the expiration date, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at DTC, along with the agent's message; or

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  if time will not permit the required documentation to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed by the expiration date, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

        The term "agent's message" means a message which:

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  is transmitted by DTC;

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  is received by the exchange agent and forms a part of a book-entry transfer;

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  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

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  states that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

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  by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or certain other eligible institutions, each of the foregoing being referred to herein as an "eligible institution."

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder's signature guaranteed by an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

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  reject any and all tenders of any outstanding note not validly tendered;

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  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

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  waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration date; and

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  determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Our determinations, either before or after the expiration date, under and of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

        If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

        WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

        Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message. The letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date of the exchange offer; or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

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  the holder tenders the outstanding notes through an eligible institution;

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  on or prior to the expiration date, the exchange agent receives from such eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal will be transmitted to the exchange agent; and

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  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent's message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery must be received prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal, by facsimile (with receipt confirmed by telephone) or by mail, must be received by the exchange agent, at the address set forth below under "—The Exchange Agent," on or prior to the expiration date. Any such notice of withdrawal must:

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  specify the name of the person having tendered the outstanding notes to be withdrawn;

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  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

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  where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

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  bear the signature of the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "—How to Tender Outstanding Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

        All of the conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. On the expiration date we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

        If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

        The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or which we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

  •
  any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus is a part or (2) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  any law, rule or regulation is enacted, adopted, proposed or interpreted which we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See "—Consequences of Failure to Exchange Outstanding Notes";

  •
  any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us;

  •
  any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

  •
  we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

        For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for outstanding notes. We are expensing all costs incurred in connection with the issuance of the exchange notes when incurred.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  our accounting and legal fees;

  •
  printing fees; and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

        We have appointed J.P. Morgan Trust Company, National Association, as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below.

Deliver to:
J.P. Morgan Trust Company, National Association
By hand delivery at:		By mail or overnight courier at:
Institutional Trust Services GIS Unit Trust Window 4 New York Plaza 1st Floor New York, NY 10004		Institutional Trust Services Attn: Frank Ivins 2001 Bryan Street 9th Floor Dallas, TX 75201
or
By Facsimile Transmission (for eligible institutions only):
(214) 468-6494
Confirm by Telephone:
(800) 275-2048

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the holder is not an "affiliate" of ours within the meaning of Rule 405 promulgated under the Securities Act;

  •
  the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder's business;

  •
  the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

  •
  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

  •
  if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

  •
  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

  •
  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

        However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

        Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

        Under the registration rights agreement, we agreed to use our reasonable best efforts to cause an exchange offer registration statement to the be filed, and declared effective, and to consummate the exchange offer within certain specified periods. If, among other things, we did not consummate the exchange offer during such period, the registration rights agreement requires us to file a shelf registration statement providing for the resale of the outstanding notes. Because we have elected to make an offer to exchange the outstanding notes for exchange notes, holders who exchange outstanding notes for exchange notes will waive any rights they may have to require the filing of any resale shelf registration statement covering the notes and to accrue Additional Interest from and after the closing date of the exchange offer. The registration rights agreement provides that if there is a registration default, which generally means that we do not meet the applicable deadline described above or in the event a shelf registration statement was required to be filed and was declared effective, it ceases to be usable, we are required to pay Additional Interest to the holders of the outstanding notes at the rate of 0.25% per annum above the stated interest rate of the outstanding notes. Additional Interest is payable in cash semiannually in arrears on the same interest payment days as the outstanding notes. Because we did not consummate the exchange offer within the required period Additional Interest is accruing on the outstanding notes.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a brief summary of important terms of our material indebtedness, other than the notes subject to the exchange offer.

Other Notes

        As of September 30, 2004, we had outstanding $4.468 billion aggregate principal amount of other notes with various interest rates ranging from 5.625% to 9.125%, and maturities from 2004 to 2043. All of these notes are unsecured obligations. The indentures governing our other notes contain covenants including:

  •
  a limitation on certain liens on our assets; and

  •
  a restriction on mergers or sales of all or substantially all of our assets, which requires that the transferee or successor assume the obligations in respect of the notes.

        These indentures do not contain any cross-default provisions.

        On November 1, 2004, approximately $181 million in aggregate principal amount of our 7.20% notes due November 1, 2004, matured and was repaid.

        On November 23, 2004, we issued $250 million in aggregate principal amount of our 7.875% notes due September 1, 2011.

Senior Term Loan

        On June 9, 2003, we completed a $1.75 billion senior term loan with two tranches: a $1.25 billion floating rate tranche that matures in 2007, and a $500 million fixed rate tranche that matures in 2010. The covenant and default terms are substantially the same as those associated with our other long-term debt. The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum.

Other Debt Related Matters

        At September 30, 2004, QCII and its consolidated subsidiaries had total borrowings of $17.2 billion, including the notes subject to exchange, the other notes described above and the senior term loan described above. Some of these borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on their debt obligations. At September 30, 2004, QCII and QSC were in compliance with all provisions and covenants of their borrowings.

DESCRIPTION OF THE EXCHANGE NOTES

General

        The exchange notes, designated as the 8 7/8% Notes due March 15, 2012, will be issued under an Indenture, dated as of October 15, 1999, as supplemented by an officers' certificate of QC establishing the terms of the notes (the "Indenture"), between QC (formerly known as U S WEST Communications, Inc.), as issuer, and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), as trustee (the "Trustee").

        The terms of the exchange notes and the outstanding notes are substantially identical, except that the exchange notes:

  •
  will have been registered under the Securities Act;

  •
  will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

  •
  will not contain provisions relating to the payment of Additional Interest to be paid to the holders of the outstanding notes.

        As used below in this "Description of the Exchange Notes" section, "QC" means Qwest Corporation, a Colorado corporation, and its successors, but not any of its subsidiaries. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

        Holders of the outstanding notes who do not exchange their notes for exchange notes will vote together with holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders of a series of notes (including acceleration following an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of notes outstanding of each series. Accordingly, all references to specified minimum percentages in this section will be deemed to mean, at any time after the exchange offer is consummated, the requisite percentage in aggregate principal amount of the outstanding notes and the exchange notes, voting together as a separate series of notes under the Indenture.

        The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain copies of the Indenture from QC at its address set forth under the heading "Where You Can Find More Information."

        The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture are incorporated by reference in this prospectus.

        Neither QC's direct parent corporation, QSC, nor its ultimate parent corporation, QCII, has guaranteed the payment of principal, premium, if any, or interest on the notes or has any other obligation in connection with the notes.

        The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder and provides that notes may be issued thereunder from time to time in one or more series.

Principal, Maturity and Interest

        QC will issue up to $1,500,000,000 aggregate principal amount of exchange notes in this offering. QC may "reopen" any series of debt securities (including the notes) issued under the Indenture and issue additional securities of that series without the consent of the holders of that series. The exchange notes will bear interest at the rate of 8 7/8% per annum from the most recent interest payment date to which interest has been paid or duly provided for with respect to the outstanding notes. The notes will mature and the principal amount will be payable on March 15, 2012. The notes will not have the benefit of any sinking fund.

        The exchange notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes are unsecured obligations of QC and rank equally with all other unsecured and unsubordinated indebtedness of QC.

        Interest on the notes will be payable semiannually in arrears on March 15 and September 15 of each year, each of which we refer to in this prospectus as an interest payment date, to the persons in whose names the notes are registered at the close of business on the date 15 days immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If any interest payment date, maturity date or redemption date is a legal holiday in New York, New York, the required payment will be made on the next succeeding day that is not a legal holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York are not required to be open.

Payment

        Payment of principal of and interest and premium, if any, on any notes represented by one or more permanent global notes in definitive, fully registered form without interest coupons will be made to Cede & Co., the nominee for DTC as the registered owner of the global notes, by wire transfer of immediately available funds as described under the heading "Book-Entry, Delivery and Form." Initially, the Trustee will act as paying agent for the notes.

        Holders of certificated notes, if any, must surrender the notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at the option of QC, payment of principal and interest may be made by check mailed to a holder's registered address. Notwithstanding the foregoing, a holder of notes with an aggregate principal amount of $5 million or more may request in writing, at least three business days prior to the relevant payment date, that interest be wired to an account specified by such holder.

        The principal of and interest and premium, if any, on the notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of transfer or exchange of notes, but QC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by QC or the registrar for such purpose. Initially, the Trustee will act as registrar for the notes.

Optional Redemption

        The notes will be redeemable at the option of QC, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum, as determined by the Quotation Agent, as defined below, of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed (excluding interest accrued to the redemption date), which we refer to as the "Remaining Life," discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate, as defined below, plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

        If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

        "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer appointed by QC.

        "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation and Lehman Brothers Inc., and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, a "primary treasury dealer," QC will substitute therefor another primary treasury dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        QC may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Certain Covenants

        Other than as described below under "—Limitation on Liens," the Indenture does not contain any provisions that would limit the ability of QC to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in the credit quality of QC or a takeover, recapitalization or highly leveraged or similar transaction involving QC. Accordingly, QC could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect QC's capital structure or credit rating.

  Limitation on Liens

        The Indenture contains a covenant that if QC mortgages, pledges or otherwise subjects to any lien all or some of its property or assets, QC will secure the notes, any other outstanding notes and any of its other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant, equally and proportionally with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to:

  •
  the creation, extension, renewal or refunding of (a) mortgages or liens created or existing at the time property is acquired, (b) mortgages or liens created within 180 days after property is acquired, or (c) mortgages or liens securing the cost of construction or improvement of property; or

  •
  the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify QC to conduct all or some part of its business or in order to entitle QC to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it.

        The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from QC.

  Consolidation, Merger and Sale of Assets

        QC may, without the consent of the holders of the notes or any other notes outstanding under the Indenture, consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity. However, QC may only do this if: (i) the successor entity is a corporation and assumes by supplemental indenture all of QC's obligations under the notes, the Indenture and any other notes outstanding under the Indenture, and (ii) after giving effect to the transaction, no default or Event of Default has occurred and is continuing. After that time, all of QC's obligations under the notes, the Indenture and any other notes outstanding under the Indenture terminate.

Events of Default

        Any one of the following is an "Event of Default" with respect to the notes:

  •
  if QC defaults in the payment of interest on the notes, and such default continues for 90 days;

  •
  if QC defaults in the payment of the principal of the notes when the same becomes due and payable upon maturity, upon redemption or otherwise;

  •
  if QC fails to comply with any of its other agreements in the notes, in the Indenture or in any supplemental indenture under which the notes were issued, which failure continues for 90 days after QC receives notice from the Trustee or the holders of at least 25% of the aggregate principal amount of the notes then outstanding; and

  •
  if certain events of bankruptcy or insolvency occur with respect to QC.

        If an Event of Default with respect to the notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of all of the notes then outstanding may declare the principal of all notes to be due and payable immediately. The holders of a majority in principal amount of the notes may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

        Holders of notes may not enforce the Indenture or the notes, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the notes. Subject to certain limitations, the holders of a majority in principal amount of the notes then outstanding of each series affected may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee may withhold from holders of notes notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

        With the written consent of the holders of a majority in principal amount of the notes then outstanding, QC and the Trustee may amend or supplement the Indenture or modify the rights of the holders of the notes. Such majority holders may also waive compliance by QC of any provision of the Indenture, any supplemental indenture or notes, except a default in the payment of principal or interest. However, without the consent of the holder of each note affected, an amendment or waiver may not:

  •
  reduce the amount of notes whose holders must consent to an amendment or waiver;

  •
  change the rate or the time for payment of interest;

  •
  change the principal or the fixed maturity;

  •
  waive a default in the payment of principal, premium, if any, or interest;

  •
  make the notes payable in a different currency; or

  •
  make any change in the provisions of the Indenture concerning (a) waiver of existing defaults, (b) rights of holders of notes to receive payment or (c) amendments and waivers without the consent of the holder of each note affected.

        QC and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the notes:

  •
  to cure any ambiguity, defect or inconsistency in the Indenture or the notes;

  •
  to provide for the assumption of all of QC's obligations under the notes and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of QC's property and assets substantially as an entirety;

  •
  to provide for uncertificated notes in addition to or instead of certificated notes;

  •
  to make any change that does not adversely affect the rights of any holder of the notes in any material respect;

  •
  to provide for the issuance of and establish the form and terms and conditions of any series of notes, or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of notes;

  •
  to add to the rights of holders of any of the notes; or

  •
  to secure any notes as provided under the heading "—Limitation on Liens."

Defeasance

        QC may terminate all of its obligations under the notes and the Indenture or any installment of principal, premium, if any, or interest on the notes if QC irrevocably deposits in trust with the Trustee money or U.S. government obligations sufficient to pay, when due, principal, premium, if any, and interest on the notes to maturity or redemption or such installment of principal, premium, if any, or interest, as the case may be, and if all other conditions set forth in the Indenture are met.

Governing Law

        The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee, the Paying Agent

        QC and certain of its affiliates, including QCII, maintain banking and other business relationships in the ordinary course of business with J.P. Morgan Trust Company, National Association. In addition, J.P. Morgan Trust Company, National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other debt securities of QC, QCII and their affiliates.

BOOK-ENTRY, DELIVERY AND FORM

        DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered note certificates will be issued in the aggregate principal amount of the notes, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC's participants ("Direct Participants") deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

        The ownership interest of each actual purchaser of the notes (each, a "Beneficial Owner") is recorded on the Direct and Indirect Participants' records. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except as described below.

        The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from an issuer, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of QC or DTC nor its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving us notice that it is unwilling or unable to continue as depository for the notes, or DTC ceases to be registered or in good standing under the Exchange Act or other applicable statute or regulation, in the event that a successor depository is not obtained within 90 days, note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership and disposition of exchange notes. For purposes of this summary, a "U.S. holder" means a beneficial owner of an outstanding note or an exchange note that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions or if the trust has made a valid election to be treated as a United States person.

        An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

        A "non-U.S. holder" is a beneficial owner of an outstanding note or an exchange note that is not a U.S. holder.

        This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. This summary relates only to the outstanding notes, and the exchange notes received in exchange therefor, that are held by holders who own outstanding notes or will own exchange notes as capital assets and not as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as life insurance companies, tax-exempt entities, regulated investment companies, securities dealers, pass-through entities (such as partnerships) and investors in pass-through entities, financial institutions, holders subject to the alternative minimum tax, U.S. expatriates, persons deemed to sell notes under the constructive sale provisions of the Code, and investors who actually or constructively own 10 per cent or more of the combined voting power of all classes of our stock entitled to vote). In addition, this summary does not address the tax consequences resulting if the functional currency is not the U.S. dollar. If a partnership holds outstanding notes or the exchange notes, the tax treatment of a partner will generally depend on the tax status of the partner and on the activities of the partnership. Persons considering the exchange of their outstanding notes for exchange notes and persons considering the purchase of exchange notes should consult their tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the exchange of the outstanding notes for exchange notes and of the purchase, beneficial ownership and disposition of exchange notes arising under the laws of any state or other taxing jurisdiction.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

        The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

        Treatment of Interest.    Stated interest on the exchange notes will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of accounting. QC has taken the position that the outstanding notes (and therefore the exchange notes) do not bear original issue discount because the discount on the original issuance of the outstanding notes fell within a de minimis exception. If the IRS were to challenge this position successfully, U.S. Holders would be required to include the original issue discount in income on an economic accrual basis regardless of such holder's regular method of accounting. Under Treasury Regulations, the discount of only a de minimis amount will be included in income as each payment of stated principal is made, based on the product of the total amount of such de minimis discount and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the note. The Treasury Regulations also permit a holder to elect to accrue de minimis discount into income currently based on a constant yield method.

        Market Discount.    An exchange note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having "market discount" equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the exchange notes will accrue ratably over the remaining term of the exchange notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry an exchange note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

        Amortization of Bond Premium.    A U.S. holder, whose tax basis immediately after its acquisition of an exchange note exceeds the sum of all remaining payments other than qualified stated interest payable on the exchange note, will be considered to have purchased the note at a premium. "Qualified stated interest" includes stated interest, calculated as the product of a single fixed rate of interest and the outstanding principal amounts of the notes that is unconditionally payable in cash at least annually. The U.S. holder may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the exchange note (or to an earlier call date if it results in a smaller amount of amortizable bond premium). Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. A U.S. holder that elects to amortize such premium must reduce its tax basis in the related note by the amount of the premium amortized during its holding period. If a U.S. holder does not elect to amortize the premium, the amount of such premium will be included in the U.S. holder's tax basis for purposes of computing gain or loss in connection with a taxable disposition of the exchange note.

        Sale or Other Disposition of Exchange Notes.    In general, upon the sale, retirement or other taxable disposition of an exchange note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale, retirement or other taxable disposition (not including any amount attributable to accrued but unpaid interest or accrued market discount not previously included in income) and (2) the U.S. holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note generally will be equal to the cost of the note to such U.S. holder, increased by the amount of any market discount previously included in income by the U.S. holder and reduced by the amount of any payments received by the U.S. holder, other than payments of qualified stated interest, and by the amount of amortizable bond premium taken into account. Subject to the discussion of market discount above, gain or loss realized on the sale, retirement or other taxable disposition of an exchange note will be capital gain or loss.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

        For purposes of the following summary, interest and gain on the sale, exchange or other disposition of an exchange note will be considered "U.S. trade or business income" if such income or gain is:

  •
  effectively connected with the conduct of a trade or business in the United States; or

  •
  in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, to a fixed base) in the United States.

        Treatment of Interest.    A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of an exchange note will not be subject to U.S. federal income or withholding tax in respect of interest income on the exchange note if:

  •
  the interest is not U.S. trade or business income;

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the combined voting power of all of our stock;

  •
  the non-U.S. holder provides an appropriate statement, generally on IRS Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person for U.S. federal income tax purposes; and

  •
  the non-U.S. holder is not a "related controlled foreign corporation" with respect to us as defined for U.S. federal income tax purposes or a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code.

        If an exchange note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to eliminate withholding tax. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. If a financial institution or other intermediary that holds the exchange note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS, such institution or intermediary must submit an IRS Form W-81MY (or suitable successor form) and certain other required documentation. A non-U.S. holder that is treated as a partnership for U.S. federal tax purposes generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the non-U.S. holder (including, in certain cases, such beneficial owner's beneficial owners). Prospective investors, including partnerships and their partners, should consult their tax advisors regarding these possible additional reporting requirements.

        To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the exchange note, unless an income tax treaty reduces or eliminates such tax or unless the interest is U.S. trade or business income with respect to such non-U.S. holder and the non-U.S. holder provides an appropriate statement to that effect. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the exchange notes at regular rates applicable to U.S. taxpayers. Additionally, in such event, non-U.S. holders that are corporations could be subject to a branch profits tax on such income.

        Sale or Other Disposition of Exchange Notes.    In general, a non-U.S. holder will not be subject to U.S. federal income tax on any amount received (other than amounts in respect of accrued but unpaid interest) upon retirement or disposition of an exchange note unless such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other requirements are met, or unless the gain is U.S. trade or business income. In the latter event, non-U.S. holders generally will be subject to U.S. federal income tax with respect to such gain at regular rates applicable to U.S. taxpayers. Additionally, in such event, non-U.S. holders that are corporations could be subject to a branch profits tax on such gain.

U.S. Information Reporting Requirements and Backup Withholding Tax

        Under certain circumstances, the Code requires "information reporting" annually to the IRS and to each holder of exchange notes, and "backup withholding" at a current rate of 28% with respect to certain payments made on or with respect to the exchange notes. Backup withholding generally does not apply with respect to certain holders of exchange notes, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

        A U.S. holder may be subject to backup withholding unless such U.S. holder provides an IRS Form W-9, signed under penalties of perjury, identifying the U.S. holder, providing such U.S. holder's taxpayer identification number and certifying such U.S. holder is not subject to backup withholding.

        A non-U.S. holder that provides an IRS Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a United States person, will not be subject to IRS reporting requirements and U.S. backup withholding. IRS Forms W-8BEN will generally be required from the beneficial owners of interests in a non-U.S. holder that is treated as a partnership for U.S. federal income tax purposes.

        The payment of the proceeds on the disposition of an exchange note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 28% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury on IRS Form W-8BEN (as described above) or otherwise establishes an exemption.

        The payment of the proceeds on the disposition of an exchange note by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person," as defined below. The payment of proceeds on the disposition of an exchange note by a non-U.S. holder to or through a non-U.S. office of a U.S. broker or a U.S. related person generally will not be subject to backup withholding but will be subject to information reporting unless the non-U.S. holder certifies its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary.

        For this purpose, a "U.S. related person" is:

  •
  a "controlled foreign corporation" as specially defined for U.S. federal income tax purposes;

  •
  a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  •
  a foreign partnership, if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax and may be refunded (or credited against the holder's U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. Under the registration rights agreement, we have agreed that for a period of 240 calendar days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of exchange notes.

        We will not receive any proceeds from any sale of the exchange notes by any participating broker-dealer. Exchange notes received by participating broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 240 calendar days after closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

        We have not entered into any arrangements or understandings with any person to distribute the exchange notes to be received in the exchange offer.

LEGAL MATTERS

        Certain matters with respect to the validity of the exchange notes will be passed upon for us by Stephen E. Brilz, Deputy General Counsel of QCII.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule of Qwest Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, contains an explanatory paragraph that states that effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Also as discussed in note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

 QWEST CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

 QWEST CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating revenues	$2,286	$2,498	$7,010	$7,610
Operating revenues—affiliates	274	213	731	564

Total operating revenues	2,560	2,711	7,741	8,174
Operating expenses:
Cost of sales (exclusive of depreciation and amortization detailed below)	546	583	1,624	1,670
Cost of sales—affiliates	72	107	242	308
Selling, general and administrative	388	409	1,183	1,296
Selling, general and administrative—affiliates	279	347	885	974
Depreciation	583	603	1,742	1,807
Impairment charge	18	—	37	—
Intangible assets amortization	87	87	274	252
Restructuring and other charges	—	—	56	23

Total operating expenses	1,973	2,136	6,043	6,330

Operating income	587	575	1,698	1,844

Other expense (income):
Interest expense—net	144	148	439	424
Other income—net	(5)	—	(15)	—

Total other expense—net	139	148	424	424

Income before income taxes, discontinued operations and cumulative effect of change in accounting principle	448	427	1,274	1,420
Income tax expense	174	166	496	544

Income from continuing operations before cumulative effect of change in accounting principle	274	261	778	876
Loss from discontinued operations, net of taxes of $0, $111, $34 and $152, respectively	—	175	53	238

Income before cumulative effect of change in accounting principle	274	86	725	638
Cumulative effect of change in accounting principle, net of taxes of $0, $0, $0, and $139, respectively	—	—	—	219

Net income	$274	$86	$725	$857

The accompanying notes are an integral part of these condensed consolidated financial statements.

 QWEST CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$452	$921
Accounts receivable—net	1,142	1,323
Accounts receivable—affiliates	154	126
Deferred income taxes	106	154
Prepaid and other assets	264	313
Assets associated with discontinued operations	—	357

Total current assets	2,118	3,194
Property, plant and equipment—net	15,616	16,420
Intangible assets—net	848	976
Other assets	1,344	1,347

Total assets	$19,926	$21,937

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current borrowings	$453	$881
Accounts payable	410	555
Accounts payable—affiliates	591	591
Dividends payable—QSC	1,032	199
Accrued expenses and other current liabilities	831	956
Liabilities associated with discontinued operations	—	2,134
Deferred revenue and advanced billings	538	548

Total current liabilities	3,855	5,864
Long-term borrowings (net of unamortized debt discount of $158 million and $157 million, respectively—see Note 4)	7,136	6,874
Post-retirement and other post-employment benefit obligations	2,849	2,773
Deferred income taxes	2,255	2,661
Other long-term liabilities	509	688

Total liabilities	16,604	18,860

Commitments and contingencies (Note 7)
Stockholder's equity:
Common stock—one share without par, owned by QSC	10,134	8,236
Note receivable—affiliate	—	(286)
Accumulated deficit	(6,812)	(4,873)

Total stockholder's equity	3,322	3,077

Total liabilities and stockholder's equity	$19,926	$21,937

The accompanying notes are an integral part of these condensed consolidated financial statements.

 QWEST CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$725	$857
Adjustments to net income:
Loss from discontinued operations, net of taxes of $34 and $152, respectively	53	238
Depreciation and amortization	2,016	2,059
Provision for bad debts	14	100
Cumulative effect of change in accounting principle—net	—	(219)
Impairment charge	37	—
Deferred income taxes	(358)	335
Income tax benefit distributed to QSC	(32)	(112)
Other non-cash items	17	12
Changes in operating assets and liabilities:
Accounts receivable	298	169
Accounts receivable—affiliate	(29)	107
Prepaid and other current assets	58	93
Prepaid income taxes—QSC	—	198
Accounts payable, accrued expenses and other current liabilities	(264)	99
Accounts payable—affiliate	59	46
Deferred revenue and advance billings	(147)	(162)
Other long-term assets and liabilities	(104)	37

Cash provided by operating activities	2,343	3,857

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(1,137)	(1,178)
Other	10	(23)

Cash used for investing activities	(1,127)	(1,201)

FINANCING ACTIVITIES
Collection on note receivable—affiliate	332	—
Repayments of current portion of long-term borrowings	(747)	(1,237)
Proceeds from long—term borrowings	575	1,729
Dividends paid to QSC	(1,831)	(1,930)
Equity Infusion from QSC	2,185	—
Payment of current borrowings—affiliate by Qwest Wireless	(2,185)	—
Debt issuance costs	(9)	(36)
Other	(5)	—

Cash used for financing activities	(1,685)	(1,474)

CASH AND CASH EQUIVALENTS
(Decrease) increase in cash	(469)	1,182
Net cash utilized by discontinued operations	—	(10)
Beginning balance	921	227

Ending balance	$452	$1,399

The accompanying notes are an integral part of these condensed consolidated financial statements.

 QWEST CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2004

(UNAUDITED)

Unless the context requires otherwise, references in this report to "Qwest," "we," "us," the "Company" and "our" refer to Qwest Corporation and its consolidated subsidiaries, and references to "QCII" refer to our ultimate parent company, Qwest Communications International Inc., and its consolidated subsidiaries.

Note 1: Basis of Presentation

        The condensed consolidated financial statements are unaudited. We prepared these condensed consolidated financial statements in accordance with the instructions for Form 10-Q. In compliance with those instructions, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") have been condensed or omitted.

        We made certain reclassifications to prior balances to conform to the current presentation. In the opinion of management, these statements include all the adjustments necessary to fairly present our condensed consolidated results of operations, financial position and cash flows as of September 30, 2004 and for all periods presented. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in our annual report on Form 10-K/A for the year ended December 31, 2003. The condensed consolidated results of operations for the three and nine-month periods ended September 30, 2004 and the condensed consolidated statement of cash flows for the nine-month period ended September 30, 2004 are not necessarily indicative of the results or cash flows expected for the full year.

        Until May 1, 2004, we provided wireless services through our wholly owned subsidiary, Qwest Wireless LLC ("Qwest Wireless"). On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a consequence, we no longer have wireless operations, and the results of Qwest Wireless are reported as loss from discontinued operations in our condensed consolidated statements of operations for the three and nine months ended September 30, 2003 and the nine months ended September 30, 2004. See Note 2 for additional information on the results of Qwest Wireless.

Stock Based-Compensation

        Some of our employees participate in QCII's stock option plans. These plans are accounted for using the intrinsic-value method allowed under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"), under which no compensation expense is recognized for QCII's options granted to employees when the exercise price of those options equals or exceeds the value of the underlying security on the measurement date. Any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in Financial Accounting Standards Board ("FASB") Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". QCII allocates to us, through a contribution, our share of the deferred compensation expense described herein based on options granted.

        Had compensation cost for our employees' participation in the QCII stock-based compensation plans been determined under the fair-value method in accordance with the provisions of Statement of

Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" our net income would have been changed to the pro forma amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in millions)
Net income:
As reported	$274	$86	$725	$857
Add: Stock-option-based employee compensation expense included in reported net income, net of related tax effects	—	1	(1)	2
Deduct: Total stock-option-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(5)	(6)	(15)	(21)

Pro forma	$269	$81	$709	$838

        The pro forma amounts reflected above may not be representative of the effects on our reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

Recently adopted accounting pronouncements and cumulative effect of adoption.

        On January 1, 2003, we adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation required to be settled under law or written or oral contract. If a reasonable estimate of fair value can be made, the fair value of the liability shall be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $7 million (an asset retirement obligation of $12 million net of an incremental adjustment to the historical cost of the underlying assets of $5 million) as of January 1, 2003.

        Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense and therefore recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No. 143 on January 1, 2003. The net income impact of the adoption for the nine months ended September 30, 2003 is $219 million ($365 million less the $7 million charge disclosed above, net of income taxes of $139 million). Beginning January 1, 2003, the net costs of removal related to these assets are being charged to our consolidated statement of operations in the period in which the costs are incurred.

        We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") in the first quarter of 2004. The adoption of FIN No. 46R did not have a material impact on us.

        Our employees participate in the QCII pension and other post-employment benefits plans. In December 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Medicare Act") became law in the United States. The Medicare Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In May 2004, the FASB issued final guidance on how employers that provide post-retirement health care benefits should account for the Medicare Act. In the third quarter of 2004, QCII adopted the provisions of FASB Staff Position No. 106-2 ("FSP 106-2"), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003". Accounting for the government subsidy provided under the Medicare Act reduced our allocated portion of the QCII accumulated post-retirement benefit obligation by $203 million. The Medicare Act reduced the prescription drug expense component of our year-to-date 2004 post-retirement benefit expenses by $20 million before and after-tax. Due to the immaterial impact of the adoption of FSP 106-2 on our year-to-date statement of operations we recorded the $13 million impact from prior quarters in the third quarter and will not be restating our first and second quarter 2004 results. We expect that accounting for the Medicare Act will result in an annual decrease of $27 million from what our post-retirement health care benefit costs otherwise would be.

Note 2: Transfer of Qwest Wireless Operations

        On April 30, 2004, our direct parent, Qwest Service Corporation ("QSC"), made a capital contribution of $2.185 billion to us. We, in turn, made a capital contribution of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.185 billion in outstanding borrowings which were due to QSC.

        On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. The transfer was made in the form of a dividend to QSC, and, as a result, no consideration was exchanged. Due to this transfer, we no longer have wireless operations, and the results of Qwest Wireless operations are presented as discontinued operations in these financial statements. Qwest Wireless purchases services from us that previously were eliminated in our consolidation. These revenues will not be eliminated in the future and are shown below as "Qwest revenue from wireless operations."

        The following table presents the summarized results of operations related to our discontinued operations for the three and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in millions)
Wireless revenue	$—	$152	$168	$458
Qwest revenue from wireless operations	—	(40)	(43)	(113)

Net revenue	—	112	125	345
Costs and expenses:
Costs of services	—	61	64	182
Selling, general and administrative	—	281	88	387
Depreciation and amortization	—	16	7	50

Loss from operations	—	(246)	(34)	(274)
Other expense	—	40	53	116

Loss before income taxes	—	(286)	(87)	(390)
Income tax benefit	—	111	34	152

Loss from discontinued operations	$—	$(175)	$(53)	$(238)

        The following table presents the assets and liabilities associated with our discontinued operations, related to our transfer of ownership of Qwest Wireless to an affiliate, as of September 30, 2004 and December 31, 2003. No figures are included in this table for September 30, 2004, as ownership of Qwest Wireless operations was transferred on May 1, 2004.

	September 30, 2004		December 31, 2003
	(Dollars in millions)
Current transferred assets		$—	$9
Deferred income taxes		—	146
Property, plant and equipment, net		—	36
Other assets		—	166

Total assets associated with discontinued operations		$—	$357

Current borrowings—affiliates	$		$2,118
Current portion of liabilities associated with discontinued operations		—	27
Other long-term liabilities		—	(11)

Total liabilities associated with discontinued operations		$—	$2,134

        Current borrowings-affiliates represent short-term borrowings by Qwest Wireless on unsecured lines of credit from related parties. As noted above, on April 30, 2004 Qwest Wireless paid off its $2.185 billion in outstanding borrowings at that date.

Note 3: Impairment Charges

        In conjunction with our effort to sell certain assets we determined that the carrying amounts were in excess of their expected sales price, which indicated that our investments in these assets may have been impaired at that date. In the second quarter of 2004, pursuant to SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), we compared gross undiscounted cash flow projections to the carrying value of our pay phones and determined that the carrying value of those assets was not expected to be recovered through future projected cash flows on sales proceeds. We recorded an impairment charge of $19 million to reduce the carrying value of pay phone business to their estimated fair value based on recent selling prices for comparable assets. In the third quarter of 2004, we reviewed the carrying value of certain network supplies held for sale and determined that the carrying amounts were in excess of our expected sales price. We recorded an impairment charge of $18 million to reduce the carrying value of network supplies held for sale to the estimated fair value based on recent selling prices for comparable assets.

        In accordance with SFAS No. 144, the estimated fair value of the impaired assets becomes the new basis for accounting purposes. As such, approximately $119 million in accumulated depreciation was eliminated in connection with the accounting for the impairments. The impact of the impairments is expected to reduce our depreciation expense by approximately $4 million in fiscal 2004 and approximately $8 million in subsequent fiscal years.

Note 4: Borrowings

        As of September 30, 2004 and December 31, 2003, our borrowings consisted of the following:

	September 30, 2004	December 31, 2003
	(Dollars in millions)
Current borrowings:
Current portion of long-term borrowings	$446	$867
Current portion of capital lease obligations and other	7	14

Total current borrowings	$453	$881

Long-term borrowings:
Notes with various rates ranging from 5.50% to 9.125%, including LIBOR* plus 4.75%, with maturities from 2004 to 2043	$7,735	$7,887
Unamortized discount and other	(158)	(157)
Capital lease obligations and other	12	25
Less: current portion	(453)	(881)

Total long-term borrowings	$7,136	$6,874

*
London interbank offered rate

        In August 2004, we issued $575 million in notes with a seven-year maturity and a 7.875% interest rate. The notes are unsecured general obligations and will rank equally with all other unsecured and unsubordinated indebtedness. The covenant and default terms are substantially the same as those associated with our other long-term debt. We plan to file an exchange offer registration statement for a new issue of substantially identical notes within 315 calendar days of the date of issuance of the notes. If the exchange offer registration statement does not become effective within 315 calendar days of the date of issuance of the notes or the exchange offer is not consummated within 45 days of the registration statement's effectiveness, the rate at which cash interest accrues will increase to 8.125%. The aggregate net proceeds from the offering have been or will be used for general corporate purposes, including funding or refinancing our investments in telecommunication assets. Substantially concurrent with the issuance of these notes, we purchased $569 million face amount of our 7.20% notes due November 1, 2004 for $587 million, including accrued interest of $13 million, resulting in a loss of $5 million on the extinguishment of this debt.

        In addition, concurrent with the issuance of the 7.875% notes described above, we entered into interest rate swap agreements relating to $575 million of the notes, to manage exposure to interest rate movements and to optimize our mixture of floating and fixed-rate debt while minimizing liquidity risk. The effective floating interest rate on the swap agreements is the London interbank offered rate ("LIBOR") plus 3.43%. The interest rate swap agreements are designated as fair-value hedges, which effectively converts this portion of our fixed-rate debt to floating rate through the receipt of fixed-rate amounts in exchange for floating-rate interest payments. We have determined that there is no ineffectiveness in regard to these swap agreements. The impact on interest expense from these transactions in the third quarter was minimal.

        On May 1, 2004, we redeemed all of the $100 million outstanding principal on our 5.65% notes due November 1, 2004 and all of the $41 million outstanding principal amount on our 39-year 5.5% debentures due June 1, 2005 at par.

Note 5: Restructuring Charges

        The restructuring reserve balances discussed below are included in our condensed consolidated balance sheets in the category of accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. As of September 30, 2004 and December 31, 2003, the amounts included as current liabilities are $62 million and $58 million and the long-term portions are $10 million and $14 million, respectively. Charges to earnings for severance benefits have been recognized in accordance with provisions of SFAS No. 112, "Employer's Accounting for Post Employment Benefits" and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and consisted primarily of cash severance, medical benefits, outplacement, payroll taxes and other benefits pursuant to established severance policies. Costs to exit leased operating facilities have been charged to earnings in accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."

2004 Activities

        An analysis of activity associated with the new and existing restructuring plans as well as prior year restructuring plans is as follows:

	2004	2003	2002 and Prior
	Restructuring Plan	Restructuring Plan	Restructuring Plan	Totals
	(Dollars in millions)
Balance December 31, 2003	$—	$51	$21	$72
Provision	61	—	—	61
Utilization	(21)	(31)	(4)	(56)
Reversal	—	(2)	(3)	(5)

Balance September 30, 2004	$40	$18	$14	$72

        During the nine months ended September 30, 2004, we, as part of QCII's restructuring, identified specific employee reductions in various functional areas to balance our workload with business demands. As a result, we established a severance reserve and recorded a charge to our condensed consolidated statement of operations of $61 million for severance benefits pursuant to established severance policies. Through September 30, 2004, approximately 1,650 of the 1,800 planned employee reductions had been completed. Severance payments generally extend from two to twelve months. The remaining reductions are expected to occur over the next twelve months. Through September 30, 2004, we utilized $21 million of the 2004 restructuring reserves for severance payments.

        As of September 30, 2004, 1,500 of the 1,600 planned employee reductions under the 2003 restructuring plan had been completed. During the nine months ended September 30, 2004, $31 million of the restructuring reserve was used mainly for severance payments, and $2 million of the reserve was reversed.

        In prior periods, as a part of the 2002 and prior restructuring plans, we permanently abandoned 25 leased facilities with lease terms up to five years. We utilized $4 million of the previously established restructuring provisions during the nine months ended September 30, 2004 mainly for real estate payments and exit costs associated with terminated leases and reversed $3 million of the restructuring reserve during the same period. We expect the balance of the reserve to be utilized primarily to pay remaining lease payments.

Note 6: Contributions to QCII Segments and Revenue Information

        Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker ("CODM") for QCII makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see QCII's annual report on Form 10-K/A for the year ended December 31, 2003. Our business contributes to the segments reported by QCII, but the QCII CODM reviews our financial information only in connection with our SEC filings. Consequently, we do not provide discrete financial information for QC to a CODM on a regular basis.

        Due to the May 1, 2004 transfer of our wireless operations to one of our affiliates, we no longer include wireless revenue and expenses in our continuing operations. Wireless revenue and expense are included in our discontinued operations. See Note 2—Transfer of Qwest Wireless Operations. Following the transfer of the wireless operations, essentially all of our operations contribute to QCII's wireline services segment. As such, we no longer report our contribution to QCII's segments as this information does not differ materially from our consolidated statements of operations. However, we continue to provide the following enterprise-wide information on revenues from external customers for each group of similar products and services.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in millions)
Voice services	$1,755	$1,968	$5,399	$5,994
Data and Internet services	530	525	1,603	1,601
Other services	1	5	8	15

Total non-affiliate operating revenue	$2,286	$2,498	$7,010	$7,610

        Voice services revenue includes local voice services, IntraLATA long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, custom calling features, enhanced voice services, operator services, collocation services and CPE. Local voice services revenue also includes revenue from the provision of, on a wholesale basis, network transport, billing services and access to our local network. IntraLATA long-distance voice services revenue includes revenue from IntraLATA long-distance services within our local service area. Access services revenue includes fees charged to other long-distance providers to connect to our network.

        Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay, integrated services digital network, asynchronous transfer mode and related CPE) and Internet services (such as DSL, Internet dial access and related CPE).

        Other services revenue is predominately derived from the sublease of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

Note 7: Commitments and Contingencies

Legal Proceedings Involving Qwest

        Throughout this report, when we refer to a class action as "putative" it is because a class has been alleged, but not certified, in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent. When we refer to a derivative action as "purported," it is because the plaintiff alleges that he, she or it has brought the claim on our behalf and the court has not yet ruled that the complaint meets the requirements for a proper derivative case.

Securities Action

        On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against us, QCII, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio and Robin R. Szeliga on behalf of purchasers of QCII's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000. The complaint alleges, among other things, that QCII and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish QCII's June 30, 2000 acquisition of U S WEST, Inc., or the Merger, to make QCII appear successful and to inflate the value of QCII's stock. The complaint asserts claims under sections 11, 12, 15 and 17 of the Securities Act of 1933, as amended, or the Securities Act. The complaint seeks unspecified monetary damages, disgorgement of illegal gains and other relief. On July 31, 2002, the defendants removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified below. Plaintiffs moved to remand the lawsuit back to state court, which defendants opposed. On September 23, 2004, the court issued an order granting plaintiffs' motion for remand.

Regulatory Matters

        On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission, or the Minnesota Commission, alleging that we, in contravention of federal and state law, failed to file interconnection agreements with the Minnesota Commission relating to certain of our wholesale customers, and thereby allegedly discriminated against other CLECs. On November 1, 2002, the Minnesota Commission issued a written order adopting in full a proposal by an administrative law judge that we committed 26 individual violations of federal law by failing to file, as required under section 252 of the Telecommunications Act, 26 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also found that we agreed to provide and did provide to McLeodUSA, Inc. and Eschelon Telecom, Inc. discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order found we also violated state law, that the harm caused by our conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone.

        The Minnesota Commission issued its final, written decision imposing various penalties, credits and obligations on May 21, 2003. The Minnesota Commission decision would require a penalty payment to the state of approximately $26 million and payments of carrier credits of approximately $18 million. Of the $18 million, about $3 million has been released by the carriers in bankruptcy proceedings. On June 19, 2003, we appealed the Minnesota Commission's orders to the United States District Court for the District of Minnesota. On August 25, 2004, the District Court issued its order. The Court affirmed the Commission's order requiring Qwest to pay the $26 million penalty. The Court reversed and vacated that portion ruling on the credits finding that the Commission did not have the authority to order such remedies. The Commission and carriers have appealed the credit issue to the United States Court of Appeals for the Eighth Circuit, and Qwest has cross-appealed the penalty issue. The appeal is pending.

        Arizona, Colorado, New Mexico, Washington, Iowa, South Dakota and Oregon have also initiated formal proceedings regarding our alleged failure to file required agreements in those states. New Mexico has issued an order providing its interpretation of the standard for filing these agreements, identified certain of our contracts as coming within that standard and opened a separate docket to consider further proceedings. On April 29, 2004, the New Mexico Staff filed comments recommending penalties totaling $5.05 million. New Mexico CLECs also have filed testimony requesting carrier credits. Colorado has also opened an investigation into these matters, and on February 27, 2004, the Staff of the Colorado Public Utilities Commission, or PUC, submitted its Initial Comments. The Colorado Staff's Initial Comments recommended that the PUC open a show cause proceeding based upon the Staff's view that Qwest and CLECs had willfully and intentionally violated federal and state law and Commission rules. The Staff also detailed a range of remedies available to the Commission, including but not limited to an assessment of penalties and an obligation to extend credits to CLECs. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs to resolve claims relating to potential penalties in the docket and that offers CLECs credits that could total approximately $9 million. On November 9, 2004, Qwest and the Staff of the Washington Commission entered into a settlement under which Qwest agreed to pay a penalty of $7.8 million. This settlement, which is subject to approval by the Washington Commission, does not require Qwest to provide any credits to CLECs. The proceedings and investigations in New Mexico, Colorado and Washington could result in the imposition of fines and other penalties against us that could be material. Oregon has opened a formal docket to consider a stipulation between Qwest and the Oregon Staff for the payment of a penalty of approximately $1 million. Iowa and South Dakota have concluded their inquiries resulting in no imposition of penalties or obligations to issue credits to CLECs in those states. Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        Illuminet, Inc., a traffic aggregator, and several of its customers have filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota and New Mexico, alleging that they are entitled to refunds due to our purported improper implementation of tariffs governing certain signaling services we provide in those states. The commissions in Idaho and Nebraska have ruled in favor of Illuminet and awarded it $1.5 million and $4.8 million, respectively. We sought reconsideration in both states, which was denied and subsequently we perfected appeals in both states. On October 8, 2004, the Nebraska Supreme Court issued an order dismissing Qwest's appeal on procedural grounds. Qwest has filed for reconsideration of the Nebraska Supreme Court decision. The proceedings in the other states and in states where Illuminet has not yet filed complaints could result in agency decisions requiring additional refunds. In addition, Nextel has filed an arbitration requesting refunds due to alleged improper implementation of the signaling services. These actions by Illuminet and Nextel, together with any similar, future actions, could result in additional damages and awards that could be significant.

        In 2001, during the course of obtaining New Mexico state regulatory commission approval for an alternative form of regulation that included defined increases in local exchange telephone rates, we made a commitment to invest in communications infrastructure in New Mexico. The New Mexico regulatory commission has opened a docket to gather information and to investigate whether we are in compliance with or are likely to meet that commitment. The ultimate outcome of this matter is uncertain but could result in obligations or price changes that could be significant.

        To the extent appropriate, we have provided reserves for the above matters. We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

Other Matters

        From time to time we receive complaints and become subject to investigations regarding "slamming" (the practice of changing long-distance carriers without the customer's consent), "cramming" (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered) and other sales practices. In 2003, we resolved allegations and complaints of slamming and cramming with the Attorneys General for the states of Arizona, Colorado, Idaho, Oregon, Utah and Washington. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states between $200,000 and $3.75 million. We may become subject to other investigations or complaints in the future and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

        We are subject to a number of environmental matters as a result of our prior operations as part of the Bell System. We believe that expenditures in connection with remedial actions under the current environmental protection laws or related matters will not be material to our business or financial condition.

Legal Proceedings Involving QCII

        QCII is involved in several investigations, securities actions and other matters that, if resolved against QCII, could have a material adverse effect on our business and financial condition. These matters are more fully described below.

Investigations and Securities Actions

        The investigations and securities actions described below present material and significant risks to QCII. The size, scope and nature of the restatements of our and QCII's consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these investigations and actions, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. We can give no assurance as to the impacts on our financial results or financial condition that may ultimately result from all of these QCII matters; however, QCII has recently settled the investigation of it by the SEC, as described in more detail in "Note 8—Subsequent Events" below. In December 2003, QCII recorded a charge in its consolidated financial statements amounting to $200 million in connection with these matters, and, in June 2004, QCII recorded an additional charge of $300 million. The total reserve as of June 2004 included a reserve for the SEC investigation that was settled in October 2004. QCII recently recorded a further charge of $250 million, bringing the aggregate reserve to $750 million, which represents the payment to be made to the SEC (as discussed in more detail in "Note 8—Subsequent Events" below) and the minimum estimated amount of loss QCII believes is probable with respect to the securities actions described below. The reserve is recorded at QCII. No portion of the QCII reserve has been reflected in these financial statements.

        QCII has recorded its estimate of the minimum liability because no estimate of probable loss for these matters is a better estimate than any other amount. If the $500 million in recorded reserve that will remain after QCII has paid the amounts owed under the SEC settlement is insufficient to cover these other matters, QCII will need to record additional charges to its statement of operations in future periods. Additionally, QCII is unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these remaining matters due to their preliminary and complex nature, and, as a result, the amount QCII has reserved for these matters is its estimate of the lowest end of the possible range of loss. The ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss it may ultimately incur could be substantially more than the reserve it has provided.

        At this time, QCII believes that it is probable that a portion of the recorded reserve for the securities actions will be recoverable from a portion of $200 million of insurance proceeds, consisting of $143 million of cash and $57 million of irrevocable letters of credit, that were placed in a trust to cover its losses and the losses of individual insureds following its November 12, 2003 settlement of disputes with certain of its insurance carriers related to, among other things, the investigations and securities and derivative actions described below.

        QCII continues to defend against the securities actions vigorously. However, QCII is currently unable to provide any estimate as to the timing of the resolution of these actions. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserves could have a significant impact, and QCII can give no assurance that it will have the resources available to pay any such judgment. The magnitude of any settlements or judgments resulting from these actions could materially and adversely affect QCII's ability to meet its debt service obligations and affect its financial condition, potentially impacting its credit ratings, its ability to access capital markets and its compliance with debt covenants. In addition, the magnitude of any such settlements or judgments may cause QCII to draw down significantly on its cash balances, which might force it to obtain additional financing or explore other methods to generate cash. Such actions could include issuing additional securities or asset sales. As a wholly-owned subsidiary of QCII, our business operations and financial condition could be similarly affected, potentially impacting our credit ratings and access to capital markets.

Investigations

        On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of its business. QCII believes the U.S. Attorney's Office is investigating various matters that include the transactions related to the various adjustments and restatements described in QCII's annual report on Form 10-K/A for the year ended December 31, 2002 and transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with it. QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation. However, QCII cannot predict the outcome of this investigation or the timing of its resolution.

        Also, on June 17, 2004, in connection with an informal investigation, QCII received a letter from the SEC requesting certain information concerning the methodologies used to calculate its number of customers, subscribers and access lines. QCII believes that similar requests have been made to various other companies in the telecommunications sector. QCII is cooperating with the SEC in this matter. On July 23, 2004, QCII received from the FCC a letter stating that the request by the SEC has raised concerns about the accuracy of certain information periodically submitted to the FCC by QCII. The FCC has requested that QCII review information it submitted to the FCC for 2003 and affirm its accuracy or file appropriate revisions of these submissions. QCII believes that similar requests from the FCC have also been made to other telecommunications companies.

        In addition, as the General Services Administration, or GSA, previously announced in July 2002, it is conducting a review of all contracts with QCII for purposes of determining present responsibility. On September 12, 2003, QCII was informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether QCII (including us and its other subsidiaries) should be considered for debarment. QCII has been informed that the basis for the referral was the February 2003 indictment against four former QCII employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc. in 2000. QCII is cooperating fully with the GSA and believes that it and we will remain suppliers of the Federal government; however, if it and we are not allowed to be suppliers to the Federal government, it and we would lose the ability to expand the services we could provide to a purchaser of telecommunications services that has historically represented between 2% and 3% of QCII's consolidated annual revenue.

Securities Actions

        Since July 27, 2001, 13 putative class action complaints have been filed in federal district court in Colorado against QCII alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, the remaining actions have been consolidated into a consolidated securities action, which we refer to herein as the "consolidated securities action."

        On August 21, 2002, plaintiffs in the consolidated securities action filed their Fourth Consolidated Amended Class Action Complaint, or the Fourth Consolidated Complaint, which defendants moved to dismiss. On January 13, 2004, the United States District Court for the District of Colorado granted the defendants' motions to dismiss in part and denied them in part. In that order, the court allowed plaintiffs to file a proposed amended complaint seeking to remedy the pleading defects addressed in the court's dismissal order. On February 6, 2004, plaintiffs filed a Fifth Consolidated Amended Class Action Complaint, or the Fifth Consolidated Complaint. The Fifth Consolidated Complaint is purportedly brought on behalf of purchasers of publicly traded securities of QCII between May 24, 1999 and July 28, 2002, and names as defendants QCII, QCII's former Chairman and Chief Executive Officer, Joseph P. Nacchio, QCII's former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, other of QCII's former officers and current directors and Arthur Andersen LLP. The Fifth Consolidated Complaint alleges, among other things, that during the putative class period, QCII and certain of the individual defendants made materially false statements regarding the results of QCII's operations in violation of section 10(b) of the Securities Exchange Act of 1934, or the Exchange Act,

certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and certain of the individual defendants sold some of their shares of QCII's common stock in violation of section 20A of the Exchange Act. The Fifth Consolidated Complaint further alleges that QCII and certain other defendants violated section 11 of the Securities Act, by preparing and disseminating false registration statements and prospectuses for the registration of QCII common stock to be issued to U S WEST shareholders in connection with the Merger, and for the exchange of $3 billion of QCII's notes pursuant to a registration statement dated January 17, 2001, $3.25 billion of QCII's notes pursuant to a registration statement dated July 12, 2001, and $3.75 billion of QCII's notes pursuant to a registration statement dated October 30, 2001. Additionally, the Fifth Consolidated Complaint alleges that certain of the individual defendants are liable as control persons under section 15 of the Securities Act by reason of their stock ownership, management positions and/or membership or representation on QCII's Board of Directors. The Fifth Consolidated Complaint seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the putative class will seek damages in the tens of billions of dollars. On March 8, 2004, QCII and other defendants filed motions to dismiss the Fifth Consolidated Complaint. Those motions are pending before the court.

        Since March 2002, seven putative class action suits brought under the Employee Retirement Income Security Act of 1974, as amended, were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans, or the Plan, from March 7, 1999 until the present. These suits also purport to seek relief on behalf of the Plan. By court order, these putative class actions have been consolidated and a Second Amended and Consolidated Complaint was filed on May 29, 2003, referred to as the "consolidated ERISA action". An eighth case was filed in June 2003, which, although not a putative class action, purports to seek relief on behalf of the Plan. This case contains allegations similar to those in the consolidated ERISA action, and thus QCII expects it to be consolidated with that action. Defendants in the consolidated ERISA action include QCII, several former and current directors of QCII, certain former officers of QCII, Qwest Asset Management, QCII's Plan Design Committee, the former Plan Investment Committee and the former Plan Administrative Committee of the pre-Merger Qwest 401(k) Savings Plan. The consolidated ERISA action alleges, among other things, that the defendants breached fiduciary duties to the Plan participants and beneficiaries by allegedly allowing excessive concentration of the Plan's assets in QCII's stock, requiring certain participants in the Plan to hold the matching contributions received from QCII in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudence of investing in QCII's stock, continuing to offer QCII's stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan's shares against it, preventing Plan participants from acquiring QCII's stock during certain periods, and, as against some of the individual defendants, capitalizing on their private knowledge of QCII's financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys' fees and costs and restitution. In response to motions to dismiss the consolidated ERISA action, the court dismissed claims regarding the voting of shares in favor of the Merger, and denied the remainder of those motions. Plaintiffs moved for class certification. The court has denied that motion but has instructed the plaintiffs to file a modified motion for class certification. Plaintiffs have filed a new motion for class certification.

        On December 10, 2002, the California State Teachers' Retirement System, or CalSTRS, filed suit against QCII, certain of QCII's former officers and certain of QCII's current directors and several other defendants, including Arthur Andersen LLP and several investment banks, in the Superior Court of the State of California in and for the County of San Francisco. The complaint alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenue and decrease its expenses so that QCII would appear more successful than it actually was during the period in which CalSTRS purchased and sold QCII securities. CalSTRS has asserted that those actions caused it to lose in excess of $150 million invested in QCII's equity and debt securities. The complaint purported to state causes of action against QCII for (i) violation of California Corporations Code section 25400 et seq. (securities laws); (ii) violation of California Corporations Code section 17200 et seq. (unfair competition); (iii) fraud, deceit and concealment; and (iv) breach of fiduciary duty. Among other requested relief, CalSTRS sought compensatory, special and punitive damages, restitution, pre-judgment interest and costs. QCII and the individual defendants filed a demurrer, seeking dismissal of all claims. In response, CalSTRS voluntarily dismissed the unfair competition claim but maintained the balance of the complaint. The court denied the demurrer as to the California securities law and fraud claims, but dismissed the breach of fiduciary duty claim against QCII with leave to amend. The court also dismissed the claims against Robert S. Woodruff and Robin R. Szeliga on jurisdictional grounds. On or about July 25, 2003, plaintiff filed a First Amended Complaint. The material allegations and the relief sought remain largely the same, but plaintiff no longer alleges claims against Mr. Woodruff and Ms. Szeliga following the court's dismissal of the claims against them. CalSTRS reasserted its claim against QCII for breach of fiduciary duty as a claim of aiding and abetting breach of fiduciary duty. QCII filed a second demurrer to that claim, and on November 17, 2003, the court dismissed that claim without leave to amend.

        On November 27, 2002, the State of New Jersey (Treasury Department, Division of Investment), or New Jersey, filed a lawsuit in New Jersey Superior Court, Mercer County. On October 17, 2003, New Jersey filed an amended complaint alleging, among other things, that QCII, certain of QCII's former officers and certain current directors and Arthur Andersen LLP caused QCII's stock to trade at artificially inflated prices by employing improper accounting practices, and by issuing false statements about QCII's business, revenues and profits. As a result, New Jersey contends that it incurred hundreds of millions of dollars in losses. New Jersey's complaint purports to state causes of action against QCII for: (i) fraud; (ii) negligent misrepresentation; and (iii) civil conspiracy. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages. On November 17, 2003, QCII filed a motion to dismiss. That motion is pending before the court.

        On January 10, 2003, the State Universities Retirement System of Illinois, or SURSI, filed a lawsuit in the Circuit Court of Cook County, Illinois. SURSI filed suit against QCII, certain of QCII's former officers and certain current directors and several other defendants, including Arthur Andersen LLP and several investment banks. On October 29, 2003, SURSI filed a second amended complaint which alleges, among other things, that defendants engaged in fraudulent conduct that caused it to lose in excess of $12.5 million invested in QCII's common stock and debt and equity securities and that defendants engaged in a scheme to falsely inflate QCII's revenues and decrease its expenses by improper conduct related to transactions with the Arizona School Facilities Board, Genuity, Calpoint LLC, KMC Telecom Holdings, Inc., KPNQwest N.V., and Koninklijke KPN, N.V. The second amended complaint purports to state the following causes of action against QCII: (i) violation of the Illinois Securities Act; (ii) common law fraud; (iii) common law negligent misrepresentation; and (iv) violation of section 11 of the Securities Act. SURSI seeks, among other relief, punitive and exemplary damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets, and disgorgement. On July 9, 2004, the court dismissed the action against certain individual defendants for lack of personal jurisdiction. QCII has indicated its intention to file a motion to dismiss the second amended complaint. The court has not yet set a schedule for the briefing and resolution of such a motion.

        On February 9, 2004, Stichting Pensioenfonds ABP, or SPA, filed suit against QCII, certain of QCII's former officers and employees, certain of QCII's current and former directors, as well as several other defendants, including Arthur Andersen LLP, Citigroup Inc. and various affiliated corporations of Citigroup Inc., in the United States District Court for the District of Colorado. QCII and certain other defendants moved to dismiss that complaint. On July 7, 2004, while those motions were pending, SPA filed an amended complaint. SPA alleges in its amended complaint that the defendants engaged in fraudulent conduct that caused SPA to lose more than $100 million related to SPA's investments in QCII's equity securities purchased between July 5, 2000 and March 11, 2002. The complaint alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects. SPA alleges claims against QCII and other defendants for violations of sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, negligent misrepresentation, respondeat superior, and civil conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause QCII to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than QCII. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs. Defendants have filed motions to dismiss the amended complaint. These motions are pending.

        On March 22, 2004, Shriners Hospital for Children, or SHC, filed suit against QCII, certain of its former employees, and certain unidentified persons in the District Court for the City and County of Denver. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado. In July 2004, SHC filed an amended complaint in the United States District Court for the District of Colorado. The amended complaint alleges claims against QCII and the individual defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation, similar to the claims alleged in the initial complaint, and adds new claims against all defendants based upon sections 10(b), 18(a) and 20(a) of the Exchange Act. SHC alleges compensatory damages of $17 million. SHC seeks compensatory and punitive damages, interest, costs and attorneys' fees. Defendants have filed motions to dismiss the amended complaint. These motions are pending.

        On or about March 30, 2004, Teachers' Retirement System of Louisiana, or TRSL, filed suit against QCII, certain of its former employees, and certain unidentified persons in the District Court for the City and County of Denver. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado. In July 2004, TRSL filed an amended complaint in the United States District Court for the District of Colorado. The amended complaint alleges claims against QCII and the individual defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation, similar to the claims alleged in the initial complaint, and adds new claims against all defendants based upon sections 10(b), 18(a) and 20(a) of the Exchange Act. TRSL alleges compensatory damages of approximately $23 million. TRSL seeks compensatory and punitive damages, interest, costs and attorneys' fees. Defendants have filed motions to dismiss the amended complaint. These motions are pending.

        On September 22, 2004, a number of New York City pension and retirement funds ("NYC Funds") filed a lawsuit against QCII, certain of its former officers and employees, certain of its current and former directors, as well as several other defendants, including Arthur Andersen LLP, Citigroup, Inc., and various affiliated corporations of Citigroup, Inc., in the United States District Court for the District of Colorado. The NYC Funds allege in their complaint that the defendants engaged in fraudulent conduct that caused NYC Funds to lose more than $300 million related to NYC Funds' investments in QCII common stock and bonds purchased between May 1, 1999 and July 28, 2002. The complaint alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects. NYC Funds allege claims against QCII and other defendants for violations of, among other things, sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, negligent misrepresentation, respondeat superior, and civil conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause QCII to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than QCII. NYC Funds seek, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs.

Other Matters

        In January 2001, an amended purported class action complaint was filed in Denver District Court against QCII and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that QCII had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000, a claim QCII denies. In September 2002, QCII filed a motion for summary judgment on all claims. Plaintiffs filed a cross-motion for summary judgment on their breach of contract claims only. On July 15, 2003, the court denied both summary judgment motions. Plaintiffs' claims for breach of fiduciary duty and breach of contract remain pending. Additionally, QCII recently filed motions asking the court to rule on certain discrete issues of law affecting the action. The case is now in the class certification stage, which QCII is challenging. Plaintiffs' motion for class certification and QCII's motions for rulings on certain discrete issues of law affecting the action are set for a hearing on November 30, 2004.

        Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed in various courts against QCII on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. Class certification was denied in the Louisiana proceeding and, subsequently, summary judgment was granted in QCII's favor. A new Louisiana class action complaint has been filed, and QCII is challenging class certification. Class certification was also denied in the California proceeding, although plaintiffs have filed a motion for reconsideration. Class certification was granted in the Illinois and Tennessee proceedings. Class certification has not been resolved yet in the other proceedings. The complaints challenge QCII's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge QCII's right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenged QCII's right to install fiber optic cable in any right-of-way, including public highways, but this case has been dismissed. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit QCII to install its fiber optic cable on the plaintiffs' property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII's network passes. The California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which QCII's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. Plaintiffs in the Illinois action have filed a motion to expand the class to a nationwide class. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, QCII filed a proposed settlement of all these matters (except those in Louisiana) in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing putative class action claims, except those in Louisiana. Accordingly, with the exception of the Louisiana actions, all other right of way actions were stayed. The settlement and the court's injunction were opposed by some, but not all, of the plaintiffs' counsel and are on appeal before the Seventh Circuit Court of Appeals. On October 19, 2004, a panel of judges on the Seventh Circuit vacated the lower court's approval of the nationwide settlement class and the lower court's injunction against competing putative class actions. On November 2, 2004, QCII and the other defendants filed a petition for reconsideration by both the appellate panel that made the decision and by all of the judges on the Seventh Circuit.

        On January 20, 2004, we filed a complaint in the District Court for the City and County of Denver against KMC Telecom LLC and several of its related parent or subsidiary companies (collectively, "KMC"). We are seeking a declaration that a series of amended contracts and related consent agreements we executed with KMC and its lenders are not effective and to recoup other damages and attorneys' fees and costs. These contracts and related consent agreements would obligate us to pay a net incremental amount of approximately $110 million if determined to be effective. KMC subsequently asserted counterclaims for declaratory judgment and anticipatory breach of contract. We then filed an amended complaint on August 16, 2004, in order to amend and expand our claims and name additional defendants. Also on August 16, 2004, one of these additional defendants, General Electric Capital Corporation ("GECC"), filed a complaint in intervention, seeking to assert claims for declaratory judgment and anticipatory breach of contract against us. GECC and KMC seek a declaration that the relevant contracts are in effect, and claim unspecified damages for anticipatory breach of the contracts/consent agreements and their attorneys' fees and costs.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court alleging that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with an investment by the plaintiff in securities of KPNQwest. QCII is a defendant in this lawsuit along with

Qwest B.V., Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. The plaintiff trust claims to have lost $10 million in its investment in KPNQwest. On March 19, 2004, plaintiffs filed a second amended complaint asserting violations of the securities laws and other claims. Defendants' motions to dismiss the second amended complaint were denied.

        On October 4, 2002, a putative class action was filed in the federal district court for the Southern District of New York against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest, in which QCII was a major shareholder. The complaint alleges, on behalf of certain purchasers of KPNQwest securities, that Ackermans engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and securities. Ackermans was the only defendant named in the original complaint. On January 9, 2004, plaintiffs filed an amended complaint adding as defendants QCII, certain of QCII's former executives who were also on the supervisory board of KPNQwest, and others. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' fees and costs. After defendants moved to dismiss the first amended complaint, plaintiffs filed a second amended complaint in October 2004.

        On June 25, 2004, J.C. van Apeldoorn and E.T. Meijer, in their capacity as trustees in the Dutch bankruptcy proceeding for KPNQwest, filed a complaint in the United States District Court for the District of New Jersey alleging violations of the Racketeer Influenced and Corrupt Organizations Act, and breach of fiduciary duty and mismanagement under Dutch law. QCII is a defendant in this lawsuit along with Joseph Nacchio, Robert S. Woodruff and John McMaster, the former President and Chief Executive Officer of KPNQwest. Plaintiffs seek compensatory and punitive damages, as well as an award of plaintiffs' fees and costs. On October 4, 2004, defendants moved to stay the lawsuit and to compel arbitration of all claims.

        The IRS has proposed a tax adjustment for tax years 1994 through 1996. The principal issue involves QCII's allocation of costs between long-term contracts with customers for the installation of conduit or fiber optic cable and additional conduit or fiber optic cable retained by QCII. The IRS disputes QCII's allocation of the costs between QCII and third parties for whom it was building similar network assets during the same time period. Similar claims have been asserted against QCII with respect to 1997 and 1998, and it is possible that claims could be made against QCII for other periods. QCII is contesting these claims and does not believe the IRS will be successful. Even if they are, QCII believes that any significant tax obligations will be partially offset as a result of available net operating losses and tax sharing arrangements. Additionally, the IRS has issued a Notice of Proposed Adjustment of penalty in the amount of $37 million related to QCII's tax strategy, Contested Liability Acceleration Strategy ("CLAS"). In the second quarter of 2004, QCII recorded income tax expense of $136 million primarily related to a change in the expected timing of deductions related to CLAS. QCII is contesting this claim and is seeking abatement of this penalty and interest. The ultimate outcomes of all these matters are uncertain and we can give no assurance as to whether an adverse result will have a material effect on our financial results.

Note 8: Subsequent Events

Settlement with the Securities and Exchange Commission

        On October 21, 2004, QCII entered into a settlement with the SEC, concluding a formal investigation concerning its accounting and disclosures, among other subjects, that began in April 2002. In connection with this settlement, the SEC filed a complaint against QCII in federal district court in Denver, Colorado. The complaint alleges violations of several provisions of the federal securities laws, including the anti-fraud provisions, relating principally to QCII's financial reporting and disclosures. QCII agreed, without admitting or denying the allegations of the complaint, to consent to the entry of a final judgment. The final judgment, which was entered by the court on November 4, 2004, among other things, enjoins QCII from future violations of certain provisions of the securities laws and requires QCII to pay a civil money penalty of $250 million in two installments of $125 million each (the first of which must be paid within 20 business days of the entry of the judgment and the second must be paid by December 31, 2005), plus $1 as nominal disgorgement. The reserve discussed in "Note 7—Commitments and Contingencies" in Item 1 of this report includes the $250 million civil money penalty to be paid to the SEC pursuant to the settlement. The payments for the settlement will be applied to the reserve when paid.

        The final judgment also requires QCII to maintain a Chief Compliance Officer with specified duties and to continue to cooperate with the SEC's ongoing investigation of individuals. At the time of the settlement, the SEC announced that the entire penalty amount would be distributed to investors pursuant to the Fair Fund provision of the Sarbanes-Oxley Act. QCII anticipates that this distribution will occur under the supervision of the federal district court pursuant to a plan of distribution to be proposed by the SEC and approved by the court.

Debt-related Matters

        As described in Note 4—Borrowings, in August and September 2004, we purchased $569 million face amount of our 7.20% notes due November 1, 2004 for $587 million. On November 1, 2004, we repaid the remaining $181 million principal amount due under these notes.

Note 9: Quarterly Financial Data

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter
2004
Total operating revenue	$2,617	$2,564	$2,560
Operating income	624	487	587
Income before cumulative effect of change in accounting principle	253	198	274
Net income	253	198	274

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Qwest Corporation:

        We have audited the accompanying consolidated balance sheets of Qwest Corporation and subsidiaries, a wholly owned subsidiary of Qwest Communications International Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Qwest Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Also, as discussed in note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/ KPMG LLP

Denver, Colorado
March 2, 2004, except for Notes 7, 16 and 17,
as to which the date is May 1, 2004

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Operating revenue	$10,027	$10,811	$11,482
Operating revenue—affiliates	784	568	522

Total operating revenue	10,811	11,379	12,004
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	2,230	2,057	2,335
Cost of sales—affiliates	420	359	329
Selling, general and administrative	1,727	1,944	1,887
Selling, general and administrative—affiliates	1,314	1,226	936
Depreciation	2,412	2,541	2,772
Intangible assets amortization	339	287	174
Asset impairment charges	—	—	32
Restructuring and other charges—net	57	45	206
Merger-related (credits) charges—net	—	(30)	93

Total operating expenses	8,499	8,429	8,764

Operating income	2,312	2,950	3,240

Other expense (income):
Interest expense—net	573	541	465
Gain on sale of rural exchanges and other fixed assets	—	—	(51)
Other income—net	(19)	(26)	(7)

Total other expense—net	554	515	407

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	1,758	2,435	2,833
Income tax expense	(675)	(933)	(1,065)

Income from continuing operations before cumulative effect of change in accounting principle	1,083	1,502	1,768
Discontinued operations:
Loss from discontinued operations, net of taxes of $159, $444 and $227	(252)	(697)	(361)
Income before cumulative effect of change in accounting principle	831	805	1,407
Cumulative effect of change in accounting principle, net of taxes of $139, $0 and $0, respectively	219	—	—

Net income	$1,050	$805	$1,407

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$921	$227
Accounts receivable—net	1,323	1,508
Accounts receivable—affiliates	126	232
Deferred income taxes	154	122
Prepaid and other assets	313	301
Prepaid income taxes—QSC	—	255
Assets associated with discontinued operations	357	505

Total current assets	3,194	3,150
Property, plant and equipment—net	16,420	17,039
Intangible assets—net	976	1,100
Other assets	1,347	1,380

Total assets	$21,937	$22,669

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current borrowings	$881	$1,244
Accounts payable	555	542
Accounts payable—affiliates	437	417
Dividends payable—QSC	199	774
Accrued expenses and other current liabilities	956	919
Income taxes payable—QSC	154	—
Deferred revenue and advance billings	548	601
Liabilities associated with discontinued operations	2,134	1,936

Total current liabilities	5,864	6,433
Long-term borrowings (net of unamortized debt discount of $157 and $142, respectively)	6,874	6,016
Post-retirement and other post-employment benefit obligations	2,773	2,600
Deferred income taxes	2,661	2,252
Deferred revenue	376	482
Other long-term liabilities	312	389

Total liabilities	18,860	18,172
Commitments and contingencies (Notes 16 and 17)
Stockholder's equity:
Common stock—one share without par value, owned by QSC	8,236	8,400
Note receivable—affiliate	(286)	(286)
Accumulated deficit	(4,873)	(3,617)

Total stockholder's equity	3,077	4,497

Total liabilities and stockholder's equity	$21,937	$22,669

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
OPERATING ACTIVITIES
Net income	$1,050	$805	$1,407
Adjustments to net income:
Loss from discontinued operations, net of taxes of $159, $444 and $227	252	697	361
Depreciation and intangible assets amortization	2,751	2,828	2,946
Gain on sale of assets	—	—	(51)
Provision for bad debts	125	260	196
Deferred income taxes	239	270	620
Asset impairment charges	—	—	32
Cumulative effect of change in accounting principle—net	(219)	—	—
Income tax benefit distributed to QSC	(173)	(110)	—
Other non-cash items	23	(19)	8
Changes in operating assets and liabilities:
Accounts receivable	60	14	(270)
Accounts receivable—affiliates	106	(14)	(59)
Prepaids and other current assets	5	53	16
Prepaid income taxes—QSC	255	(36)	(219)
Accounts payable, accrued expenses and other current liabilities	73	(324)	(853)
Accounts and income taxes payable—affiliates	273	217	35
Deferred revenue and advanced billing	(159)	(102)	7
Other non-current assets and liabilities	163	23	(28)

Cash provided by operating activities	4,824	4,562	4,148

INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(1,635)	(1,746)	(4,246)
Capital contribution to Qwest Wireless	—	(800)	—
Proceeds from sale of property and equipment	—	28	94
Other	(32)	—	11

Cash used for investing activities	(1,667)	(2,518)	(4,141)

FINANCING ACTIVITIES
Repayments of current portion of long-term borrowings	(1,271)	(468)	(391)
Net (repayments of) proceeds from short-term borrowings	—	(1,013)	1,192
Net repayments of short-term borrowings—affiliates	—	—	(767)
Proceeds from long-term borrowings	1,729	1,476	—
Dividends paid to QSC	(2,880)	(1,915)	—
Debt issuance costs	(36)	(34)	—

Cash (used for) provided by financing activities	(2,458)	(1,954)	34
CASH AND CASH EQUIVALENTS
Increase (Decrease) in cash	699	90	41
Net cash (utilized) generated by discontinued operations	(5)	6	(9)

Beginning balance	227	131	99

Ending balance	$921	$227	$131

The accompanying notes are an integral part of these consolidated financial statements

QWEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock	Note Receivable- Affiliate (note 11)	(Accumulated Deficit)	Total
	(Dollars in millions)
Balance, December 31, 2000	$8,484	$(286)	$(3,617)	$4,581
Net income	—	—	1,407	1,407
Dividends declared on common stock	—	—	(1,407)	(1,407)
Stock-based compensation	6	—	—	6
Other net asset transfers	(8)	—	—	(8)

Balance, December 31, 2001	8,482	(286)	(3,617)	4,579
Net income	—	—	805	805
Dividends declared on common stock	—	—	(805)	(805)
Stock-based compensation	2	—	—	2
Tax benefit on stock compensation	16	—	—	16
Income tax benefit distributed to QSC	(110)	—	—	(110)
Other net asset transfers	10	—	—	10

Balance, December 31, 2002	8,400	(286)	(3,617)	4,497
Net income	—	—	1,050	1,050
Dividends declared on common stock	—	—	(2,306)	(2,306)
Stock-based compensation	1	—	—	1
Income tax benefit distributed to QSC	(173)	—	—	(173)
Other net asset transfers	8	—	—	8

Balance, December 31, 2003	$8,236	$(286)	$(4,873)	$3,077

The accompanying notes are an integral part of these consolidated financial statements.

QWEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

        Unless the context requires otherwise, references in this report to "Qwest", "we", "us", the "Company" and "our" refer to Qwest Corporation and its consolidated subsidiaries and references to "QCII" refer to our ultimate parent company, Qwest Communications International Inc., and its consolidated subsidiaries.

Note 1: Business and Background

Description of business

        We are wholly owned by Qwest Services Corporation ("QSC"), which is wholly owned by QCII. We provide local telecommunications and related services, IntraLATA long-distance services and data and video services within our local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Our operations are included in the consolidated operations of our ultimate parent, QCII and generally account for the majority of QCII's consolidated revenue. Our telecommunications products and services are provided through our traditional telephone network located within our local service area. In addition to our operations, QCII maintains a wireless business (comprised of the wireless operations we transferred to an affiliate in May 2004) and a national fiber optic network. Through its fiber optic network, QCII provides the following wireline products and services that we do not provide:

  •
  InterLATA long-distance services;

  •
  Dedicated Internet access;

  •
  Virtual private network;

  •
  Internet dial access;

  •
  Web hosting; and

  •
  Professional services.

        For certain other products and services we provide and for a variety of internal communications functions, we utilize QCII's fiber optic network to transport voice and data traffic. Also, through its fiber optic network, QCII provides nationally some data and Internet access services, including private line, ATM and frame relay, which are similar to what we provide within our local service area.

        On June 30, 2000, QCII completed its acquisition of U S WEST, Inc. ("U S WEST") (the "Merger"). U S WEST (our pre-Merger parent) was deemed the accounting acquirer and its historical financial statements, including those of its wholly owned subsidiaries, have been carried forward as the predecessor of the combined company. The Merger has been accounted for as a reverse acquisition under the purchase method of accounting with U S WEST being deemed the accounting acquirer and QCII (prior to the Merger, "pre-Merger QCII") the acquired entity.

        Until May 1, 2004, we provided wireless services through our wholly owned subsidiary, Qwest Wireless LLC ("Qwest Wireless"). On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a consequence, we no longer have wireless operations, and the results and financial position of Qwest Wireless are included in discontinued operations in our consolidated financial statements. Please see Note 7—Transfer of Qwest Wireless Operations for additional information on discontinued operations.

Note 2: Summary of Significant Accounting Policies

        Basis of presentation.    The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

        We record intercompany charges at the amounts billed to us by our affiliates. Regulatory rules require certain expenses to be billed by affiliates at estimated fair value or fully distributed cost, as more fully described in Note 15—Related Party Transactions. Regulators periodically review our compliance with regulations. Adjustments to intercompany charges that result from these reviews are recorded in the period they become known. We purchase services, such as marketing and advertising, information technology, product and technical services as well as general support services from affiliates. We provide to our affiliates telephony, data services and other services.

        Use of estimates.    Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions made when accounting for items and matters such as long-term contracts, customer retention patterns, allowance for bad debts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets, impairment assessments, employee benefits, taxes, reserves and other provisions and contingencies are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the periods presented. We also assess potential losses in relation to pending litigation and, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. Actual results could differ from these estimates. See Note 16—Commitments and Contingencies.

        Reclassifications.    Certain prior year balances have been reclassified to conform to our current year presentation.

        Revenue recognition.    Revenue for services is recognized when the related services are provided. Payments received in advance are deferred until the service is provided. Up-front fees received, primarily activation fees and installation charges, as well as the associated customer acquisition costs, are deferred and recognized over the expected customer relationship periods, which range from one to 10 years. The amount of customer acquisition costs which is deferred is less than or equal to the amount of up-front fees deferred. Costs in excess of up-front fees are recorded as an expense in the period incurred. Expected customer relationship periods are estimated using historical data of actual customer retention patterns. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

        Revenues related to equipment sales are recognized upon acceptance by the customer, and when all the conditions for revenue recognition have been satisfied. Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable based on objective evidence. If the elements are separable and separate earnings processes exist, total consideration is allocated to each element based on the relative fair values of the separate elements and the revenue associated with each element is recognized as earned. If separate earnings processes do not exist, total consideration is deferred and recognized ratably over the longer of the contractual period or the expected customer relationship period.

        Advertising costs.    Costs related to advertising are expensed as incurred. Advertising expense was $97 million, $181 million and $273 million for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in selling, general and administrative in the accompanying consolidated statements of operations.

        Legal costs.    In our normal course of business, we incur costs to hire and retain external legal counsel to advise us on regulatory and litigation matters. We expense these costs as such services are received.

        Income taxes.    We are included in the consolidated federal income tax return of QCII. The QCII tax allocation policy treats our consolidated results as if we were a separate taxpayer. The policy requires that each subsidiary pay their tax liabilities in cash based upon each subsidiary's separate return taxable income. To the extent a subsidiary has taxable losses, no funding is received and therefore such benefit is retained by QCII. We are also included in combined state tax returns filed by QCII, and the same allocation policy applies.

        The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to apply to the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date of the rate change. Deferred tax assets are reviewed to determine if they are more likely than not to be realized and, if not, then valuation allowances are established to reduce deferred income tax assets to the amounts expected to be recovered.

        We use the deferral method of accounting for investment tax credits earned prior to the repeal of such credits in 1986. We also defer certain transitional investment tax credits earned after the repeal, as well as investment tax credits earned in certain states. Investment tax credits are included in other long-term liabilities on our consolidated balance sheets. We amortize these credits over the estimated service lives of the related assets as a decrease to our income tax expense in our consolidated statements of operations.

        Cash and cash equivalents.    We utilize the cash management services of QCII. QCII manages our cash in accordance with its cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity. Although cash and cash equivalents balances are generally unsecured, our balances are maintained with financial institutions that QCII and we believe are creditworthy. We consider cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

        Allowance for doubtful accounts.    The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

        Property, plant and equipment.    Property, plant and equipment is carried at cost and, effective January 1, 2003, with our adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), is adjusted for legal retirement obligations. Property, plant and equipment is depreciated using the straight-line group method. Under the straight-line group method, assets dedicated to providing regulated telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups of similar assets for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired; the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal; unusual; when a sale involves land; assets associated with the sale of customer contracts; or assets constructed or acquired for sale. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs directly related to construction of internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

        Impairment of long-lived assets.    We review long-lived assets and other intangible assets with long lives for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset's carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by reference to replacement cost or discounted cash flows, as appropriate.

        Prior to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") on January 1, 2002, we reviewed our long-lived assets, such as intangible assets and property, plant and equipment for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). Under SFAS No. 121, we reviewed our long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset might not be recoverable. We evaluated the recoverability of our long-lived assets based on estimated undiscounted future cash flows and provided for impairment when such undiscounted cash flows were insufficient to recover the carrying amount of the long-lived asset.

        Software capitalization.    Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years.

In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize certain costs associated with internally developed software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internally developed software to be used internally are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage and the period over which we expect to benefit from the use of that software. Capitalized software development costs are included in intangible assets in our consolidated balance sheets.

        Intangible assets.    Intangible assets, such as capitalized software, are recorded at cost.

        Intangible assets with finite lives are amortized on a straight-line basis over that life. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite lived and as such these intangible assets are not amortized. Prior to the adoption of SFAS No. 142 these intangible assets were amortized on a straight-line basis over their estimated useful lives.

        Impairment of indefinite-lived intangible assets.    Intangible assets with indefinite lives are reviewed for impairment annually or whenever an event occurs or circumstances change that would more likely than not reduce fair value below carrying value. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

        Restructuring and Merger-related charges.    Periodically QCII commits to exit certain business activities, eliminate administrative and network locations, and/or reduce our number of employees. At the time a restructuring plan is approved by QCII, we record a charge to the consolidated statement of operations for our estimated costs associated with the plan. Charges associated with these exit or restructuring plans incorporate various estimates, including severance costs, sublease income and costs, disposal costs, length of time on the market for abandoned rented locations and contractual termination costs. We also record a charge when we permanently cease use of a leased location. Estimates of charges associated with the abandoned operating leases, some of which entail long-term lease obligations, are based on existing market conditions and net amounts that we estimate we will pay in the future. In accordance with SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), charges associated with abandoned operating leases recorded in 2003 were measured using the present value of the estimated net amounts we will pay and charges recorded in 2002 and 2001 were measured on an undiscounted basis. We utilize real estate brokers to assist in assessing market conditions and net amounts that we expect to pay.

        Fair value of financial instruments.    Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. Our borrowings had a fair value of approximately $8.2 billion and $6.5 billion at December 31, 2003 and 2002, respectively. The fair values of our borrowings are based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

        Stock based compensation.    Some of our employees participate in QCII's stock option plans. These plans are accounted for using the intrinsic-value method allowed under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"), under which no compensation expense is recognized for our options granted to employees when the exercise price of those options equals or exceeds the value of the underlying security on the measurement date. Any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests using the accelerated method described in Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN No. 28"). QCII allocates to us, through a contribution, our share of the deferred compensation expense described herein based on options granted.

        Had compensation cost for our employees' participation in the QCII stock-based compensation plans been determined under the fair-value method in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," our net income would have been changed to the pro forma amounts indicated below:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Net income:
As reported	$1,050	$805	$1,407
Add: Stock-based employee compensation expense included in net income, net of related tax effects	1	1	4
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards, net of related tax effects	(28)	(44)	(88)

Pro forma	$1,023	$762	$1,323

        The pro forma amounts reflected above may not be representative of the effects on our reported net income or loss in future years because the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly. Following are the weighted-average assumptions used with the Black-Scholes option-pricing model to estimate the fair value of all QCII options granted to our employees in 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
Risk-free interest rate	2.7%	4.1%	4.1%
Expected dividend yield	0.0%	0.0%	0.2%
Expected option life (years)	4.4	4.4	4.4
Expected stock price volatility	88.0%	57.6%	41.4%
Weighted-average grant date fair value	$2.37	$2.25	$9.40

        Stockholder's equity.    In the normal course of business we transfer assets to and from our parent, QSC. It is QCII's and our policy to record asset transfers to and from QSC based on carrying values.

Recently Adopted Accounting Pronouncements and Cumulative Effects of Adoption

        FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN No. 45") was issued in November 2002. The interpretation provides guidance on the guarantor's accounting for and disclosure of guarantees, including indirect guarantees of indebtedness of others. We adopted the disclosure requirements of FIN No. 45 as of December 31, 2002. The accounting guidelines are applicable to certain guarantees, excluding affiliate guarantees, issued or modified after December 31, 2002, and required that we record a liability for the fair value of such guarantees on our consolidated balance sheet. The adoption of this interpretation had no material effect on our consolidated financial statements.

        On January 1, 2003, we adopted SFAS No. 143. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, generally referred to as asset retirement obligations. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation. If a reasonable estimate of fair value can be made, the fair value of the liability will be recognized in the period it is incurred, or if not, in the period a reasonable estimate of fair value can be made. This cost is initially capitalized and then amortized over the estimated remaining useful life of the asset. We have determined that we have legal asset retirement obligations associated with the removal of a limited group of long-lived assets and recorded a cumulative effect of a change in accounting principle charge upon adoption of SFAS No. 143 of $7 million (an asset retirement obligation of $12 million net of an incremental adjustment to the historical cost of the underlying assets of $5 million) in 2003. See further disclosure regarding SFAS No. 143 in Note 4—Property, Plant and Equipment.

        Prior to the adoption of SFAS No. 143, we included in our group depreciation rates estimated net removal costs (removal costs less salvage). These costs have historically been reflected in the calculation of depreciation expense, and therefore, recognized in accumulated depreciation. When the assets were actually retired and removal costs were expended, the net removal costs were recorded as a reduction to accumulated depreciation. While SFAS No. 143 requires the recognition of a liability for asset retirement obligations that are legally binding, it precludes the recognition of a liability for asset retirement obligations that are not legally binding. Therefore, upon adoption of SFAS No. 143, we reversed the net removal costs within accumulated depreciation for those fixed assets where the removal costs exceeded the estimated salvage value and we did not have a legal removal obligation. This resulted in income from the cumulative effect of a change in accounting principle of $365 million before taxes upon adoption of SFAS No. 143. The net income impact of the adoption is $219 million ($365 million less the $7 million charge disclosed above, net of income taxes of $139 million) in 2003. Beginning January 1, 2003 the net costs of removal related to these assets are charged to our consolidated statement of operations in the period in which the costs are incurred.

        We adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") for the three months ended March 31, 2004. FIN 46R requires an evaluation of three criteria to determine if consolidation of a thinly capitalized entity is required. These criteria are: 1) whether the entity is a variable interest entity; 2) whether the company holds a variable interest in the entity; and 3) whether the company is the primary beneficiary of the entity. If all three of these criteria apply, consolidation is required. The adoption of FIN No. 46R did not have a material impact on the company.

Note 3: Accounts Receivable

        The following table presents details of our accounts receivable balances:

	December 31,
	2003	2002
	(Dollars in millions)
Trade receivables	$972	$1,122
Earned and unbilled receivables	197	164
Purchased and other receivables	256	318

Subtotal	1,425	1,604
Less: Allowance for bad debts	(102)	(96)

Accounts receivable—net	1,323	1,508
Accounts receivable—affiliates	126	232

Total accounts receivable—net	$1,449	$1,740

        We are exposed to concentrations of credit risk from customers within our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers on a non-recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant losses related to these purchased receivables.

Note 4: Property, Plant and Equipment

Property, Plant and Equipment

        The components of property, plant and equipment are as follows:

		December 31,
	Depreciable Lives
		2003	2002
		(Dollars in millions)
Land	N/A	$102	$103
Buildings	38 years	2,948	2,896
Communications equipment	7-10 years	18,453	18,242
Other network equipment	8-57 years	18,660	18,198
General purpose computers and other	5-11 years	2,368	2,514
Construction in progress	N/A	140	179

Total property, plant and equipment		42,671	42,132
Less: accumulated depreciation		(26,251)	(25,093)

Property, plant and equipment—net		$16,420	$17,039

Asset Retirement Obligations

        As discussed in Note 2—Summary of Significant Accounting Policies, we adopted SFAS No. 143 on January 1, 2003.

        Our asset retirement obligations primarily relate to the costs of removing circuit equipment from leased properties when the leases expire. The following table reconciles the change in asset retirement obligations for continuing operations during the year:

Change in Asset Retirement Obligations
(Dollars in millions)
Liability recognized upon adoption on January 1, 2003	$3
Liability incurred	—
Liability settled	—
Accretion expense	—

Balance as of December 31, 2003	$3

        If the provisions of SFAS No. 143 had been adopted for the prior years presented, net income would have decreased by approximately $45 million and $40 million for the years ended December 31, 2002 and 2001, respectively. Those decreases are fully attributable to continuing operations. The asset retirement obligation would have been approximately $10 million and $8 million at December 31, 2001 and December 31, 2000, respectively; however, approximately $7 million and $5 million, respectively, of those totals would now be reclassified to liabilities associated with discontinued operations.

Note 5: Intangible Assets

        Information related to intangible assets is as follows:

		December 31,
		2003		2002
	Amortizable Lives	Carrying Cost	Accumulated Amortization	Carrying Cost	Accumulated Amortization
		(Dollars in millions)
Intangibles with finite lives:
Capitalized software and other	1.5 - 5 years	$1,813	$(837)	$1,633	$(533)

Total intangible assets		$1,813	$(837)	$1,633	$(533)

Amortization Expense

        We recorded amortization expense of $339 million in 2003 for intangible assets with finite lives. Based on the current amount of intangible assets subject to amortization, the estimated amortization for each of the succeeding 5 years is as follows:

Estimated Amortization Expense
(Dollars in millions)
2004	$359
2005	289
2006	200
2007	95
2008	33

Total	$976

Adoption of SFAS No. 142

        Effective January 1, 2002, we adopted SFAS No. 142, which requires companies to cease amortizing goodwill and intangible assets which have indefinite useful lives. SFAS No. 142 also requires that goodwill and indefinite-lived intangible assets be reviewed for impairment upon adoption and annually thereafter, or more often if events or circumstances warrant.

        We reviewed the useful lives of our amortizable intangible assets, primarily capitalized software, and determined that they remained appropriate. We performed a transitional impairment test of intangible assets with indefinite lives on January 1, 2002 and determined the carrying values remained appropriate. We performed the annual impairment test for 2003 and also determined the carrying values remained appropriate.

Intangible asset impairment

        We recorded asset impairment charges of $32 million in 2001 related to internal software projects that we terminated, including customer database system projects.

Note 6: Borrowings

Current Borrowings

        As of December 31, 2003 and 2002, our current borrowings consisted of:

	December 31,
	2003	2002
	(Dollars in millions)
Current portion of long-term borrowings	$867	$1,179
Current portion of capital lease obligations and other	14	65

Total current borrowings	$881	$1,244

        Until February 2002, we maintained commercial paper programs to finance our short-term operating cash needs. QCII and we had a $4.0 billion syndicated credit facility ("Credit Facility"), of which $1.0 billion was designated to us. As a result of reduced demand for our commercial paper programs, we borrowed $1.0 billion under the Credit Facility in the first quarter of 2002. During the first quarter of 2002, we also paid down approximately $1.0 billion of our current borrowings including substantially all of our outstanding commercial paper.

        In March 2002, we used approximately $1.0 billion of the proceeds from our March 2002 bond offering, discussed below, to reduce our amount outstanding under the Credit Facility to zero. QCII and QSC amended the Credit Facility in August of 2002. Following the amendment, we are no longer a party to the Credit Facility.

Long-term Borrowings

        As of December 31, 2003 and 2002, our long-term borrowings consisted of the following:

	December 31,
	2003	2002
	(Dollars in millions)
Notes with various rates ranging from 5.50% to 9.125%, including LIBOR* plus 4.75%, with maturities from 2004 to 2043	$7,887	$7,316
Unamortized discount and other	(157)	(142)
Capital lease obligations and other	25	86
Less: current portion	(881)	(1,244)

Total long-term borrowings	$6,874	$6,016

*
London interbank offered rate

        The indentures governing the notes in the above table contain certain covenants including, but not limited to: (i) a prohibition on certain liens on the assets of Qwest and (ii) a limitation on mergers or sales of all, or substantially all, of the assets of Qwest, which limitation requires that a successor assume the obligation with regard to these notes. These indentures do not contain any cross-default provisions. We were in compliance with all of the covenants at December 31, 2003.

        On June 9, 2003, we completed a senior term loan in two tranches for a total of $1.75 billion principal amount of indebtedness. The term loan consists of a $1.25 billion floating rate tranche, due in 2007, and a $500 million fixed rate tranche, due in 2010. The term loan is unsecured and ranks equally with all of our indebtedness. The floating rate tranche cannot be prepaid for two years and thereafter is subject to prepayment premiums through 2006. There are no mandatory prepayment requirements. The covenant and default terms are substantially the same as those associated with our other long-term debt. The net proceeds were used to refinance approximately $1.1 billion of our debt due in 2003 and fund or refinance our investment in telecommunications assets.

        The floating rate tranche bears interest at LIBOR plus 4.75% (with a minimum interest rate of 6.50%) and the fixed rate tranche bears interest at 6.95% per annum. The interest rate on the floating rate tranche was 6.50% at December 31, 2003. The lenders funded the entire principal amount of the loan subject to the original issue discount for the floating rate tranche of 1.00% and for the fixed rate tranche of 1.652%.

        In March 2002, we issued $1.5 billion in bonds with a 10-year maturity and an 8.875% interest rate. At December 31, 2003 the interest rate was 9.125%. Once we have registered the notes with the Securities and Exchange Commission (the "SEC"), the interest rate will return to 8.875%, the original stated rate.

        Our long-term borrowings had the following interest rates and maturities at December 31, 2003:

	Maturities
Interest Rates
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Above 5% to 6%	$117	$41	$—	$70	$320	$—	$548
Above 6% to 7%	—	416	—	1,340	—	1,500	3,256
Above 7% to 8%	750	—	—	—	2	1,581	2,333
Above 8% to 9%	—	—	—	—	—	250	250
Above 9% to 10%	—	—	—	—	—	1,500	1,500

Total	$867	$457	$—	$1,410	$322	$4,831	7,887

Capital leases and other							25
Unamortized discount and other							(157)
Less current borrowings							(881)

Total long-term debt							$6,874

Other debt related matters

        At December 31, 2003, QCII and its consolidated subsidiaries had total borrowings of $17.5 billion. Some of these borrowings issued by QCII and QSC are secured by liens on our stock. As a result, ownership of our stock could transfer if either QCII or QSC were to default on their debt obligations.

        At December 31, 2003, QCII was in compliance with all provisions and covenants of their borrowings. QCII obtained extensions under the QSC Credit Facility for the delivery of certain annual and quarterly financial information. The waiver extended the compliance date to provide certain annual and quarterly financial information to March 31, 2004. On February 5, 2004, the QSC Credit Facility was paid off and terminated.

Interest

        The following table presents the amount of gross interest expense, capitalized interest and cash paid for interest during 2003, 2002 and 2001:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Gross interest expense	$586	$565	$508
Capitalized interest	(13)	(24)	(43)

Net interest expense	$573	$541	$465

Cash interest paid	$579	$472	$464

Note 7: Transfer of Qwest Wireless Operations

        On April 30, 2004, our direct parent, Qwest Service Corporation ("QSC"), made capital contributions of $2.185 billion to us. We, in turn, made capital contributions of the same amount into Qwest Wireless, which used these proceeds to pay down its $2.185 billion in outstanding borrowings which were due to affiliates.

        On May 1, 2004, we transferred ownership of our subsidiary, Qwest Wireless LLC, which was the entity through which we held our wireless assets and conducted our wireless operations. The transfer was made in the form of a dividend to QSC, our direct parent, and, as a result, no consideration was exchanged. Due to this transfer, we no longer have wireless operations, and the results of Qwest Wireless operations are presented as discontinued operations in these financial statements. The impacts on Qwest revenue of the discontinuance of the wireless operations includes the exclusion of revenue from the wireless operation offset in part by an increase in certain wireline revenue which was eliminated through consolidation of the wireless operations in previous presentations.

	Years ended December 31,
	2003	2002	2001
	(Dollars in millions)
Wireless operating revenue	$594	$694	$688
Qwest revenue from affiliate wireless operations	(144)	(157)	(155)

Net Revenue	450	537	533
Costs and Expenses:
Cost of sales	222	280	401
Selling, general and administrative	211	281	393
Depreciation and amortization	55	129	147
Asset impairment charges	230	829	17
Restructuring, merger-related and other charges	—	4	33

Loss from operations	(268)	(986)	(458)
Other expense	(143)	(155)	(130)

Loss before income taxes	(411)	(1,141)	(588)
Income tax benefit	159	444	227

Loss from discontinued operations	$(252)	$(697)	$(361)

        The following table presents the assets and liabilities associated with our discontinued operations, related to our transfer of ownership of Qwest Wireless to an affiliate, as of December 31, 2003 and 2002.

	December 31,
	2003	2002
	(Dollars in millions)
Current transferred assets	$9	$(26)
Property, plant and equipment, net	36	272
Intangible assets	164	175
Other long-term assets	148	84

Total assets associated with discontinued operations	$357	$505

Current borrowings—affiliates	$2,118	$1,888
Current portion of liabilities associated with discontinued operations	27	70
Other long-term liabilities	(11)	(22)

Total liabilities associated with discontinued operations	$2,134	$1,936

Note 8: Restructuring and Merger-related Charges

        The restructuring reserve balances discussed below are included in our consolidated balance sheets in the category of accrued expenses and other current liabilities for the current portion and other long-term liabilities for the long-term portion. As of December 31, 2003 and 2002, the amounts included as current liabilities are $58 million and $52 million, and the long-term portions are $14 million and $30 million, respectively.

2003 Activities

        During the year ended December 31, 2003, as part of an ongoing effort of evaluating costs of operations, QCII reviewed our employee levels in certain areas of our business. In connection with this restructuring and, as a result, we established a reserve and recorded a charge to our 2003 consolidated statement of operations for $71 million to cover the costs associated with these actions, more fully described below.

        An analysis of activity associated with the 2003 restructuring plan as well as prior year restructuring and Merger plans is as follows:

		Year Ended December 31, 2003
	January 1, 2003 Balance				December 31, 2003 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2003 restructuring plan	$—	$71	$20	$—	$51
2002 restructuring plan	59	—	35	3	21
2001 restructuring plan	21	—	10	11	—
Merger-related	2	—	2	—	—

Total	$82	$71	$67	$14	$72

        The 2003 restructuring reserve included charges of $65 million related to severance benefits pursuant to established severance policies and $6 million for real estate exit obligations, which primarily include estimated future net payments on abandoned operating leases. QCII identified approximately 1,600 of our employees from various functional areas to be terminated as part of this restructuring. Through December 31, 2003, approximately 1,100 of the planned reductions had been completed. The remaining 500 reductions are expected to occur over the next year, with severance payments generally extending from two to 12 months. The real estate exit costs include the net present value of rental payments due over the remaining term of the leases, net of estimated sublease rentals and estimated costs to terminate the leases. Through December 31, 2003, we had utilized $20 million of the 2003 restructuring reserves for severance payments.

        SFAS No. 146 established standards for reporting information about restructuring activities. Effective for exit or disposal activities initiated after December 31, 2002, SFAS No. 146 requires disclosure of the total amount of costs expected to be incurred in connection with these activities for each reportable segment. We do not have separate segments although we contribute to QCII's segments. Our contribution to QCII's restructuring expense by segment includes $66 million for wireline and $5 million for other.

        During the year ended December 31, 2003, we utilized $29 million of the established reserves for severance payments made to employees that were terminated under the 2002 restructuring plan and $6 million for real estate exit-related payments. QCII had identified 2,400 of our employees to be terminated as part of the 2002 plan, and as of December 31, 2003 these employee reductions were complete, with some severance payments extending into 2004. As the 2002 plan terminations were completed and actual costs were less than originally estimated, we reversed $3 million of the 2002 plan reserves during the year ended December 31, 2003. The remaining 2002 plan reserve includes $4 million for severance payments, which we expect to utilize in 2004 and $17 million for real estate exit costs. The real estate exit reserves are expected to be utilized over the next several years. QCII had anticipated that 4,800 of our employees would be terminated as part of the 2001 plan. We have terminated 3,700 employees under this plan. During the year ended December 31, 2003, we utilized $10 million of the 2001 plan reserves, primarily for real estate exit costs. As the employee severance-related activities relative to the 2001 plan were complete, the remaining combined reserve of $11 million was reversed during the year ended December 31, 2003. Both the 2001 and 2002 plan reversals were necessary as actual costs for the plans were less than originally estimated.

        During the year ended December 31, 2003, we utilized the remaining Merger-related reserve established during 2000.

2002 Activities

        During the year ended December 31, 2002, in response to shortfalls in employee reductions as part of the 2001 restructuring plan (as discussed below) and due to continued declines in our revenue and general economic conditions, QCII identified employee reductions in various functional areas and permanently exited a number of operating and administrative locations. In connection with that restructuring, we established a restructuring reserve and recorded a charge of $108 million to our 2002 consolidated statement of operations to cover the costs associated with these restructuring actions more fully described below.

		Year Ended December 31, 2002
	January 1, 2002 Balance				December 31, 2002 Balance
		Provisions	Utilization	Reversals
	(Dollars in millions)
2002 restructuring plan and other	$—	$108	$49	$—	$59
2001 restructuring plan	205	75	124	135	21
Merger-related	38	—	6	30	2

Total	$243	$183	$179	$165	$82

        The 2002 plan provision included $78 million for severance costs and $30 million for real estate exit costs. During the year ended December 31, 2002, $42 million of the reserve was utilized for severance costs and $7 million was utilized for real estate exit costs. Relative to the 2001 plan, during the year ended December 31, 2002, $107 million of the reserve was utilized for severance costs and $17 million was utilized for real estate exit costs. Also during the year ended December 31, 2002, we accrued an additional $75 million for additional 2001 plan real estate exit costs and reversed

$135 million of 2001 plan severance and real estate exit reserves, primarily as actual 2001 plan terminations of 3,700 were lower than the 4,800 which were anticipated in the plan.

        During the year ended December 31, 2002, we utilized $6 million of Merger-related reserves established during 2000 and also reversed $30 million of the Merger-related reserves as those employee reductions and contractual settlements were complete.

2001 Activities

        During the year ended December 31, 2001, we established a reserve and charged to our consolidated statement of operations $206 million for restructuring activities in conjunction with the QCII 2001 restructuring plan. This reserve was comprised of $182 million for severance costs and $24 million for real estate exit costs. During the year ended December 31, 2001, in relation to the Merger, we charged to our consolidated statement of operations $106 million for additional contractual settlement, legal contingency and other related costs and $6 million for additional severance and employee-related charges, net of reserve reversals. The additional provisions and reversals of our Merger-related costs were due to additional Merger-related activities and modifications to previously accrued Merger-related activities.

Cumulative Plan Utilization

        The following table outlines our cumulative utilization of the 2003, 2002 and 2001 and restructuring and Merger-related plans, through December 31, 2003:

	December 31, 2003- Cumulative Utilization
	Severance and Related	Real Estate Exit and Related	Total
	(Dollars in millions)
2003 restructuring plan	$20	$—	$20
2002 restructuring plan	71	13	84
2001 restructuring plan	113	25	138
Merger-related	248	649	897

Total cumulative utilization	$452	$687	$1,139

Note 9: Other Financial Information

Accrued expenses and other current liabilities

        Accrued expenses and other current liabilities consist of the following:

	December 31,
	2003	2002
	(Dollars in millions)
Accrued property taxes and other operating taxes	$320	$345
Employee compensation	193	168
Current portion of state regulatory and legal liabilities	205	180
Accrued interest	107	127
Other	72	47
Restructuring	59	52

Total accrued expenses and other current liabilities	$956	$919

Other long-term liabilities

        Other long-term liabilities principally includes unamortized investment tax credits, other long-term liabilities—affiliates and rental obligations. Related party transactions are more fully described in Note 15—Related Party Transactions.

Note 10: Employee Benefits

Pension, Post-retirement and Other Post-employment Benefits

        Our employees participate in the QCII pension, post-retirement and other post-employment benefit plans. The amounts contributed by us are not segregated or restricted to pay amounts due to our employees and may be used to provide benefits to other employees of QCII or its affiliates. The plan administrator allocates the cost of pension and post-retirement healthcare and life insurance benefits and required contributions to us. The allocation is based upon employee demographics of our employees compared to all the remaining participants. For further discussion of the QCII pension, post-retirement and other post-employment benefit plans please see the QCII annual report on Form 10-K for the year ended December 31, 2003 ("QCII 2003 Form 10-K").

        In accordance with SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits", we are required to disclose the amount of our contributions to QCII relative to the QCII pension, post-retirement and other post-employment benefit plans. No pension funding was required during 2003 or 2002 and as of December 31, 2003 and 2002, the fair value of the assets in the qualified pension trust exceeded the accumulated benefit obligation of the qualified pension plan. In addition, we did not make any contributions to the post-retirement healthcare or life trusts in 2002; however, we did contribute $8 million to the post-retirement healthcare trust in 2003. We expect to contribute approximately $13 million to the post-retirement healthcare trust during 2004.

        Our allocated pension credits for 2003, 2002 and 2001 were $107 million, $158 million and $274 million, respectively. Our allocated post-retirement benefit costs for 2003, 2002 and 2001 were

$295 million, $107 million and $13 million, respectively. These allocated amounts represent our share of the pension credits and post-retirement benefit costs based on the actuarially determined amounts.

        For 2003, the net pension expense allocated to cost of sales was $127 million, and for 2002 and 2001 the net pension credit allocated to cost of sales was $33 million and $187 million, respectively. For 2003, the net pension expense allocated to Selling, General and Administrative ("SG&A") was $61 million, and for 2002 and 2001 the net pension credit allocated to SG&A was $18 million and $74 million, respectively.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Medicare Act") became law in the United States. The Medicare Act introduces a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position FAS No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," QCII elected to defer recognition of the effects of the Medicare Act in any measures of the benefit obligation or cost.

        Specific authoritative guidance on the accounting for the Federal subsidy is pending and that guidance, when issued, could require QCII and us to change previously reported information. Currently, QCII does not believe it will need to amend its plan to benefit from the Medicare Act. The measurement date used to determine pension and other postretirement benefit measures for the pension plan and the postretirement benefit plan is December 31.

Other benefit plans

  401(k) plan

        QCII currently sponsors a defined contribution benefit plan covering substantially all management and occupational (union) employees. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to certain maximums, as defined by the plan and by the Internal Revenue Service. Currently, QCII on our behalf, matches a percentage of our employee contributions in QCII common stock. We made cash contributions in connection with our employee's participation in QCII's 401(k) plan of $5 million for 2002 and $59 million for 2001. In addition, QCII, on our behalf, made contributions of QCII common stock valued at $46 million in 2003 and $44 million in 2002. QCII did not make any contributions of QCII common stock on our behalf in 2001.

  Deferred compensation plans

        QCII sponsors several deferred compensation plans for a select group that includes certain of our current and former management and highly compensated employees, certain of which plans are open to new participants. Participants in these plans may, at their discretion, invest their deferred compensation in various investment choices, including QCII's common stock.

        Our portion of QCII's deferred compensation obligation is included on our consolidated balance sheet in other long-term liabilities. Investment earnings, administrative expenses, changes in investment values and increases or decreases in the deferred compensation liability resulting from changes in the investment values are recorded in our consolidated statement of operations.

        Our deferred compensation liability in the QCII plan as of December 31, 2003 and 2002 was $5 million and $7 million, respectively. Our portion of QCII's deferred compensation plans' assets were $1 million at December 31, 2003, and is included in other long-term assets on our consolidated balance sheets.

Note 11: Stock Incentive Plans

Stock Options

        Our employees participate in the QCII employee stock option plans. The QCII plans are stock-based compensation plans that permit the issuance of stock-based instruments including stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards.

        QCII's stock option plans, in which our employees participate, are accounted for using the intrinsic-value method under which no compensation expense is recognized for options granted to employees with an exercise price that equals or exceeds the value of the underlying security on the measurement date. In certain instances, the exercise price has been established prior to the measurement date, in which event any excess of the stock price on the measurement date over the exercise price is recorded as deferred compensation and amortized over the service period during which the stock option award vests, in accordance with FIN No. 28. We recorded stock-based compensation expense of $1 million, $2 million and $6 million in the years ended December 31, 2003, 2002 and 2001, respectively. For further discussion of QCII employee stock incentive plans see the QCII 2003 Form 10-K.

        QCII charges us for stock-option compensation expense through a contribution to common stock for our share of the deferred compensation expense.

Employee stock purchase plan

        Our employees may participate in QCII's Employee Stock Purchase Plan ("ESPP"). Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase QCII's common stock at a price of 85% of the fair market value of the stock on the last trading day of the month in which the stock is purchased. In accordance with APB No. 25, we do not recognize compensation expense for the difference between the employees' purchase price and the fair market value of the stock.

Note 12: Stockholder's Equity

Common stock (no par value)

        We have one share of issued and outstanding common stock owned by QSC.

Transfer of assets and other transfers with QSC

        In the normal course of business, we transfer assets to and from QSC. It is our policy to record these asset transfers as contributions or distributions, based on carrying values. QSC transferred to us $6 million in stock compensation during 2001. We transferred net assets to QSC of $8 million in 2001. During 2002, QSC transferred to us $10 million of net assets, $16 million of tax benefits on stock options and $2 million for stock compensation. During 2003, QSC transferred to us $8 million of net assets and $1 million for stock compensation. During 2003 and 2002, we transferred to QSC $173 million and $110 million in tax benefits, respectively.

Dividends

        We have historically declared and paid regular dividends to our parent, QSC, based on our consolidated net income. In August 2003, we modified our dividend practice to exclude the impact of our wireless subsidiary's net income (loss) on our consolidated earnings for purposes of determining the amount of regular dividends we declare and pay. As a result, we now declare and pay regular dividends based only on the earnings (net income) of our wireline operations.

        We declared cash dividends to QSC of $2.306 billion, $805 million and $1.407 billion during 2003, 2002 and 2001, respectively. The 2003 dividends declared include regular dividends of $1.227 billion and dividends of $1.079 billion relating to net income from prior periods that was not declared or paid as dividends in those periods. We plan to declare and make additional dividend payments in the future until all net income from wireline entities from prior periods has been declared and remitted as dividends. We estimate that the incremental amount (in addition to the $1.079 billion declared in 2003) of such dividends will be approximately $1.360 billion.

        We paid cash dividends of $2.880 billion and $1.915 billion in 2003 and 2002, respectively. At December 31, 2003, we had $200 million in dividends payable. In February 2004, we paid dividends of $200 million. All dividends are paid to QSC, our parent.

Contested liability trust

        We have established a contested liability trust, or grantor trust, related to the payment of certain contingent obligations. The assets in the trust set aside for payments of these contingencies are not legally restricted. During 2000, the trust was funded with a contribution of a note receivable of $286 million. We recorded $286 million as an increase to common stock, and the related $286 million note receivable into common stock as well.

Note 13: Income Taxes

        The components of the provision for income tax are as follows:

	Years Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Current tax provision:
Federal	$401	$605	$392
State and local	52	74	56

	453	679	448
Deferred tax expense (benefit):
Federal	184	215	526
State and local	38	39	91

	222	254	617

Provision for income taxes	$675	$933	$1,065

        The effective tax rate differs from the statutory tax rate as follows:

	Years Ended December 31,
	2003	2002	2001
	(in percent)
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes—net of federal effect	3.3	3.0	3.4
Other	0.1	0.3	(0.8)

Effective income tax rate	38.4%	38.3%	37.6%

        The components of the deferred tax assets and liabilities are as follows:

	December 31,
	2003	2002
	(Dollars in millions)
Property, plant and equipment	$(3,067)	$(2,616)
Intangible assets	(347)	(367)
Other deferred tax liabilities	(45)	(133)

Total deferred tax liabilities	(3,459)	(3,116)

Post-retirement benefits—net of pension	740	727
Allowance for doubtful accounts	62	72
Unamortized investment tax credit	45	51
Restructuring reserves	30	18
Other deferred tax assets	75	118

Total deferred tax assets	952	986

Net deferred tax liabilities	$(2,507)	$(2,130)

        We paid $135 million, $646 million and $523 million to QCII, through QSC, for income taxes in 2003, 2002 and 2001, respectively.

        We had unamortized investment tax credits of $114 million and $125 million as of December 31, 2003 and 2002, respectively, which are included in other long-term liabilities on the consolidated balance sheets. These credits are amortized over the life of the related asset. Amortization of investment tax credits of $11 million, $10 million and $19 million are included in the provision for income taxes for the years ended December 31, 2003, 2002 and 2001, respectively. At the end of 2003, we had $13 million ($8 million, net of federal income tax) of state investment tax credit carryforwards that will expire between 2010 and 2016, if not utilized.

        In accordance with SFAS No. 109, "Accounting for Income Taxes", we have performed an evaluation of our deferred tax assets. It is our opinion that it is more likely than not that the deferred tax assets will be realized and should not be reduced by a valuation allowance.

Note 14: Contribution to QCII Segments

        Our operations are integrated into and are part of the segments of the QCII consolidated group. The chief operating decision maker ("CODM") for QCII makes resource allocation decisions and assessments of financial performance for the consolidated group based on wireline, wireless and other segmentation. For more information about QCII's reporting segments, see QCII's annual report on Form 10-K for the year ended December 31, 2003. Our business contributes to the segments reported by QCII, but the QCII CODM reviews our financial information only in connection with this filing. Consequently, we do not provide discrete financial information for QC to a CODM on a regular basis.

        Due to the May 1, 2004 transfer of our wireless operations to one of our affiliates, we no longer include wireless revenue and expenses in our continuing operations. Wireless revenue and expense are included in our discontinued operations. See Note 7—Transfer of Qwest Wireless Operations. Following the transfer of the wireless operations, essentially all of our operations contribute to QCII's wireline services segment. As such, we will no longer report our contribution to QCII's segments as this information does not differ materially from our consolidated statements of operations. We will, however, continue to provide the following enterprise-wide information on revenues from external customers for each group of similar products and services.

	Years ended December 31,
	2003	2002	2001
	(Dollars in millions)
Voice services	$7,883	$8,602	$9,295
Data ands Internet services	2,125	2,189	2,168
Other services	19	20	19

Operating revenue from external customers	$10,027	$10,811	$11,482

        Voice services revenue includes local voice services, IntraLATA long-distance voice services and access services. Local voice services revenue includes revenue from basic local exchange services, switching services, custom calling features, enhanced voice services, operator services, public telephone services, collocation services and customer premises equipment. Local voice services revenue also includes revenue from the provision of, on a wholesale basis, network transport, billing services and access to our local network. IntraLATA long-distance voice services revenue includes revenue from IntraLATA long-distance services within our local service area. Access services revenue includes fees charged to other long-distance providers to connect to our network.

        Data and Internet services revenue includes data services (such as traditional private lines, wholesale private lines, frame relay, Integrated Services Digital Network ("ISDN"), asynchronous transfer mode and related CPE) and Internet services (such as DSL, Internet dial access and related CPE).

        Other services revenue is predominately derived from subleases of some of our unused real estate assets, such as space in our office buildings, warehouses and other properties.

        We do not have any single major customer that provides more than ten percent of the total of our revenues derived from external customers.

Note 15: Related Party Transactions

        We purchase services from our affiliates, such as marketing and advertising, information technology, product and technical services as well as general support services. We provide to our affiliates telephony and data services, and other services.

        Our affiliates provide services and also contract services from third parties on our behalf. In the latter case, the third parties bill our affiliates who in turn charge us for our respective share of these third party expenses. Our affiliates charge us for services rendered by their employees applying a fully distributed costs ("FDC") methodology. FDC rates are determined using salary rates, including factors for taxes, employee benefits and facilities and overhead costs. These salary rates are charged to us based on hours worked or charges are allocated to us based on estimates.

        We charge our affiliates based on tariffed rates for telephony and data services. We bill either FDC or market rates for other services.

        We describe in further detail below the services provided by our affiliates.

Marketing, Sales and Advertising

        Marketing, sales and advertising, which support preparation for joint marketing of our services, include the development of marketing and advertising plans, sales unit forecasts, market research, sales training and compensation plans.

Information Technology Services

        Information technology services primarily include the labor cost of developing, testing and implementing the system changes necessary to support order entry, provisioning and billing of services, as well as the cost of improving, maintaining and operating our shared internal communications networks.

Product and Technical Services

        Product and technical services relate to forecasting demand volumes and developing plans around network utilization and optimization, developing and implementing plans for overall product development, provisioning and customer care.

General Support Services

        General support services include legal, regulatory, general finance and accounting, tax, human resources and executive support.

Other

        This category includes the costs of miscellaneous services such as rental of office space, procurement and communications services.

        Included in our consolidated statement of operations and balance sheets are the following:

	Year Ended December 31,
	2003	2002	2001
	(Dollars in millions)
Revenues—affiliates	$784	$568	$522
Cost of sales—affiliates	$420	$359	$329
SG&A—affiliates	$1,314	$1,226	$936
	As of December 31,
	2003	2002
	(Dollars in millions)
Accounts receivable—affiliates	$126	$232
Prepaid income taxes—QSC	$—	$255
Accounts payable—affiliates	$437	$417
Income taxes payable—QSC	$154	$—

        Long-term liabilities—affiliates are included in other long-term liabilities and are not considered material to the financial statements. Other long-term liabilities are more fully described in Note 9—Other Financial Information.

Note 16: Commitments and Contingencies

Commitments

  Future Contractual Commitments

        The following table summarizes our future commitments, excluding repayments of debt, as of December 31, 2003:

	Payments Due by Period
	2004	2005	2006	2007	2008	Thereafter	Total
	(Dollars in millions)
Capital leases and other	$16	$7	$2	$1	$1	$9	$36
Operating leases	123	114	84	79	69	272	741
Purchase commitment obligations	57	39	39	1	—	—	136

Total commitments	$196	$160	$125	$81	$70	$281	$913

  Capital Leases

        We lease certain office facilities and equipment under various capital lease arrangements. Assets acquired through capital leases during 2003, 2002 and 2001 were $9 million, $16 million and $56 million, respectively. Assets recorded under capitalized lease agreements included in property, plant and equipment consisted of $94 million, $236 million and $394 million of cost, less accumulated amortization of $63 million, $158 million and $223 million at December 31, 2003, 2002 and 2001, respectively.

        The future minimum payments under capital leases as of December 31, 2003 are reconciled to our balance sheet as follows:

Capital Lease Obligations
(Dollars in millions)
Total minimum payments	$36
Less: amount representing interest	(11)

Present value of minimum payments	25
Less: current portion	(14)

Long-term portion	$11

  Operating Leases

        Certain office facilities, real estate and equipment are subject to operating leases. We also have easement (or right-of-way) agreements with railroads and public transportation authorities that are accounted for as operating leases. Rent expense under these operating leases was $170 million, $207 million and $237 million during 2003, 2002 and 2001, respectively, net of sublease rentals of $6 million, $4 million and $4 million respectively. Minimum operating lease payments have not been reduced by minimum sublease rentals of $36 million due in the future under non-cancelable subleases.

In 2003, 2002 and 2001, contingent rentals representing the difference between the fixed and variable rental payments were not material.

  Purchase Commitment Obligations

        We have purchase commitments with Competitive Local Exchange Carriers ("CLECs"), IXCs and third-party vendors that require us to make payments to purchase network services, capacity and telecommunications equipment. These commitments require us to maintain minimum monthly and/or annual billings, in certain cases based on usage.

  Letters of Credit

        At December 31, 2003, the amount of letters of credit outstanding was $3 million and we did not have any outstanding guarantees.

Contingencies

        For descriptions of new matters that have arisen subsequent to December 31, 2003, please see Note 17—Subsequent Events.

        Throughout this section, when we refer to a class action as "putative" it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent. When we refer to a derivative action as "purported," it is because the plaintiff alleges that he or it has brought the claim on our behalf and the court has not yet ruled that the complaint meets the requirements for a proper derivative case.

  Legal Proceedings Involving Qwest Corporation

Securities Action

        On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against us, QCII, The Anschutz Family Investment Co., Philip Anschutz, Joseph P. Nacchio and Robin R. Szeliga on behalf of purchasers of QCII's stock between June 28, 2000 and June 27, 2002 and owners of U S WEST stock on June 28, 2000. The complaint alleges, among other things, that QCII and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make QCII appear successful and to inflate the value of QCII's stock. The complaint asserts claims under sections 11, 12, 15 and 17 of the Securities Act of 1933, as amended ("Securities Act"). The complaint seeks unspecified monetary damages, disgorgement of illegal gains and other relief. On July 31, 2002, the defendants removed this state court action to federal district court in Colorado and subsequently moved to consolidate this action with the consolidated securities action identified below. The plaintiffs have moved to remand the lawsuit back to state court. Defendants have opposed that motion, which is pending before the court.

Regulatory Matters

        On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission, or the Minnesota Commission, alleging that we, in contravention of federal and state law, failed to file interconnection agreements with the Minnesota Commission relating to certain of our wholesale customers, and thereby allegedly discriminated against other CLECs. On November 1, 2002, the Minnesota Commission issued a written order adopting in full a proposal by an administrative law judge that we committed 26 individual violations of federal law by failing to file, as required under section 252 of the Telecommunications Act, 26 distinct provisions found in 12 separate agreements with individual CLECs for regulated services in Minnesota. The order also found that we agreed to provide and did provide to McLeodUSA and Eschelon Telecom, Inc. discounts on regulated wholesale services of up to 10% that were not made available to other CLECs, thereby unlawfully discriminating against them. The order found we also violated state law, that the harm caused by our conduct extended to both customers and competitors, and that the damages to CLECs would amount to several million dollars for Minnesota alone.

        On February 28, 2003, the Minnesota Commission issued its initial written decision imposing fines and penalties, which was later revised on April 8, 2003 to include a fine of nearly $26 million and ordered us to:

  •
  grant a 10% discount off all intrastate Minnesota wholesale services to all CLECs other than Eschelon and McLeodUSA; this discount would be applicable to purchases made by these CLECs during the period beginning on November 15, 2000 and ending on May 15, 2002;

  •
  grant all CLECs other than Eschelon and McLeodUSA monthly credits of $13 to $16 per UNE-P line (subject to certain offsets) purchased during the months of November 2000 through February 2001;

  •
  pay all CLECs other than Eschelon and McLeodUSA monthly credits of $2 per access line (subject to certain offsets) purchased during the months of July 2001 through February 2002; and

  •
  allow CLECs to opt-in to agreements the Minnesota Commission determined should have been publicly filed.

        The Minnesota Commission issued its final, written decision imposing penalties and credits described above on May 21, 2003. The Minnesota Commission decision would require a penalty payment to the state of approximately $26 million and payments of carrier credits of approximately $18 million. Of the $18 million, about $3 million has been released by the carriers in bankruptcy proceedings. On June 19, 2003, we appealed the Minnesota Commission's orders to the United States District Court for the District of Minnesota. On August 25, 2004, the District Court issued its order. The Court affirmed the Commission's order requiring Qwest to pay the $26 million penalty. The Court reversed and vacated that portion ruling on the credits finding that the Commission did not have the authority to order such remedies. The Commission and carriers have appealed the credit issue to the United States Court of Appeals for the Eighth Circuit, and Qwest has cross-appealed the penalty issue. The appeal is pending.

        Arizona, Colorado, New Mexico, Washington, Iowa and South Dakota have also initiated formal proceedings regarding our alleged failure to file required agreements in those states. New Mexico has issued an order providing its interpretation of the standard for filing these agreements, identified certain of our contracts as coming within that standard and opened a separate docket to consider further proceedings. On April 29, 2004, the New Mexico Staff filed comments recommending penalties totaling $5.05 million. Colorado has also opened an investigation into these matters, and on February 27, 2004, the Staff of the Colorado PUC submitted its Initial Comments. The Colorado Staff's Initial Comments recommended that the PUC open a show cause proceeding based upon the Staff's view that Qwest and CLECs had willfully and intentionally violated federal and state law and Commission rules. The Staff also detailed a range of remedies available to the Commission, including but not limited to an assessment of penalties and an obligation to extend credits to CLECs. On April 15, 2004, Qwest and the Office of Consumer Counsel for Colorado entered into a settlement, subject to Commission approval, that would require Qwest to pay $7.5 million in contributions to state telecommunications programs to resolve claims relating to potential penalties in the docket and that offers CLECs credits that could total approximately $9 million. During an open meeting on April 21, 2004, the Arizona Corporation Commission entered final orders upon consideration of recommended orders of the administrative law judge and a settlement between Qwest and three CLECs that was filed with the Commission on April 14, 2004. The Commission ordered Qwest to issue bill credits or pay cash totaling approximately $11.7 million to Arizona CLECs on the basis of the settlement, and also ordered Qwest to pay penalties of $9 million to the state treasury. On June 26, 2003, we received from the FCC a letter of inquiry seeking information about related matters. We submitted our initial response to this inquiry on July 31, 2003. On March 12, 2004, the FCC issued a Notice of Apparent Liability which recommended penalties of $9 million for alleged delays in filing 46 agreements in Arizona and Minnesota. Our response is due May 12, 2004. The proceedings and investigations in New Mexico, Colorado and Washington and at the FCC could result in the imposition of fines and other penalties against us that could be material. Iowa and South Dakota have concluded their inquiries resulting in no imposition of penalties or obligations to issue credits to CLECs in those states. Also, some telecommunications providers have filed private actions based on facts similar to those underlying these administrative proceedings. These private actions, together with any similar, future actions, could result in additional damages and awards that could be significant.

        Illuminet, Inc., or Illuminet, a traffic aggregator, and several of its customers have filed complaints with regulatory agencies in Idaho, Nebraska, Iowa, North Dakota and New Mexico, alleging that they are entitled to refunds due to our purported improper implementation of tariffs governing certain signaling services we provide in those states. The commissions in Idaho and Nebraska have ruled in favor of Illuminet and awarded it $1.5 million and $4.8 million, respectively. We sought reconsideration in both states, which was denied, and subsequently we perfected appeals in both states. The proceedings in the other states and in states where Illuminet has not yet filed complaints could result in agency decisions requiring additional refunds. In addition, Nextel has filed an arbitration requesting refunds due to alleged improper implementation of the signaling services.

        QCII disclosed matters to the FCC in connection with its 2002 compliance audit, including a change in traffic flow related to wholesale transport for operator services traffic and certain toll-free traffic, certain bill mis-labeling for commercial credit card bills, and certain billing errors for public telephone services originating in South Dakota and for toll free services. If the FCC institutes an investigation into the latter categories of matters, it could result in the imposition of fines and other penalties against QCII.

        We have other regulatory actions pending in local regulatory jurisdictions, which call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

Other Matters

        From time to time we receive complaints and become subject to investigations regarding "slamming" (the practice of changing long-distance carriers without the customer's consent), "cramming" (the practice of charging a consumer for goods or services that the consumer has not authorized or ordered) and other sales practices. Through December 2003, we resolved allegations and complaints of slamming and cramming with the Attorneys General for the states of Arizona, Colorado, Idaho, Oregon, Utah and Washington. In each of those states, we agreed to comply with certain terms governing our sales practices and to pay each of the states between $200,000 and $3.75 million. We may become subject to other investigations or complaints in the future, and any such complaints or investigations could result in further legal action and the imposition of fines, penalties or damage awards.

        We are subject to a number of environmental matters as a result of our prior operations as part of the Bell System. We believe that expenditures in connection with remedial actions under the current environmental protection laws or related matters will not be material to our business or financial condition.

  Legal Proceedings Involving QCII

        QCII is involved in several investigations, securities actions and other matters that, if resolved against QCII, could have a material adverse effect on our business and financial condition. These matters are more fully described below.

  Investigations, Securities Actions and Derivative Actions

        The investigations and securities actions described below present material and significant risks to QCII. The size, scope and nature of the recent restatements of QCII's consolidated financial statements for fiscal 2001 and 2000 affect the risks presented by these investigations and actions, as these matters involve, among other things, QCII's prior accounting practices and related disclosures. Plaintiffs in certain of the securities actions have alleged QCII's restatement of items in support of their claims. QCII can give no assurance as to the impacts on its financial results or financial condition that may ultimately result from these matters. As QCII has previously disclosed, it has engaged in preliminary discussions for purposes of resolving certain of these matters. QCII most recently engaged in preliminary discussions after it announced its 2003 financial results on February 19, 2004. These most recent discussions and further analysis have led it to conclude that a reserve should be provided. Accordingly, QCII has recorded a charge in its financial statements amounting to $200 million which represents the minimum estimated amount of loss it believes is probable. QCII has recorded its estimate of the minimum liability because no estimate of probable loss for these matters is a better estimate than any other amount. Additionally, QCII is unable at this time to provide a reasonable estimate of the upper end of the range of loss associated with these matters due to their preliminary and complex nature. If the $200 million in recorded reserve is insufficient to cover these matters, QCII will be required to record additional charges to its statement of operations in future periods. The ultimate outcomes of these matters are still uncertain and there is a significant possibility that the amount of loss it ultimately incurs could be substantially more than the reserve it has provided.

        At this time, QCII believes that it is probable that all but $100 million of the recorded reserve will be recoverable out of a portion of insurance proceeds, consisting of cash and letters of credit, which were placed in a trust to cover its losses and the losses of individual insureds following its November 12, 2003 settlement of disputes with certain of its insurance carriers related to, among other things, the investigations and securities and derivative actions described below. However, the use and allocation of these proceeds has yet to be resolved between QCII and individual insureds.

        The securities actions are in a preliminary phase and QCII continues to defend against these matters vigorously. None of the plaintiffs or the defendants in the securities actions has advanced evidence concerning possible recoverable damages and QCII has not yet conducted discovery on these and other relevant issues. QCII is currently unable to provide any estimate as to the timing of the resolution of any of these matters. Any settlement of or judgment in one or more of these actions substantially in excess of QCII's recorded reserve could have a significant impact, and QCII can give no assurance that it will have the resources available to pay any such judgment. In the event of an adverse outcome in one or more of these matters, QCII's ability to meet its debt service obligations and its financial condition could be materially and adversely affected. As a wholly owned subsidiary of QCII, our business operations and financial condition would be similarly affected.

Investigations

        On April 3, 2002, the SEC issued an order of investigation that made formal an informal investigation of QCII initiated on March 8, 2002. QCII is continuing in its efforts to cooperate fully with the SEC in its investigation. The investigation includes, without limitation, inquiry into several specifically identified QCII accounting practices and transactions and related disclosures that are the subject of the various adjustments and restatements described in the QCII Form 10-K for the year ended December 31, 2002. The investigation also includes inquiry into disclosure and other issues related to transactions between QCII and certain of its vendors and certain investments in the securities of those vendors by individuals associated with QCII.

        On July 9, 2002, QCII was informed by the U.S. Attorney's Office for the District of Colorado of a criminal investigation of its business. QCII believes the U.S. Attorney's Office is investigating various matters that include the subjects of the investigation by the SEC. QCII is continuing in its efforts to cooperate fully with the U.S. Attorney's Office in its investigation.

        During 2002, the United States Congress held hearings regarding QCII and matters that are similar to those being investigated by the SEC and the U.S. Attorney's Office. QCII cooperated fully with Congress in connection with those hearings.

        While QCII is continuing in its efforts to cooperate fully with the SEC and the U.S. Attorney's Office in each of their respective investigations, QCII cannot predict the outcome of those investigations. QCII has engaged in discussions with the SEC staff in an effort to resolve the issues raised in the SEC's investigation of it, and QCII continues to evaluate any possible range of loss. Such discussions are preliminary and QCII cannot predict the likelihood of whether those discussions will result in a settlement and, if so, the terms of such settlement. However, settlements typically involve, among other things, the SEC making claims under the federal securities laws in a complaint filed in United States District Court that, for purposes of the settlement, the defendant neither admits nor denies. Were such a settlement to occur, QCII would expect such claims to address many of the accounting practices and transactions and related disclosures that are the subject of the various restatements QCII has made as well as additional transactions. In addition, any settlement with the SEC may also involve, among other things, the imposition of disgorgement and a civil penalty, the amounts of which could be substantially in excess of QCII's recorded reserve, and the entry of a court order that would require, among other things, that QCII and its officers and directors comply with provisions of the federal securities laws as to which there have been allegations of prior violations.

        In addition, as previously reported, the SEC has conducted an investigation concerning QCII's earnings release for the fourth quarter and full year 2000 issued on January 24, 2001. The release provided pro forma normalized earnings information that excluded certain nonrecurring expense and income items resulting primarily from the Merger. On November 21, 2001, the SEC staff informed QCII of its intent to recommend that the SEC authorize an action against QCII that would allege it should have included in the earnings release a statement of its earnings in accordance with GAAP. As of May 1, 2004, no action has been taken by the SEC. However, QCII expects that if its current discussions with the staff of the SEC result in a settlement, such settlement will include allegations concerning the January 24, 2001 earnings release.

        Also, as the GSA previously announced in July 2002, it is conducting a review of all contracts with QCII for purposes of determining present responsibility. On September 12, 2003, QCII was informed that the Inspector General of the GSA had referred to the GSA Suspension/Debarment Official the question of whether QCII (including us and its other subsidiaries) should be considered for debarment. QCII has been informed that the basis for the referral was the February 2003 indictment against four former QCII employees in connection with a transaction with the Arizona School Facilities Board in June 2001 and a civil complaint also filed in February 2003 by the SEC against the same former employees and others relating to the Arizona School Facilities Board transaction and a transaction with Genuity Inc., or Genuity, in 2000. QCII is cooperating fully with the GSA and believes that it and we will remain suppliers of the government; however, if QCII and we are not allowed to be suppliers to the government, we would lose the ability to expand the services we could provide to a purchaser of telecommunications services that has historically represented between 2% and 3% of QCII's consolidated annual revenue.

Securities Actions and Derivative Actions

        Since July 27, 2001, 13 putative class action complaints have been filed in federal district court in Colorado against QCII alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, the remaining actions have been consolidated into a consolidated securities action, which we refer to herein as the "consolidated securities action".

        On August 21, 2002, plaintiffs in the consolidated securities action filed their Fourth Consolidated Amended Class Action Complaint, or the Fourth Consolidated Complaint, which defendants moved to dismiss. On January 13, 2004, the United States District Court for the District of Colorado granted the defendants' motions to dismiss in part and denied them in part. In that order, the court allowed plaintiffs to file a proposed amended complaint seeking to remedy the pleading defects addressed in the court's dismissal order and ordered that discovery, which previously had been stayed during the pendency of the motions to dismiss, proceed regarding the surviving claims. On February 6, 2004, plaintiffs filed a Fifth Consolidated Amended Class Action Complaint, or the Fifth Consolidated Complaint. The Fifth Consolidated Complaint attempts to expand the class period previously alleged in the Fourth Consolidated Complaint, seeks to restore the claims dismissed by the court, including claims against certain individual defendants who were dismissed as defendants by the court's dismissal order, and to add additional individual defendants who have not been named as defendants in plaintiffs' previous complaints. The Fifth Consolidated Complaint also advances allegations related to a number of matters and transactions that were not pleaded in the earlier complaints. The Fifth Consolidated Complaint is purportedly brought on behalf of purchasers of publicly traded securities of QCII between May 24, 1999 and July 28, 2002, and names as defendants QCII, QCII's former Chairman and Chief Executive Officer, Joseph P. Nacchio, QCII's former Chief Financial Officers, Robin R. Szeliga and Robert S. Woodruff, other of QCII's former officers and current directors and Arthur Andersen LLP. The Fifth Consolidated Complaint alleges, among other things, that during the putative class period QCII and certain of the individual defendants made materially false statements regarding the results of QCII's operations in violation of section 10(b) of the Securities Exchange Act of 1934, or the Exchange Act, that certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act and that certain of the individual defendants sold some of their shares of QCII's common stock in violation of section 20A of the Exchange Act. The Fifth Consolidated Complaint further alleges that QCII and certain other defendants violated section 11 of the Securities Act by preparing and disseminating false registration statements and prospectuses for the registration of QCII common stock to be issued to U S WEST shareholders in connection with the Merger, and for the exchange of $3 billion of QCII's notes pursuant to a registration statement dated January 17, 2001, $3.25 billion of QCII's notes pursuant to a registration statement dated July 12, 2001, and $3.75 billion of QCII's notes pursuant to a registration statement dated October 30, 2001. Additionally, the Fifth Consolidated Complaint alleges that certain of the individual defendants are liable as control persons under section 15 of the Securities Act by reason of their stock ownership, management positions and/or membership or representation on QCII's Board of Directors. The Fifth Consolidated Complaint seeks unspecified compensatory damages and other relief. However, counsel for plaintiffs has indicated that the purported class will seek damages in the tens of billions of dollars. On March 8, 2004, QCII and other defendants filed motions to dismiss the Fifth Consolidated Complaint.

        Since March 2002, seven putative class action suits were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans (the "Plan"), from March 7, 1999 until the present. By court order, five of these putative class actions have been consolidated, and the claims made by the plaintiff in the sixth case were subsequently included in the Second Amended and Consolidated Complaint, or the Second Consolidated Complaint, filed on May 29, 2003 and referred to as the "consolidated ERISA action." QCII expects the seventh putative class action to be consolidated with the other cases since it asserts substantially the same claims. Defendants in this matter include QCII, several former and current directors and certain former officers of QCII, as well as Qwest Asset Management, QCII's Plan Design Committee, the Plan Investment Committee, and the Plan Administrative Committee of the pre-Merger QCII 401(k) Savings Plan. The consolidated ERISA action, which is brought under the Employee Retirement Income Security Act alleges, among other things, that the defendants breached fiduciary duties to the Plan members by allegedly excessively concentrating the Plan's assets invested in QCII's stock, requiring certain participants in the Plan to hold the matching contributions received from QCII in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudence of investing in QCII's stock, continuing to offer QCII's stock as an investment option under the Plan, failing to investigate the effect of the Merger on Plan assets and then failing to vote the Plan's shares against it, preventing plan participants from acquiring QCII's stock during certain periods, and, as against some of the individual defendants, capitalizing on their private knowledge of QCII's financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys' fees and costs and restitution. Plaintiffs moved for class certification on January 15, 2003, and QCII has opposed that motion, which is pending before the court. Defendants filed motions to dismiss the consolidated ERISA action on August 22, 2002. Those motions are also pending before the court.

        On December 10, 2002, the California State Teachers' Retirement System, or CalSTRS, filed suit against QCII, certain of QCII's former officers and certain of QCII's current directors and several other defendants, including Arthur Andersen LLP and several investment banks, in the Superior Court of the State of California in and for the County of San Francisco. CalSTRS alleged that the defendants engaged in fraudulent conduct that caused CalSTRS to lose in excess of $150 million invested in QCII's equity and debt securities. The complaint alleges, among other things, that defendants engaged in a scheme to falsely inflate QCII's revenue and decrease its expenses so that QCII would appear more successful than it actually was during the period in which CalSTRS purchased and sold QCII securities. The complaint purported to state causes of action against QCII for (i) violation of California Corporations Code section 25400 et seq. (securities laws); (ii) violation of California Corporations Code section 17200 et seq. (unfair competition); (iii) fraud, deceit and concealment; and (iv) breach of fiduciary duty. Among other requested relief, CalSTRS sought compensatory, special and punitive damages, restitution, pre-judgment interest and costs. QCII and the individual defendants filed a demurrer, seeking dismissal of all claims. In response, CalSTRS voluntarily dismissed the unfair competition claim but maintained the balance of the complaint. The court denied the demurrer as to the California securities law and fraud claims, but dismissed the breach of fiduciary duty claim against QCII with leave to amend. The court also dismissed the claims against Robert S. Woodruff and Robin R. Szeliga on jurisdictional grounds. On or about July 25, 2003, plaintiff filed a First Amended Complaint. The material allegations and the relief sought remain largely the same, but plaintiff no longer alleges claims against Mr. Woodruff and Ms. Szeliga following the court's dismissal of the claims against them. CalSTRS reasserted its claim against QCII for breach of fiduciary duty as a claim of aiding and abetting breach of fiduciary duty. QCII filed a second demurrer to that claim, and on November 17, 2003, the court dismissed that claim without leave to amend.

        On November 27, 2002, the State of New Jersey (Treasury Department, Division of Investment) or New Jersey, filed a lawsuit similar to the CalSTRS action in New Jersey Superior Court, Mercer County. On October 17, 2003, New Jersey filed an amended complaint alleging, among other things, that QCII, certain of QCII's former officers and certain current directors and Arthur Andersen LLP caused QCII's stock to trade at artificially inflated prices by employing improper accounting practices, and by issuing false statements about QCII's business, revenue and profits. As a result, New Jersey contends that it incurred hundreds of millions of dollars in losses. New Jersey's complaint purports to state causes of action against QCII for: (i) fraud; (ii) negligent misrepresentation; and (iii) civil conspiracy. Among other requested relief, New Jersey seeks from the defendants, jointly and severally, compensatory, consequential, incidental and punitive damages. On November 17, 2003, QCII filed a motion to dismiss. That motion is pending before the court.

        On January 10, 2003, the State Universities Retirement System of Illinois, or SURSI, filed a lawsuit similar to the CalSTRS and New Jersey lawsuits in the Circuit Court of Cook County, Illinois. SURSI filed suit against QCII, certain of QCII's former officers and certain current directors and several other defendants, including Arthur Andersen LLP and several investment banks. On October 29, 2003, SURSI filed a second amended complaint which alleges, among other things, that defendants engaged in fraudulent conduct that caused it to lose in excess of $12.5 million invested in QCII's common stock and debt and equity securities and that defendants engaged in a scheme to falsely inflate QCII's revenues and decrease its expenses by improper conduct related to transactions with the Arizona School Facilities Board, Genuity, Calpoint LLC, KMC Telecom Holdings, Inc., KPNQwest N.V. and Koninklijke KPN, N.V. The second amended complaint purports to state the following causes of action against QCII: (i) violation of the Illinois Securities Act; (ii) common law fraud; (iii) common law negligent misrepresentation; and (iv) violation of section 11 of the Securities Act. SURSI seeks, among other relief, punitive and exemplary damages, costs, equitable relief, including an injunction to freeze or prevent disposition of the defendants' assets and disgorgement. All the individual defendants moved to dismiss the action against them for lack of personal jurisdiction. To date, neither QCII nor the individual defendants have filed a response to the second amended complaint, and the Illinois' court's schedule does not contemplate that answers or motions to dismiss be filed until after the challenges to jurisdiction have been resolved.

        On October 22, 2001, a purported derivative lawsuit was filed in the United States District Court for the District of Colorado, or the Federal Derivative Litigation. On February 6, 2004, a third amended complaint was filed in the Federal Derivative Litigation, naming as defendants certain of QCII's present and former directors and certain former officers and naming QCII as a nominal defendant. The Federal Derivative Litigation is based upon the allegations made in the consolidated securities action and alleges, among other things, that the defendants breached their fiduciary duties to QCII by engaging in self-dealing, insider trading, usurpation of corporate opportunities, failing to oversee implementation of securities laws that prohibit insider trading, failing to maintain appropriate financial controls within QCII, and causing or permitting QCII to commit alleged securities violations, thus (1) causing QCII to be sued for such violations and (2) subjecting QCII to adverse publicity, increasing its cost of raising capital and impairing earnings. On March 26, 2004, a proposed fourth amended complaint was filed in the Federal Derivative Litigation, which names additional defendants, including a former QCII officer, Citigroup Inc. and corporations affiliated with Citigroup, Inc. The proposed fourth amended complaint contains allegations in addition to those set forth in the third amended complaint, including that certain individual defendants violated securities laws as a result of the filing of false and misleading proxy statements by QCII from 2000 through 2003, and that the Citigroup defendants aided and abetted breaches of fiduciary duties owed to QCII. The Federal Derivative Litigation has been consolidated with the consolidated securities action. Plaintiff seeks, among other remedies, disgorgement of alleged insider trading profits.

        On August 9, 2002, a purported derivative lawsuit was filed in the Court of Chancery of the State of Delaware. A separate alleged derivative lawsuit was filed in the Court of Chancery of the State of

Delaware on or about August 28, 2002. On October 30, 2002, these two alleged derivative lawsuits, or collectively, the Delaware Derivative Litigation, were consolidated. The Second Amended Complaint in the Delaware Derivative Litigation was filed on or about January 23, 2003, naming as defendants certain of QCII's current and former officers and directors and naming QCII as a nominal defendant. In the Second Amended Complaint the plaintiffs allege, among other things, that the individual defendants; (i) breached their fiduciary duties by allegedly engaging in illegal insider trading in QCII's stock; (ii) failed to ensure compliance with federal and state disclosure, anti-fraud and insider trading laws within QCII, resulting in exposure to it; (iii) appropriated corporate opportunities, wasted corporate assets and self-dealt in connection with investments in initial public offering securities through QCII's investment bankers; and (iv) improperly awarded severance payments to QCII's former Chief Executive Officer, Mr. Nacchio and QCII's former Chief Financial Officer, Mr. Woodruff. The plaintiffs seek recovery of incentive compensation allegedly wrongfully paid to certain defendants, all severance payments made to Messrs. Nacchio and Woodruff, disgorgement, contribution and indemnification, repayment of compensation, injunctive relief, and all costs including legal and accounting fees. On March 17, 2003, defendants moved to dismiss the Second Amended Complaint, or, in the alternative, to stay the action. As described below, a proposed settlement of the Delaware Derivative Litigation has been reached.

        On each of March 6, 2002 and November 22, 2002, a purported derivative action was filed in Denver District Court, which we refer to collectively as the Colorado Derivative Litigation. On February 5, 2004, plaintiffs in one of these cases filed an amended complaint naming as defendants certain of QCII's current and former officers and directors and Anschutz Company, and naming QCII as a nominal defendant. The two purported derivative actions were consolidated on February 17, 2004. The amended complaint alleges, among other things, that various of the individual defendants breached their legal duties to QCII by engaging in various kinds of self-dealings, failing to oversee compliance with laws that prohibit insider trading and self-dealing and causing or permitting QCII to commit alleged securities laws violations, thereby causing QCII to be sued for such violations and subjecting QCII to adverse publicity, increasing its cost of raising capital and impairing earnings.

        Beginning in May 2003, the parties to the Colorado Derivative Litigation and the Delaware Derivative Litigation participated in a series of mediation sessions with former United States District Judge Layn R. Phillips. On November 14, 2003, as a result of this process, the parties agreed in principle upon a settlement of the claims asserted in the Colorado Derivative Litigation and the Delaware Derivative Litigation, subject to approval and execution of formal settlement documents, approval by the Denver District Court and dismissal with prejudice of the Colorado Derivative Litigation, the Delaware Derivative Litigation and the Federal Derivative Litigation. From November 14, 2003 until February 17, 2004, the parties engaged in complex negotiations to resolve the remaining issues concerning the potential settlement. On February 17, 2004, the parties reached a formal Stipulation of Settlement, which was filed with the Denver District Court. The stipulation of settlement provides, among other things, that if approved by the Denver District Court and upon dismissal with prejudice of the Delaware Derivative Litigation and the Federal Derivative Litigation, $25 million from the insurance settlement with certain of QCII's insurance carriers will be designated for the exclusive use of QCII to pay losses and QCII will implement a number of corporate governance changes. The Stipulation of Settlement also provides that the Denver District Court may enter awards of attorneys' fees and costs to derivative plaintiffs' counsel from the $25 million in amounts not to exceed $7.5 million and $125,000, respectively. On February 17, 2004, the Denver District Court entered a Preliminary Approval Order and scheduled a hearing to take place on June 15, 2004, to consider final approval of the proposed settlement and derivative plaintiffs' counsels' request for an award of fees and costs.

        On or about February 23, 2004, plaintiff in the Federal Derivative Litigation filed a motion in the United States District Court for the District of Colorado to enjoin further proceedings relating to the proposed settlement of the Colorado Derivative Litigation, or alternatively, to enjoin the enforcement of a provision in the Preliminary Approval Order of the Denver District Court which plaintiff claims would prevent the Federal Derivative Litigation from being prosecuted pending a final determination of whether the settlement of the Colorado Derivative Litigation shall be approved. On March 8, 2004, the individual defendants in the Federal Derivative Litigation filed a motion to stay all proceedings in that action pending a determination by the Denver District Court whether to approve the proposed settlement of the derivative claims asserted in the Colorado Derivative Litigation.

Other Matters

        In January 2001, an amended purported class action complaint was filed in Denver District Court against QCII and certain current and former officers and directors on behalf of stockholders of U S WEST. The complaint alleges that QCII had a duty to pay a quarterly dividend to U S WEST stockholders of record as of June 30, 2000. Plaintiffs further claim that the defendants attempted to avoid paying the dividend by changing the record date from June 30, 2000 to July 10, 2000. In September 2002, QCII filed a motion for summary judgment on all claims. Plaintiffs filed a cross-motion for summary judgment on their breach of contract claims only. On July 15, 2003, the court denied both summary judgment motions. Plaintiffs' claims for breach of fiduciary duty and breach of contract remain pending. The case is now in the class certification stage, which QCII is challenging.

        Several purported class actions relating to the installation of fiber optic cable in certain rights-of-way were filed in various courts against QCII on behalf of landowners in Alabama, California, Colorado, Georgia, Illinois, Indiana, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas. Class certification was denied in the Louisiana proceeding and, subsequently, summary judgment was granted in QCII's favor. A new Louisiana class action complaint has recently been filed. Class certification was also denied in the California proceeding, although plaintiffs have filed a motion for reconsideration. Class certification was granted in the Illinois proceeding. Class certification has not been resolved yet in the other proceedings. The complaints challenge QCII's right to install its fiber optic cable in railroad rights-of-way and, in Colorado, Illinois and Texas, also challenge QCII's right to install fiber optic cable in utility and pipeline rights-of-way. In Alabama, the complaint challenges QCII's right to install fiber optic cable in any right-of-way, including public highways. The complaints allege that the railroads, utilities and pipeline companies own a limited property right-of-way that did not include the right to permit QCII to install its fiber optic cable on the plaintiffs' property. The Indiana action purports to be on behalf of a national class of landowners adjacent to railroad rights-of-way over which QCII's network passes. The Alabama, California, Colorado, Georgia, Kansas, Louisiana, Mississippi, Missouri, North Carolina, Oregon, South Carolina, Tennessee and Texas actions purport to be on behalf of a class of such landowners in those states, respectively. The Illinois action purports to be on behalf of landowners adjacent to railroad rights-of-way over which QCII's network passes in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. Plaintiffs in the Illinois action have filed a motion to expand the class to a nationwide class. The complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. Together with some of the other telecommunication carrier defendants, in September 2002, QCII filed a proposed settlement of all these matters (except those in Louisiana) in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. Accordingly, with the exception of the Louisiana actions, all other right of way actions are stayed. The settlement and the court's injunction are opposed by some, but not all, of the plaintiffs' counsel and are on appeal before the Seventh Circuit Court of Appeals. At this time, QCII cannot determine whether such settlement will be ultimately approved or the final cost of the settlement if it is approved.

        On October 31, 2002, Richard and Marcia Grand, co-trustees of the R.M. Grand Revocable Living Trust, dated January 25, 1991, filed a lawsuit in Arizona Superior Court alleging that the defendants violated state and federal securities laws and breached their fiduciary duty in connection with an investment by the plaintiff in securities of KPNQwest. QCII is a defendant in this lawsuit along with Qwest B.V., Joseph Nacchio and John McMaster, the former President and Chief Executive Officer of KPNQwest. The plaintiff trust claims to have lost $10 million in its investment in KPNQwest. On January 27, 2004, the Arizona Superior Court granted QCII's motion to dismiss the state and federal securities law claims. On March 19, 2004, plaintiffs filed a second amended complaint asserting violations of the securities laws and other claims.

Note 17: Subsequent Events

Debt-related Matters

        On May 1, 2004, we redeemed all of the $100 million outstanding principal on our 5.65% notes due November 1, 2004 and all of the $41 million outstanding principal amount on our 39-year 5.5% debentures due June 1, 2005 at par and all related interest ceased to accrue.

Dividends

        In the first quarter of 2004, we declared a dividend of $1.360 billion relating to net income from prior periods that was not declared or paid as dividends in those periods. Through May 1, 2004, $300 million of this dividend has been paid.

Legal Matters

        On February 9, 2004, Stichting Pensioenfonds ABP ("SPA"), filed suit against QCII, certain of QCII's current and former directors, officers and employees, as well as several other defendants, including Arthur Andersen LLP, Citigroup Inc. and various affiliated corporations of Citigroup Inc., in the United States District Court for the District of Colorado. SPA alleges that the defendants engaged in fraudulent conduct that caused SPA to lose more than $100 million related to SPA's investments in QCII's equity securities purchased between July 5, 2000 and March 11, 2002. The complaint alleges, among other things, that defendants created a false perception of QCII's revenues and growth prospects. SPA alleges claims against QCII and certain of the individual defendants for violations of sections 18 and 10(b) of the Exchange Act and SEC Rule 10b-5, violations of the Colorado Securities Act and common law fraud, misrepresentation and conspiracy. The complaint also contends that certain of the individual defendants are liable as "control persons" because they had the power to cause QCII to engage in the unlawful conduct alleged by plaintiffs in violation of section 20(a) of the Exchange Act, and alleges other claims against defendants other than QCII. SPA seeks, among other things, compensatory and punitive damages, rescission or rescissionary damages, pre-judgment interest, fees and costs. On April 19, 2004, defendants filed motions to dismiss which are pending before the court.

        On October 4, 2002, a putative class action was filed in the federal district court for the Southern District of New York against Willem Ackermans, the former Executive Vice President and Chief Financial Officer of KPNQwest, in which QCII was a major shareholder. The complaint alleges, on behalf of certain purchasers of KPNQwest securities, that Ackermans engaged in a fraudulent scheme and deceptive course of business in order to inflate KPNQwest revenue and securities. Ackermans was the only defendant named in the original complaint. On January 9, 2004, plaintiffs filed an amended complaint adding as defendants QCII, certain of QCII's former executives who were also on the supervisory board of KPNQwest, and others. Plaintiffs seek compensatory damages and/or rescission as appropriate against defendants, as well as an award of plaintiffs' fees and costs.

        On March 22, 2004, Shriners Hospital for Children, or SHC, filed suit against QCII, certain of its former employees, and certain unidentified persons in the District Court for the City and County of Denver. SHC alleges that the defendants engaged in fraudulent conduct by a variety of actions, including issuing false and misleading financial statements. The complaint alleges claims against QCII and the other defendants based upon Colorado state securities laws, common law fraud, and negligent misrepresentation. SHC alleges damages of $17 million. SHC seeks compensatory and punitive damages, interests, costs and attorneys' fees. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado where it is now pending.

        On or about March 30, 2004, Teachers' Retirement System of Louisiana, or TRSL, filed suit against QCII in the District Court for the City and County of Denver. The allegations of the TRSL complaint are substantially the same as the suit filed against QCII by SHC, except that TRSL alleges damages of $17 to 23 million. On April 16, 2004, defendants removed this case to the United States District Court for the District of Colorado where it is now pending.

Note 18: Quarterly Financial Data (Unaudited)

	Quarterly Financial Data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions)
2003
Total operating revenue	$2,757	$2,707	$2,710	$2,637	$10,811
Operating income	688	581	575	468	2,312
Income before cumulative effect of change in accounting principle	304	248	86	193	831
Net income	523	248	86	193	1,050
2002
Total operating revenue	$2,917	$2,855	$2,807	$2,800	$11,379
Operating income (loss)	822	645	676	807	2,950
Income before cumulative effect of change in accounting principle	370	(253)	303	385	805
Net income (loss)	370	(253)	303	385	805

First Quarter 2003
Includes $219 million of net income due to the cumulative effect of change in accounting principle.

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Qwest Corporation:

Under date of March 2, 2004, except for notes 7, 16 and 17 as to which the date is May 1, 2004, we reported on the consolidated balance sheets of Qwest Corporation and subsidiaries, a wholly owned subsidiary of Qwest Communications International Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003, as contained in the December 31, 2003 annual report on Form 10-K/A. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related accompanying consolidated financial statement schedule, Schedule II—Valuation and Qualifying Accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Denver, Colorado
    March 2, 2004, except for the note to Schedule II
    as to which the date is May 1, 2004

QWEST CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(dollars in millions)

	Balance at beginning of period	Charged to expense	Deductions	Balance at end of period
Allowance for doubtful accounts:
2003	96	124	118	102
2002	84	260	248	96
2001	61	195	173	84

        Until May 1, 2004, Qwest Corporation provided wireless services through its wholly owned subsidiary, Qwest Wireless LLC ("Qwest Wireless"). On May 1, 2004, we transferred ownership of Qwest Wireless to an affiliate. As a consequence, we no longer have wireless operations, and the results of operations and the financial position of Qwest Wireless have been reclassified in our consolidated financial statements to be included in discontinued operations. Amounts shown in this schedule have also been revised to conform to the current presentation of our consolidated financial statements.

PROSPECTUS

$1,500,000,000

Qwest Corporation

Exchange Offer for All Outstanding

8 7/8% Notes due 2012

(CUSIP Nos. 74913G AB1 and U749OR AA7)

for new

8 7/8% Notes due 2012

which have been registered under the Securities Act of 1933

                  , 2004

PART II

Item 20. Indemnification of Directors and Officers

        The following summaries are subject to the complete text of the statutes and organizational documents of the registrant described below and are qualified in their entirety by reference thereto. Qwest Corporation ("QC"), the issuer of the notes, is a Colorado corporation.

        The Bylaws of QC provide for the indemnification of directors and officers to the extent permissible under applicable law. Section 7-109-102 of the Colorado Business Corporation Act (the "CBCA") specifies the circumstances under which a corporation may indemnify its directors, officers, employees or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, except for court-ordered indemnification for reasonable expenses incurred, can be made. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding. Section 7-108-402 of the CBCA provides that no director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation. The rights granted by the Bylaws of QC will not be deemed exclusive of any other rights to which those seeking indemnification, contribution, or advancement of expenses may be entitled under any statute, articles of incorporation, agreement, contract of insurance, vote of shareholders or disinterested directors, or otherwise. The rights of indemnification and advancement of expenses provided by or granted pursuant to the Bylaws of QC will continue as to a person who has ceased to be an indemnified representative in respect of matters arising before such time and will inure to the benefit of the heirs, executors, administrators, and personal representatives of such a person.

        The directors and officers of QC are covered by insurance policies insuring them against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

        See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

(b) Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts

Item 22. Undertakings

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Qwest Corporation has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 6, 2004.

QWEST CORPORATION
By:	/s/ OREN G. SHAFFER Name: Oren G. Shaffer Title: Vice Chairman and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD C. NOTEBAERT Richard C. Notebaert	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	December 6, 2004
/s/ OREN G. SHAFFER Oren G. Shaffer	Director, Vice Chairman and Chief Financial Officer (Principal Financial Officer)	December 6, 2004
/s/ JOHN W. RICHARDSON John W. Richardson	Controller and Senior Vice President (Principal Accounting Officer)	December 6, 2004

EXHIBIT INDEX

Exhibit No.	Description
(3.1)	Restated Articles of Incorporation of Qwest Corporation (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-3040).
(3.2)
Articles of Amendment to the Articles of Incorporation of Qwest Corporation (incorporated by reference to Qwest Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No. 1-3040).
(3.3)	Amended and Restated Bylaws of Qwest Corporation (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3040).
(4.1)
Indenture, dated as of October 15, 1999, by and between Qwest Corporation and Bank One Trust Company, National Association as trustee (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, File No. 1-3040).
(4.2)
Registration Rights Agreement, dated March 12, 2002, by and among Qwest Corporation and the initial purchasers named therein (incorporated by reference to Qwest Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-3040).
(4.3)	Officer's Certificate of Qwest Corporation, dated March 12, 2002 (including form of notes).†
5.1	Opinion of Stephen E. Brilz, Deputy General Counsel of Qwest Communications International Inc.
(10.1)
Indenture, dated as of April 15, 1990, by and between Mountain States Telephone and Telegraph Company and The First National Bank of Chicago (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3040).
(10.2)
First Supplemental Indenture, dated as of April 16, 1991, by and between U S WEST Communications, Inc. and The First National Bank of Chicago (incorporated by reference to Qwest Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3040).
(10.3)
Term Loan Agreement, dated as of June 9, 2003, by and among Qwest Corporation, the Lenders listed therein, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole book-runner, joint lead arranger and syndication agent, and Credit Suisse First Boston, acting through its Cayman Islands branch as joint lead arranger and administrative agent, and Deutsche Bank Trust Company Americas, as documentation agent and Deutsche Bank Securities, Inc. as arranger (incorporated by reference to Qwest Corporation's Current Report on Form 8-K, dated June 10, 2003, File No. 1-3040).
(10.4)
First Supplemental Indenture, dated as of August 19, 2004, by and between Qwest Corporation and U.S. Bank National Association (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-15577).
(10.5)
Purchase Agreement, dated August 12, 2004, by and among Qwest Corporation and the Initial Purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-15577).

(10.6)
Registration Rights Agreement, dated August 19, 2004, among Qwest Corporation and the Initial Purchasers listed therein (incorporated by reference to Qwest Communications International Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 1-15577).
(10.7)
Second Supplemental Indenture, dated November 23, 2004, by and between Qwest Corporation and U.S. Bank, National Association (incorporated by reference to Qwest Corporation's Current Report on Form 8-K dated November 18, 2004, File No. 1-3040).
(10.8)
Purchase Agreement, dated November 18, 2004, by and among Qwest Corporation and the initial purchasers listed therein (incorporated by reference to Qwest Corporation's Current Report on Form 8-K dated November 18, 2004, File No. 1-3040).
(10.9)
Registration Rights Agreement, dated November 23, 2004, by and among Qwest Corporation and the initial purchasers listed therein (incorporated by reference to Qwest Corporation's Current Report on Form 8-K dated November 18, 2004, File No. 1-3040).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
(21.1)	Subsidiaries of the Registrant.†
23.1	Consent of Stephen E. Brilz, Deputy General Counsel of Qwest Communications International Inc. (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
(25.1)	Statement of Eligibility of Trustee, J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), on Form T-1.†
(99.1)	Form of Letter of Transmittal.†
(99.2)	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.†
(99.3)	Form of Notice of Guaranteed Delivery.†
(99.4)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.†
(99.5)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.†

(
)     Previously filed.

†
Previously filed with this registration statement.